UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Exchange Act of 1934 (Amendment No.     )

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The NASDAQ OMX Group, Inc.

(Name of Registrant as Specified In its Charter)

N/A

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THE NASDAQ OMX GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2012

To the holders of voting securities of The NASDAQ OMX Group, Inc.:

Please take notice that the annual meeting of stockholders of The NASDAQ OMX Group, Inc., a Delaware corporation, will be held at NASDAQ MarketSite, Four Times Square, New York, New York 10036, on May 22, 2012, at 9:00 a.m. (E.D.T.), for the following purposes, all as described in the attached proxy statement:

1.	To elect 11 directors to a one-year term;

2.	To ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve the company’s executive compensation on an advisory basis;

4.	To consider two stockholder proposals described in the accompanying proxy statement, if properly presented at the annual meeting of stockholders; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

We urge you to read carefully the attached proxy statement for additional information concerning the matters to be considered at this meeting.

Our board of directors has fixed the close of business on April 2, 2012 as the record date for the determination of holders of our voting securities entitled to vote at the annual meeting. Only holders of record at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting. A list of these holders will be available at the annual meeting, and for at least 10 days prior to the annual meeting, at our principal executive offices at One Liberty Plaza, New York, New York 10006.

To ensure your representation at the 2012 annual meeting of stockholders, you are urged to vote, whether or not you plan to attend the meeting, by proxy by one of the following methods as promptly as possible:

1.	Submit a proxy via the Internet or telephone pursuant to the instructions provided in the notice of Internet availability of proxy materials that we will mail no later than April 12, 2012 to holders of voting securities as of the record date; or

2.	Request printed copies of the proxy materials by mail pursuant to the instructions provided in the notice of Internet availability of proxy materials and complete, date, sign and return the proxy card that you will receive in response to your request.

If you attend the meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy for your NASDAQ OMX voting securities.

By Order of the Board of Directors,

Robert Greifeld

Chief Executive Officer

New York, New York

April 12, 2012

Executive Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement, as well as our annual report on Form 10-K, as filed with the SEC on February 24, 2012 (Form 10-K) carefully before voting.

ANNUAL MEETING INFORMATION

Time and Date:	9:00 a.m. (E.D.T.) on Tuesday, May 22, 2012

Place:	NASDAQ MarketSite Four Times Square New York, New York 10036

Record Date:	April 2, 2012

Voting:

You can ensure that your NASDAQ OMX voting securities are voted at the meeting by:

•    attending the meeting and voting in person;

•    submitting your proxy by Internet (www.proxyvote.com) or telephone; or

•    if you request a printed copy of proxy materials, completing, signing, dating and returning the proxy card in the envelope provided.

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal	Board Voting Recommendation	Page Reference

Company proposals:
Election of 11 directors	FOR EACH NOMINEE	10
Ratification of the appointment of Ernst & LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012	FOR	26
Advisory vote to approve the company’s executive compensation on an advisory basis	FOR	29
Stockholder proposals:
Adoption of a simple majority vote	AGAINST	74
Special shareowner meetings	AGAINST	76

THE NASDAQ OMX GROUP, INC.         1

BOARD NOMINEES

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name	Age	Classification	Director Since

Steven D. Black	59	Industry	2011
Börje Ekholm	49	Industry	2011
Robert Greifeld	54	Staff Director	2003
Glenn H. Hutchins	56	Industry	2005
Essa Kazim	53	Industry	2008
John D. Markese	66	Non-Industry; Public Director	1996
Ellyn A. McColgan	58	Non-Industry; Public Director	—
Thomas F. O’Neill	65	Industry	2003
James S. Riepe	68	Non-Industry; Issuer Representative	2003
Michael R. Splinter	61	Non-Industry; Issuer Representative	2008
Lars Wedenborn	53	Non-Industry	2008

FINANCIAL HIGHLIGHTS

The chart below summarizes key NASDAQ OMX financial results for the fiscal year ended December 31, 2011 when compared with the same period in 2010. For additional information, see page 30.

	Year Ended December 31,

	2011	2010	Percentage Change

	(in millions, except per share amounts)
Revenues less transaction rebates, brokerage, clearance and exchange fees	$1,690	$1,522	11.0%
Operating income	696	631	10.3%
Diluted earnings per share	2.15	1.91	12.6%
Stock price per share(1)	$24.51	$23.73	3.3%

(1)	Represents the closing market price of our common stock on the last trading day of each year.

THE NASDAQ OMX GROUP, INC.         2

EXECUTIVE COMPENSATION HIGHLIGHTS

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers for 2011 reflected our strong financial results despite a difficult economic environment. The following table shows each named executive officer’s total direct compensation, including salary, cash incentive awards and long-term incentive awards, for 2011. Total direct compensation does not include all of the elements of compensation that comprise “Total Compensation” as reported in the Summary Compensation Table. For additional information, see “Compensation Discussion and Analysis” on page 30 and “Executive Compensation” on page 52.

Named Executive Officer	Salary ($)	Cash Incentive Awards ($)	Long-Term Incentive Awards ($)	Total Direct Compensation ($)

Robert Greifeld	$1,000,000	$3,591,000	$2,528,000	$7,119,000
Chief Executive Officer
Lee Shavel	$300,000	$1,290,000	$6,400,030	$7,990,030
Chief Financial Officer and Executive Vice President, Corporate Strategy
Ronald Hassen	$360,000	$977,494	$200,019	$1,537,513
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer
Adena T. Friedman	$86,538	—	—	$86,538
Former Chief Financial Officer and Executive Vice President, Corporate Strategy
Anna M. Ewing	$500,000	$1,210,500	$1,400,028	$3,110,528
Executive Vice President, Global Technology and Market Technology and Chief Information Officer
Edward S. Knight	$500,000	$1,155,000	$1,400,025	$3,055,025
Executive Vice President, General Counsel and Chief Regulatory Officer
Eric W. Noll	$500,000	$1,300,000	$1,200,026	$3,000,026
Executive Vice President, Transaction Services U.S. and U.K.

THE NASDAQ OMX GROUP, INC.         3

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE BEST PRACTICES

We regularly engage with our stockholders to discuss executive compensation, corporate governance and other issues. As detailed further in this proxy statement, the following executive compensation and corporate governance best practices are key aspects of our programs.

Executive Compensation Best Practices	Corporate Governance Best Practices

• Pay for Performance Philosophy	• Majority Voting for Directors in Uncontested Elections
• Elimination of Share Recycling Provision	• Annual Election of Directors
• Stock Ownership Guidelines	• Separation of Board Chairman and CEO
• Stock Holding Requirement	• Majority Independent Board
• Prohibition on Short Selling	• Three Fully Independent Board Committees
• Frozen Pension Plan and SERP	• Board Meets Regularly in Executive Session
• Limited Severance Arrangements	• No Director Attended Fewer Than 75% of Board and Committee Meetings
• “Double Trigger” Change in Control Agreements	• Annual Board and Committee Evaluations
• Elimination of Tax Gross-Up Payments on Severance Arrangements	• Corporate Governance Guidelines
• Limited Perquisites	• Global Ethics Program and Confidential Whistleblower Process
• Incentive Recoupment Policy	• No “Poison Pill”
• Limited Employment Agreements	• Comprehensive Succession Planning Program
• Engagement of Independent Compensation Consultant	• Strong Risk Management Program
• Extensive Risk Assessment of Compensation Programs	• Corporate Sustainability Program

THE NASDAQ OMX GROUP, INC.         4

THE NASDAQ OMX GROUP, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2012

We are furnishing this proxy statement to the holders of the voting securities of The NASDAQ OMX Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use in voting at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice of annual meeting, and at any and all adjournments or postponements of this meeting.

In accordance with rules of the United States Securities and Exchange Commission (SEC), instead of mailing printed copies of our proxy materials to each stockholder of record, we are furnishing the proxy materials for the 2012 annual meeting by providing access to these documents on the Internet. A notice of Internet availability of proxy materials is being mailed to holders of our voting securities. We first mailed or delivered this notice to holders of our voting securities on or about April 12, 2012. The notice of Internet availability contains instructions for accessing and reviewing our proxy materials and submitting a proxy over the Internet. Our proxy materials were made available at www.proxyvote.com on the date that we first mailed or delivered the notice of Internet availability. The notice also will tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a control number that you will need to submit a proxy for your securities.

The Annual Meeting

When and where is the meeting? The annual meeting is scheduled to be held at NASDAQ MarketSite, Four Times Square, New York, New York 10036, on May 22, 2012, at 9:00 a.m. (E.D.T.).

What is the purpose of the meeting? At the annual meeting, the holders of NASDAQ OMX’s voting securities will be asked to consider and vote upon each of the following matters:

1.	To elect 11 directors to a one-year term;

2.	To ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve the company’s executive compensation on an advisory basis;

4.	To consider a stockholder proposal regarding adoption of a simple majority vote;

5.	To consider a stockholder proposal regarding special shareowner meetings; and

6.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Who is entitled to vote? Only holders of record listed on the books of NASDAQ OMX at the close of business on April 2, 2012 (record date) of the following NASDAQ OMX voting securities will be entitled to notice of, and to vote at, the annual meeting:

•	common stock, par value $0.01 per share; and

•	3.75% Series A convertible notes due 2012 (voting notes, and together with the common stock, the NASDAQ OMX voting securities).

THE NASDAQ OMX GROUP, INC.         5

As of the record date, there were outstanding 171,856,785 shares of common stock (including shares of unvested restricted common stock entitled to vote at the annual meeting). Our certificate of incorporation provides holders of the voting notes the right to vote on an as-converted basis with holders of the common stock on matters submitted for a stockholder vote. As of the record date, the voting notes were convertible into 34,482 shares of our common stock.

A list of holders entitled to vote at the annual meeting will be available at the annual meeting and for at least 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 5:00 p.m. (E.D.T.), at our principal executive offices, One Liberty Plaza, New York, New York 10006. You may arrange to review this list by contacting NASDAQ OMX’s corporate secretary, Joan C. Conley, The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006.

How many votes do I have? Each share of common stock has one vote, subject to the voting limitation in our certificate of incorporation that generally prohibits a holder from voting in excess of 5% of the total voting power of NASDAQ OMX. The holder of each voting note is entitled to the number of votes equal to the number of shares of common stock into which that voting note could be converted on the record date.

Is my vote confidential? Your individual vote is confidential and will not be disclosed to third parties. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be displayed except as required by law.

What constitutes a quorum? The presence of the holders of a majority (greater than 50%) of the votes entitled to be cast at the meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you submit a proxy by Internet, by telephone or by returning a signed and dated proxy card (if proxy materials are requested in printed form) or if you vote in person at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining a quorum.

Who counts the votes? Broadridge Financial Solutions, Inc. tabulates the votes and acts as inspector of elections.

How do I vote? You can ensure that your NASDAQ OMX voting securities are voted at the meeting by:

•	attending the meeting and voting in person, as discussed below;

•	submitting your proxy by Internet (www.proxyvote.com) or telephone; or

•	if you request a printed copy of proxy materials, completing, signing, dating and returning the proxy card in the envelope provided.

Proxy Submission by Internet. You have the option to submit a proxy for your securities through the Internet. The notice of Internet availability of proxy materials contains the website address (www.proxyvote.com) for Internet proxy submission. Internet proxy submission is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 21, 2012. You must enter your control number, which is printed in the lower right hand corner of the notice of Internet availability, and you will be given the opportunity to confirm that your instructions have been properly recorded.

Proxy Submission by Telephone. You have the option to submit a proxy for your securities by telephone. The notice of Internet availability of proxy materials will have information about Internet proxy submission, but is not permitted to include a telephone number for submitting a proxy by phone, because that would enable a stockholder to submit a proxy without first accessing the proxy materials.

The instructions for telephonic proxy submission are provided on the website where the proxy materials can be viewed. You will be provided with a telephone number for submitting your proxy at this site.

THE NASDAQ OMX GROUP, INC.         6

Alternatively, if you request paper copies of the proxy materials, your proxy card will list a toll-free telephone number that you may use to submit a proxy for your shares. Telephone proxy submission is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 21, 2012. When you submit a proxy by telephone, you will be required to enter your control number. You will then receive easy-to-follow voice prompts allowing you to instruct the proxy holders how to vote your securities and to confirm that your instructions have been properly recorded. If you are located outside the United States or Canada, you should instruct the proxy holders how to vote your securities by Internet or by mail.

Proxy Submission by Mail. If you choose to submit a proxy by mail after requesting and receiving printed proxy materials, simply complete, sign and date your proxy card and return it in the postage-paid envelope provided.

How do I complete the proxy? The proxy provides that each stockholder may vote his or her NASDAQ OMX voting securities “For” or “Against” or “Abstain” for individual nominees and for each of the other four proposals. Whichever method you select to transmit your instructions, the proxy holders will vote your securities as provided by those instructions. IF YOU PROVIDE A PROXY WITHOUT SPECIFIC VOTING INSTRUCTIONS, YOUR NASDAQ OMX VOTING SECURITIES WILL BE VOTED BY THE PROXY HOLDERS “FOR” THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT, “FOR” PROPOSALS II AND III AND “AGAINST” PROPOSALS IV AND V.

If your NASDAQ OMX voting securities are held by a broker, bank or other nominee that does not have express authority to vote on a particular matter, you will receive instructions from your nominee, which you must follow to have your NASDAQ OMX voting securities voted. The broker, bank or other nominee may vote only the NASDAQ OMX voting securities that it holds for you as provided by your instructions, subject to certain exceptions described below.

What do I need to do to attend the annual meeting? If you are a holder of record, you should indicate that you plan to attend the meeting when submitting your proxy. For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to holders of record and beneficial owners of NASDAQ OMX voting securities as of the close of business on April 2, 2012. You will need to provide a valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the annual meeting. If you are a beneficial owner of NASDAQ OMX voting securities held by a bank, broker or other nominee, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker or other nominee are examples of proof of ownership. If you want to vote in person your NASDAQ OMX voting securities held by a bank, broker or other nominee, you will have to obtain a proxy, executed in your favor, from the holder of record. You may contact NASDAQ OMX’s corporate secretary, Joan C. Conley, The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006, in writing or by facsimile (at 301-978-5088), to obtain directions to the annual meeting.

What are the board’s recommendations? The NASDAQ OMX board recommends that you vote “FOR” each of the nominees for director named in Proposal I, “FOR” Proposals II and III and “AGAINST” Proposals IV and V.

What vote is required to elect each director? Our directors are elected by the holders of a majority of votes cast at any meeting for the election of directors at which a quorum is present and there is an uncontested election. Each of the 11 nominees must receive the affirmative vote of the holders of a majority of the votes cast for the election of directors to be duly elected to the board of directors in an uncontested election. Any securities not voted, for example by abstention or, if applicable, broker non-vote, will not impact the vote. Our by-laws and corporate governance guidelines require that, in an uncontested election, an incumbent director must submit an irrevocable resignation as a condition to his or her nomination for election. If an incumbent director fails to receive the requisite number of votes in an uncontested election, the irrevocable resignation becomes effective and such resignation will be considered by the nominating & governance committee. This committee will recommend to the full board whether or not to accept the resignation. The board is required to act on the

THE NASDAQ OMX GROUP, INC.         7

recommendation and to disclose publicly its decision-making process with respect to the resignation. See “Proposal I: Election of Directors” and “NASDAQ OMX Corporate Governance Guidelines and Code of Ethics” for full details of this policy. The 2012 election of directors is an uncontested election.

What vote is required to approve the other proposals? The following proposals require an affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter. For these votes, abstentions have the effect of a vote against these proposals. Broker non-votes, if applicable, have no effect on these proposals.

•	Ratification of appointment of Ernst & Young LLP;

•	Approval of the company’s executive compensation on an advisory basis;

•	Stockholder proposal on simple majority vote; and

•	Stockholder proposal on special shareowner meetings.

The stockholder vote to approve executive compensation is an advisory vote only and, therefore, the result of that vote will not be binding on our board of directors or management compensation committee. Our board and management compensation committee will, however, consider the outcome of the vote when evaluating our executive compensation program in the future.

The two stockholder proposals are precatory, meaning that they request that the board of directors take a specific action, and therefore, the results of the votes on those proposals will not be binding on our board of directors.

What is a broker non-vote? If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” The ratification of the appointment of Ernst & Young LLP as our registered independent public accounting firm is considered a “routine” matter. Accordingly, brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal. The other proposals are considered “non-routine,” and brokers cannot vote shares on these proposals without your instructions.

If you hold your shares through a broker, it is important that you cast your vote if you want it to count on all of the matters to be considered at the annual meeting other than the ratification of the appointment of our independent registered public accounting firm. Thus, if you hold your shares in street name and you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf.

What if other items come up at the annual meeting and I am not there to vote? We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you provide your voting instructions by Internet or telephone, or return a signed and dated proxy card, you give the proxy holders the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting. If the meeting is adjourned or postponed, your NASDAQ OMX voting securities may be voted by the proxy holders on the new meeting date, unless you have revoked your proxy instructions before that date.

Can I change my vote? You can change your vote by revoking your proxy at any time before it is exercised in one of three ways:

•	Submit a later dated proxy (including a proxy submitted through the Internet, by telephone or by proxy card);

•

Notify NASDAQ OMX’s corporate secretary, Joan C. Conley, c/o The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006, in writing or by facsimile (at 301-978-5088), that you are revoking your proxy; or

•	Vote in person at the annual meeting.

THE NASDAQ OMX GROUP, INC.         8

If you are a beneficial owner of NASDAQ OMX voting securities held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.

When will the results of the voting be available? Votes will be tabulated by Broadridge Financial Solutions, Inc., the independent inspector of elections appointed for the meeting. Preliminary results will be announced at the meeting and, thereafter, final results will be reported in a current report on Form 8-K, which is expected to be filed with the SEC within four business days after the meeting.

Who is paying the costs of this proxy solicitation? We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (who will not receive any additional compensation for these solicitations), in person or by telephone, electronic transmission and facsimile transmission. NASDAQ OMX will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their beneficial owners/customers and obtaining their proxies. We have hired Phoenix Advisory Partners to assist in soliciting proxies at a fee of $7,500 plus costs and expenses for these services. Your cooperation in promptly submitting your proxy through the Internet or by telephone, or, if proxy materials are requested by mail, by completing, signing, dating and returning the enclosed proxy card will help to avoid additional expense.

Does NASDAQ OMX have a practice of householding? In a further effort to reduce printing and postage fees for the meeting notice, NASDAQ OMX has adopted a practice approved by the SEC known as “householding.” Under our practice, stockholders who have the same last name and address will receive one notice of Internet availability of proxy materials, unless one or more of these stockholders notifies us that he or she desires to continue to receive a separate copy of the proxy materials. Beneficial owners can request information about householding from their bank, broker or other nominee of record. If you would like to receive a separate copy of the proxy materials, please send an email to investor.relations@nasdaqomx.com, or in the alternative, please call the NASDAQ OMX Investor Relations department at 212-401-8742.

THE NASDAQ OMX GROUP, INC.         9

Proposal I

Election of Directors

The business and affairs of NASDAQ OMX are managed under the direction of our board of directors. Our directors have diverse backgrounds and experience and represent a broad spectrum of viewpoints.

Pursuant to our certificate of incorporation and by-laws and based on our governance needs, the board may determine the total number of directors. During 2011 and early 2012, our nominating & governance committee and board of directors undertook a review of the board’s size and composition. After careful consideration, in March 2012, the board of directors, acting on the recommendation of the nominating & governance committee, established the size of the board at 11 directors, effective from and after the date of our 2012 annual meeting of stockholders. The nominating & governance committee and board of directors believe that a smaller board will facilitate more efficient and effective operation of the board.

Each of the 11 nominees identified in this proxy statement has been nominated by our nominating & governance committee and board of directors for election to a one-year term. All nominees have consented to be named in this proxy statement and to serve on the NASDAQ OMX board, if elected.

In an uncontested election, our directors are elected by a majority of votes cast at any meeting for the election of directors at which a quorum is present. This election is an uncontested election, and therefore, each of the 11 nominees must receive the affirmative vote of a majority of the votes cast to be duly elected to the board of directors. Any securities not voted by abstention and broker non-votes will not impact the vote. Our corporate governance guidelines require that, in an uncontested election, an incumbent director must submit an irrevocable resignation as a condition to his or her nomination for election. If an incumbent director fails to receive the requisite number of votes in an uncontested election, the irrevocable resignation becomes effective and such resignation will be considered by the nominating & governance committee. This committee will recommend to the full board whether or not to accept the resignation. The board is required to act on the recommendation and to disclose publicly its decision-making process with respect to the resignation. All the nominees have submitted the irrevocable resignation at this time.

BOARD RESPONSIBILITIES

In addition to its general oversight of management, the board also performs a number of specific functions, including:

•	Reviewing, approving and overseeing our corporate strategies and corporate actions including long-term strategic plans and evaluating the results;

•	Reviewing, approving and overseeing fundamental financial information and reporting;

•	Assessing major risks and reviewing options for their mitigation;

•	Overseeing management’s efforts to establish and maintain the highest legal, regulatory and ethical conduct of all businesses, including conformity with applicable laws and regulations;

•	Selecting, evaluating and approving the compensation of the Chief Executive Officer and other senior officers and overseeing succession planning for these executives;

•	Evaluating the overall structure and effectiveness of the board, board members and committees and overseeing effective corporate governance;

•	Providing advice and counsel to senior management; and

•	Evaluating, selecting and recommending an appropriate slate of candidates to stockholders for election as directors.

THE NASDAQ OMX GROUP, INC.         10

SEPARATION OF ROLES OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

NASDAQ OMX separates the roles of chairman of the board and Chief Executive Officer. NASDAQ OMX’s Chief Executive Officer, Robert Greifeld, who has over twenty years experience in the securities industry, is responsible for the strategic direction, day-to-day leadership and performance of NASDAQ OMX. The chairman of NASDAQ OMX’s board, H. Furlong Baldwin, who has extensive experience serving on the boards and board committees of several public companies, provides guidance to the Chief Executive Officer, presides over meetings and executive sessions of the board of directors and serves as the primary liaison between the Chief Executive Officer and the other directors.

DIRECTOR CLASSIFICATIONS

In accordance with SEC requirements to ensure that balanced viewpoints are represented on our board of directors, NASDAQ OMX’s by-laws require that all directors be classified as:

•	Industry Directors;

•	Non-Industry Directors, which are further classified as either Public Directors or Issuer Representatives; or

•	Staff Directors.

The number of Non-Industry Directors, including at least one Public Director and at least one Issuer Representative of a listed company, is required to equal or exceed the number of Industry Directors, unless the NASDAQ OMX board consists of ten or more directors. In that case, at least two directors must be Issuer Representatives. We establish the classification of each director based on a questionnaire with specific questions relating to the classifications. NASDAQ OMX’s corporate secretary annually certifies to the board of directors the classification of each director. The following is a general description of NASDAQ OMX’s director classifications, which are detailed in our by-laws:

•

Industry Director means a director who is not a Staff Director and who (i) is or has served in the prior three years as an officer, director, or employee of a broker or dealer, excluding an outside director or a director not engaged in the day-to-day management of a broker or dealer; (ii) is an officer, director (excluding an outside director) or employee of an entity that owns more than 10% of the equity of a broker or dealer, and the broker or dealer accounts for more than 5% of the gross revenues received by the consolidated entity; (iii) owns more than 5% of the equity securities of any broker or dealer, whose investments in brokers or dealers exceed 10% of his or her net worth, or whose ownership interest otherwise permits him or her to be engaged in the day-to-day management of a broker or dealer; (iv) provides professional services to brokers or dealers, and such services constitute 20% or more of the professional revenues received by the director or 20% or more of the gross revenues received by the director’s firm or partnership; (v) provides professional services to a director, officer, or employee of a broker, dealer, or corporation that owns 50% or more of the voting stock of a broker or dealer, and such services relate to the director’s, officer’s or employee’s professional capacity and constitute 20% or more of the professional revenues received by the director or 20% or more of the gross revenues received by the director’s firm or partnership; or (vi) has a consulting or employment relationship with, or provides professional services to, NASDAQ OMX or its affiliates or the Financial Industry Regulatory Authority (FINRA), or any predecessor, or has had any such relationship or provided such services at any time within the prior three years;

•

Non-Industry Director means a director who is not a NASDAQ OMX employee and who is (i) a Public Director; (ii) an Issuer Representative; or (iii) any other individual who would not be an Industry Director;

•	Public Director means a director who has no material business relationship with a broker or dealer, NASDAQ OMX or its affiliates or FINRA;

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•	Issuer Representative means a director who is a director, officer or employee of an issuer of securities listed on The NASDAQ Stock Market; and

•	Staff Director means a director who is also an officer of NASDAQ OMX.

DIRECTOR INDEPENDENCE

NASDAQ OMX is currently listed on The NASDAQ Stock Market and NASDAQ Dubai Limited (NASDAQ Dubai). The rules of The NASDAQ Stock Market require that a majority of the members of our board of directors be independent. NASDAQ Dubai requires that at least two directors be independent. In order to qualify as independent under the listing rules of The NASDAQ Stock Market, a director must satisfy a two-part test. First, the director must not fall into any of several categories that would automatically disqualify the director from being deemed independent. These categories prohibit the finding of independence for:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•

a director who accepted, or who has a family member who accepted, certain compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, certain payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

•

a director of the company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Second, no director qualifies as independent unless the board affirmatively determines that the director has no direct or indirect relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The board’s inquiry extended to both direct and indirect relationships with the company.

NASDAQ OMX also is listed on NASDAQ Dubai and, as a result, is subject to the NASDAQ Dubai listing standards and the Offered Securities Rules of the Dubai Financial Services Authority. Under these rules, a director is considered independent if the board determines the director to be independent in character and judgment and to have no relationship or circumstances that are likely to affect, or could appear to affect, the director’s judgment in a manner other than in the best interests of the company.

Based upon detailed written submissions by each individual, the board has determined that all of our current directors and nominees for director are independent, other than Messrs. Greifeld and Kazim. Mr. Greifeld is deemed not to be independent because he is the Chief Executive Officer of NASDAQ OMX. Mr. Kazim is deemed not to be independent because of his affiliations with Borse Dubai Limited (Borse Dubai), Dubai Financial Market PJSC (DFM) and NASDAQ Dubai.

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INFORMATION WITH RESPECT TO DIRECTOR NOMINEES

In evaluating candidates for nomination to the board, the nominating & governance committee reviews the skills, qualifications, characteristics and experience desired for the board as a whole and for its individual members, with the objective of having a board that reflects diverse backgrounds and senior level experience in the areas of global business, finance, legal and regulatory, technology and marketing. Characteristics of all directors include integrity and values, high personal and professional ethics, sound business judgment, the ability and willingness to commit sufficient time to fulfill their board responsibilities and a commitment to representing the long-term interests of our stockholders.

In evaluating the suitability of individual board nominees, the nominating & governance committee takes into account many factors, including general and diverse understanding of the global economy, capital markets, finance, and other disciplines relevant to the success of a large publicly-traded financial services company; a general understanding of NASDAQ OMX’s business and technology; the individual’s educational and professional background and personal accomplishments; and factors such as geographic, gender, age, and ethnic diversity. The committee evaluates each individual candidate in the context of the board as a whole, with the objective of maintaining a group of directors that can further the success of NASDAQ OMX’s business, while representing the interests of stockholders, employees and the communities in which the company operates. In determining whether to recommend a board member for re-election, the nominating & governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board, and the most recent board self-assessment. The nominating & governance committee reviews all candidates in the same manner, regardless of the source of the recommendation.

We are obligated by the terms of a stockholders’ agreement dated February 27, 2008 between NASDAQ OMX and Borse Dubai, as amended, to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one individual designated by Borse Dubai, subject to certain conditions. Mr. Kazim is the individual designated by Borse Dubai as its nominee.

Finally, we also are obligated by the terms of a stockholders’ agreement dated December 16, 2010 between NASDAQ OMX and Investor AB to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one individual designated by Investor AB, subject to certain conditions. Mr. Ekholm is the individual designated by Investor AB as its nominee.

Listed below are the nominees for directors. The information for each nominee includes the nominee’s principal occupation, business experience, directorships of publicly-traded companies in the past five years, age as of the date of this proxy statement, and the year the nominee was first elected a director. Each nominee, if elected, will serve for a one-year term expiring at the 2013 annual meeting and until the election and qualification of his or her successor.

Name	Age	Classification	Director Since

Steven D. Black	59	Industry	2011
Börje Ekholm	49	Industry	2011
Robert Greifeld	54	Staff Director	2003
Glenn H. Hutchins	56	Industry	2005
Essa Kazim	53	Industry	2008
John D. Markese	66	Non-Industry; Public Director	1996
Ellyn A. McColgan	58	Non-Industry; Public Director	—
Thomas F. O’Neill	65	Industry	2003
James S. Riepe	68	Non-Industry; Issuer Representative	2003
Michael R. Splinter	61	Non-Industry; Issuer Representative	2008
Lars Wedenborn	53	Non-Industry	2008

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NOMINEES

Steven D. Black was elected to NASDAQ OMX’s board of directors in December 2011. He was the Vice Chairman of J.P. Morgan Chase & Co. from March 2010 through February 2011 and a member of the firm’s Operating and Executive committees. Prior to that position, Mr. Black was the Executive Chairman of J.P. Morgan Investment Bank from October 2009 through March 2010. Mr. Black served as a Co-Chief Executive Officer of J.P. Morgan Investment Bank from 2004 through 2009. Mr. Black was the Deputy Co-Chief Executive Officer of J.P. Morgan Investment Bank since 2003. He also served as head of J. P. Morgan Investment Bank’s Global Equities business since 2000 following a career with Citigroup and its predecessor firms.

Skills and Qualifications

Mr. Black served in various roles at J.P. Morgan throughout his career and prior to that at Citigroup. Under his leadership, J.P. Morgan Chase achieved a number one ranking in top global capital raising league tables. Mr. Black’s depth of knowledge and experience in the financial services industry brings a wealth of knowledge to the board.

Börje Ekholm was elected to NASDAQ OMX’s board of directors effective February 17, 2011. Mr. Ekholm is the President and Chief Executive Officer of Investor AB, which is an industrial holding company that invests in other companies in the ordinary course of business. Prior to becoming the President and Chief Executive Officer in 2005, Mr. Ekholm was a Member of the Management Group of Investor AB, where he had oversight of the new investments business. Mr. Ekholm previously served as the President of Novare Kapital AB, an early-stage venture capital company. He also served in various positions at McKinsey & Co Inc. Mr. Ekholm is a member of the board and the remuneration committee of Telefonaktiebolaget LM Ericsson.

Skills and Qualifications

Mr. Ekholm serves in a senior leadership role at Investor AB as President and Chief Executive Officer where he has gained invaluable experience in the financial sector. Mr. Ekholm brings an accounting background to the board from his current role at Investor AB. Mr. Ekholm has broad knowledge of international markets. As a nominee designated by Investor AB, Mr. Ekholm also brings to the NASDAQ OMX board the perspective of a large stockholder.

Robert Greifeld was elected to the board of directors and appointed Chief Executive Officer of NASDAQ OMX in May 2003. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 through 1999, Mr. Greifeld was the President and Chief Operating Officer.

Skills and Qualifications

Mr. Greifeld has led NASDAQ OMX through a series of complex, innovative acquisitions that have extended its footprint across the world, spanning all asset classes. Mr. Greifeld also has broad experience in the areas of technology, finance, risk management, human resources and corporate strategy.

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Glenn H. Hutchins was elected to NASDAQ OMX’s board of directors in May 2005. Mr. Hutchins is a Co-Founder of Silver Lake, a technology investment firm that was established in January 1999. Mr. Hutchins is the Chairman of the board of SunGard Capital Corp. and serves as a member of the Availability Services Committee and the Nominating and Governance Committee of SunGard Capital Corp. Mr. Hutchins served as a director of Gartner, Inc. from 2000 through 2005, of Seagate Technology LLC from 2002 through 2006 and of TD Ameritrade Holding Corporation from 2002 through 2006.

Skills and Qualifications

Mr. Hutchins has extensive transactional experience as a private equity investor, particularly in the area of evaluating, negotiating and structuring mergers and acquisitions. Mr. Hutchins also holds a law degree and has extensive experience in the financial, technology and public policy sectors.

Essa Kazim was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Since 2006, Mr. Kazim has been the Chairman of Borse Dubai and Managing Director and Chief Executive Officer of the Dubai Financial Market. Mr. Kazim began his career as a Senior Analyst in the Research and Statistics Department of the UAE Central Bank in 1988 and then moved to the Dubai Department of Economic Development as Director of Planning and Development in 1993. He was then appointed Director General of the DFM from 1999 through 2006.

Skills and Qualifications

Through his roles at Dubai Financial Market and Borse Dubai, Mr. Kazim has experience in all aspects of the operation of stock exchanges, including regulatory compliance. He brings global experience to the board through his experience with financial markets in the Middle East. As a nominee designated by Borse Dubai, Mr. Kazim also brings to the NASDAQ OMX board the perspective of a large stockholder.

John D. Markese was elected to NASDAQ OMX’s board of directors in May 1996. Dr. Markese served on FINRA’s board of governors from 1998 to 2002. Dr. Markese is the Vice Chairman of the American Association of Individual Investors, a not-for-profit organization providing investment education to individual investors founded in 1978. He is also a director and member of the audit committee of C8 Venture Capital Inc.

Skills and Qualifications

As a result of his over 40 years of work in finance, Dr. Markese meets the criteria of an audit committee financial expert and serves as the chairman of the audit committee of NASDAQ OMX’s board. Dr. Markese has a doctoral degree in Finance and has taught business school classes in the areas of Corporate Finance, Financial Case Analysis, Portfolio Management and Investment Analysis. Dr. Markese also brings to the NASDAQ OMX board the perspective of the individual investor community.

Ellyn A. McColgan is a new nominee to NASDAQ OMX’s board of directors. Since September 2010, she has been an Executive Advisor at Aquiline Capital Partners, LLC, a private equity firm that invests in the financial services sector. Ms. McColgan worked as a private consultant from February 2009 through September 2010. From April 2008 through January 2009, Ms. McColgan was the President and Chief Operating Officer of the Global Wealth Management Group of Morgan Stanley. Prior to that, Ms. McColgan served in various positions at Fidelity Investments from 1990 through 2007. Ms. McColgan was a director and member of the audit committee of Primerica from 2010 through 2011.

Skills and Qualifications

Ms. McColgan has been a senior executive in the financial services industry for over 25 years. She is a transformational leader who directed an organization of 17,000 people and $6.5 billion in revenues while at Morgan Stanley. She also has substantial experience with building successful businesses and service delivery.

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Thomas F. O’Neill was elected to NASDAQ OMX’s board of directors in May 2003. Mr. O’Neill has been chairman of Ranieri Partners Financial Services Group, which acquires and manages financial-services companies, since December 2010. In November 2010, Mr. O’Neill retired as a principal of Sandler O’Neill + Partners L.P., an investment bank that he co-founded in 1988. Mr. O’Neill is also a director of Misonix, Inc. and Archer-Daniels-Midland Company. Mr. O’Neill serves as chairman of the audit committee of Archer-Daniels-Midland Company and is a member of the audit committee of Misonix.

Skills and Qualifications

Mr. O’Neill has worked on Wall Street since 1972, and as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions, and his substantial experience in the finance community contributes to his role as chairman of the finance committee of NASDAQ OMX’s board.

James S. Riepe was elected to NASDAQ OMX’s board of directors in May 2003. Mr. Riepe served as Vice Chairman of the board of directors of T. Rowe Price Group, Inc., an investment management firm, since April 1997. He was also Chairman of the T. Rowe Price Mutual Funds. On January 1, 2006, Mr. Riepe retired from active management at T. Rowe Price and retired from T. Rowe Price Group in April 2006. Mr. Riepe continues to serve as a Senior Advisor at T. Rowe Price. Previously, he served on the firm’s management committee and was responsible for overseeing mutual fund activities, including global marketing and service operations. Mr. Riepe served as Chairman of the board of governors of the Investment Company Institute and on FINRA’s board of governors. Mr. Riepe joined T. Rowe Price in 1982 as Vice President and Director of the firm. He also serves on the boards of directors and audit committees of Genworth Financial, Inc. and LPL Investment Holdings, Inc.

Skills and Qualifications

Mr. Riepe has experience in risk management as a result of his management oversight of financial, operational and investment activities and through his participation on audit, compensation and investment committees. He also has a broad knowledge of the securities business as a result of his 37 years in the asset management field.

Michael R. Splinter was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Mr. Splinter has served as President and Chief Executive Officer, as well as a member of the Board of Directors, of Applied Materials, Inc., the global leader in nanomanufacturing technologyTM solutions for the electronics industry, since April 2003 and as Chairman since 2009. An engineer and technologist, Mr. Splinter is a 30-year veteran of the semiconductor industry. Prior to joining Applied Materials, Mr. Splinter was an executive at Intel Corporation.

Skills and Qualifications

As the Chairman and Chief Executive Officer of Applied Materials, Inc., Mr. Splinter brings to the NASDAQ OMX board the perspective of a company listed on The NASDAQ Stock Market. Mr. Splinter also has significant experience in technology/information technology, finance, risk management and corporate strategy.

Lars Wedenborn was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Mr. Wedenborn was elected Chairman of the NASDAQ OMX Nordic Ltd. board in October 2009. Previously, he was a member of the OMX board since 2007. Mr. Wedenborn has been CEO of FAM (Foundation Asset Management), which is fully owned by Wallenberg Foundations, since September 2007. Mr. Wedenborn started his career as an auditor followed by an assignment as CFO at Cabanco. During 1991-2000 he was Deputy Managing Director and CFO at Alfred Berg, a Scandinavian investment bank. He served with Investor AB, a Swedish holding company, as Executive Vice President and CFO from 2000-2007.

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Skills and Qualifications

Mr. Wedenborn gained senior leadership experience through his work at FAM, Investor AB and Alfred Berg. He also possesses significant regulatory experience, and adds a global perspective to the NASDAQ OMX board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

BOARD AND COMMITTEE MEETINGS

The NASDAQ OMX board held 25 meetings during the year ended December 31, 2011. None of the current directors attended fewer than 75% of the meetings of the board and those committees on which the director served during the 2011 calendar year.

BOARD COMMITTEES

Pursuant to NASDAQ OMX’s by-laws, the board of directors has established five standing committees, which are described below. Each committee has adopted a charter, which is available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm. The board and committees may hire outside experts to assist them when necessary. The table below shows the standing committee membership.

Committee	Members	Number of Meetings in 2011

Audit	Michael Casey Lon Gorman John D. Markese (Chair) Hans Munk Nielsen Deborah L. Wince-Smith	10

Executive	Urban Bäckström H. Furlong Baldwin (Chair) Michael Casey Robert Greifeld Glenn H. Hutchins Essa Kazim John D. Markese Thomas F. O’Neill Deborah L. Wince-Smith	0

Finance	Börje Ekholm Robert Greifeld Essa Kazim Thomas F. O’Neill (Chair) James S. Riepe Lars Wedenborn Deborah L. Wince-Smith	9

Management Compensation	Michael Casey (Chair) Lon Gorman Glenn H. Hutchins Birgitta Kantola Michael R. Splinter Deborah L. Wince-Smith	5

THE NASDAQ OMX GROUP, INC.         17

Committee	Members	Number of Meetings in 2011

Nominating & Governance	Urban Bäckström H. Furlong Baldwin (Chair) Börje Ekholm Lon Gorman John D. Markese James S. Riepe	5

Included below are descriptions of the standing committees.

Audit Committee. The audit committee, which is comprised of independent board members, has the primary responsibility for engaging the independent registered public accounting firm and overseeing the quality and integrity of accounting, auditing and financial reporting and practices at NASDAQ OMX. In addition, the audit committee oversees the effectiveness of controls over NASDAQ OMX’s risk management and regulatory program. The audit committee also oversees NASDAQ OMX’s global ethics program and confidential whistleblower process.

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board the results of these activities. This includes the systems of internal controls that management and the board of directors have established, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent public accounting firm, reviews with the independent public accounting firm the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent public accounting firm with the independence of such firm, reviews the independence of the independent public accounting firm and reviews and approves all related party transactions. Audit committee members must meet the independence standards applicable to audit committee members of companies listed on The NASDAQ Stock Market, and our board has concluded that each member of the audit committee satisfies these independence standards. Each member of the audit committee meets the standard for financial knowledge for audit committee members of companies listed on The NASDAQ Stock Market. In addition, the board of directors has determined that Mr. Casey and Dr. Markese are each qualified as an audit committee financial expert within the meaning of SEC regulations and that each has accounting and related financial management expertise that meets the standard for “financial sophistication” set forth in the rules of The NASDAQ Stock Market.

Executive Committee. Subject to the limitations in our by-laws, the executive committee has the general power and authority of the board of directors to act in the management of our business and affairs.

Finance Committee. The finance committee advises the board of directors with respect to the oversight of our financial operations and conditions, including recommendations for our annual operating and capital budgets.

Management Compensation Committee. The management compensation committee, among other duties, reviews and approves base salary and incentive compensation awards for all Section 16 officers of the company and other officers whose compensation exceeds certain thresholds, which currently are set at base compensation in excess of $300,000 and/or total annual cash compensation (including targeted incentive compensation) in excess of $500,000. The management compensation committee also reviews and recommends to the full board of directors for approval all material changes to compensation and benefit plans for officers and staff of the company; reviews and approves performance goals for Section 16 officers of the company; and reviews and approves equity awards granted to Section 16 officers of the company and all other equity awards valued at $100,000 or greater. The management compensation committee recommends equity awards for the Chief Executive Officer to the full board of directors for approval.

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Each member of the management compensation committee is independent, as required by the rules of The NASDAQ Stock Market.

Nominating & Governance Committee. Pursuant to NASDAQ OMX’s by-laws, this committee serves as the nominating committee with additional responsibilities related to corporate governance. The nominating & governance committee has the authority to identify and nominate candidates for vacancies on the NASDAQ OMX board. Additionally, if a director position becomes vacant because of death, disability, disqualification, removal, resignation or increase in the number of directors, the nominating & governance committee will nominate, and the board of directors will elect by majority vote, a person satisfying the classification (Industry, Non-Industry or Public Director) of the directorship, if applicable, to fill such vacancy, except that if the remaining term is not more than six months, no replacement is required.

The nominating & governance committee considers possible candidates suggested by board and committee members, industry groups, stockholders or senior management. In addition to submitting suggested nominees to the nominating & governance committee, a NASDAQ OMX stockholder may nominate a person for election as a director at NASDAQ OMX’s annual meeting or at a special meeting, provided the stockholder follows the procedures specified in NASDAQ OMX’s by-laws.

The nominating & governance committee annually evaluates and makes recommendations to the board on the overall effectiveness of the board through an annual review and evaluation of the structure, size, composition, development, selection and process of the board and its committees. The committee annually reviews and recommends to the board the assignment of board members to each of the board committees, including rotation, reassignment and removal of any committee member. The nominating & governance committee considers matters of corporate governance and periodically reviews, reassesses and recommends proposed changes for board approval of the following documents: The Duties and Obligations of NASDAQ OMX Board Members and the NASDAQ OMX Corporate Governance Guidelines (including the criteria used in selecting director nominees). Both documents are available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm.

This committee also monitors NASDAQ OMX compliance in the areas of corporate governance pursuant to The NASDAQ Stock Market LLC listing rules and best practices, in order to report and make recommendations to the board with respect to such requirements and practices. This committee identifies current and emerging corporate governance trends and issues that may affect the business operations, performance and public image of NASDAQ OMX. It prepares, and reports to the board the results of, the annual performance evaluation of the committee, which compares the performance of the committee with the requirements of the committee charter. Finally, the committee reviews, at least annually, its charter and recommends any proposed changes to the board for approval.

Each member of the nominating & governance committee is independent, as required by the rules of The NASDAQ Stock Market.

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NASDAQ OMX BOARD’S RISK OVERSIGHT ROLE

NASDAQ OMX’s management has day-to-day responsibility for: (i) identifying risks and assessing them in relation to NASDAQ OMX’s strategies and objectives, (ii) implementing suitable risk mitigation plans, processes and controls, and (iii) appropriately managing risks in a manner that serves the best interests of NASDAQ OMX, its stockholders and other stakeholders. NASDAQ OMX has a Risk Committee, comprised of employees, that reviews risks for materiality and refers significant risks to the board of directors or specific board committees. NASDAQ OMX’s board of directors has ultimate responsibility for overseeing risk management with a focus on the most significant risks facing the company.

The board has delegated responsibility for the oversight of specific risks to its board committees as follows.

Audit Committee. Among other things, the audit committee is responsible for reviewing and discussing the significant risks with the board and reviewing and discussing with management the risk management practices of NASDAQ OMX. Specifically, the audit committee discusses with management the effectiveness of NASDAQ OMX’s internal controls, including systems to monitor and manage business risk, regulatory compliance and risks arising from related party transactions.

Finance Committee. The finance committee monitors the risks associated with the financial operations of the company.

Management Compensation Committee. The management compensation committee monitors the risks associated with elements of the compensation program, including organizational structure, compensation plans and goals, succession planning, organizational development and selection processes. The management compensation committee also evaluates and opines on the effect the compensation structure may have on risk decisions.

Nominating & Governance Committee. The nominating & governance committee oversees risks related to the company’s governance structure, policies and processes.

Non-management directors meet in executive session on a regular basis without the presence of management at each board meeting. NASDAQ OMX does not believe that the board’s role in risk oversight has affected its leadership structure.

THE NASDAQ OMX GROUP, INC.         20

RISK ASSESSMENT OF COMPENSATION PROGRAM

We monitor the risks associated with our compensation programs on an ongoing basis. In March 2012, the management compensation committee and audit committee were presented with the results of an annual formal assessment of our employee compensation programs in order to evaluate the risks arising from our compensation policies and practices. This risk assessment report reflected a comprehensive review and analysis of the components of our compensation programs, including the performance measures established under the 2012 cash performance-based incentive award program and the sales plans for various business units. The management compensation committee and the audit committee each agreed with the report’s findings that the risks associated with our compensation program were manageable and within our ability to effectively monitor and that these risks are not reasonably likely to have a material adverse effect on the company.

The risk assessment was performed by an internal working group consisting of employees in the human resources, risk management, internal audit and corporate finance departments, as well as the offices of general counsel and corporate secretary. The risk assessment included the following steps:

•	collection and review of existing NASDAQ OMX compensation policies, programs and pay structures;

•	development of a risk assessment scorecard, analysis approach and timeline;

•	conduct of a qualitative risk assessment of performance goals to determine overall risk level;

•	review and evaluation of controls that might mitigate risk taking (e.g., equity vesting structure, incentive recoupment policy and stock ownership guidelines); and

•	presentation of findings to the corporate risk steering committee, which concurred with the working group’s report.

The audit and management compensation committees of our board of directors both concluded, based on the risk assessment report’s findings, that any risks arising from our compensation program are not reasonably likely to have a material adverse effect on the company.

NASDAQ OMX BOARD ATTENDANCE AT MEETINGS OF STOCKHOLDERS

NASDAQ OMX’s policy is to encourage all directors to attend annual and special meetings of our stockholders. Thirteen members of the NASDAQ OMX board attended the annual meeting held on May 26, 2011.

THE NASDAQ OMX GROUP, INC.         21

Director Compensation

OVERVIEW OF DIRECTOR COMPENSATION

Annual non-employee director compensation is based upon a compensation year beginning and ending in May. Staff directors do not receive compensation for serving on the board of directors. The following table shows the compensation policy for non-employee directors that is in effect from May 2011 through May 2012 as compared to that which was in effect from May 2010 through May 2011.

Item	May 2011 – May 2012	May 2010 – May 2011

Annual retainer for board members (other than the chairman and deputy chairman)	$80,000	$75,000
Annual retainer for board chairman	$155,000	$125,000
Annual retainer for board deputy chairman	$100,000	$95,000
Annual equity award for all board members (grant date market value)	$115,000	$75,000
Annual committee chair compensation (other than audit, executive and management compensation)(1)	$15,000	$15,000
Annual audit committee chair compensation	$25,000	$25,000
Annual audit committee member compensation	$5,000	$5,000
Annual management compensation committee chair compensation	$25,000	$15,000
Annual management compensation committee member compensation	$5,000	—
Board meeting attendance fee (per meeting)	$1,500	$1,000
Committee meeting attendance fee (per meeting)	$1,500	$1,000

(1)	The executive committee chair does not receive any compensation for this chairmanship.

Each non-employee director may elect to receive the annual retainer in cash (payable in equal quarterly installments), equity or a combination of one-half in cash and one-half in equity. The annual equity award and any equity elected as part of the annual retainer are awarded automatically on the date of the annual meeting of stockholders immediately following election and appointment to the board. Equity vests in full one year from the date of grant. Equity paid to board members consists of restricted stock. The amount of equity to be awarded is calculated based on the closing market price of our common stock on the date of grant. Unvested equity is forfeited in certain circumstances upon termination of the director’s service on the board of directors.

The payments to committee chairs and members of the audit and management compensation committees are made in cash in a lump sum in conjunction with our annual meeting of stockholders. Board and committee meeting fees are paid in arrears on a quarterly basis. Non-employee directors do not receive retirement, health or life insurance benefits. NASDAQ OMX provides each non-employee director with director and officer liability insurance coverage, as well as accidental death and dismemberment and travel insurance for and only when traveling on behalf of NASDAQ OMX.

STOCK OWNERSHIP GUIDELINES

Under our corporate governance guidelines, non-employee directors must maintain a minimum ownership level of three times the annual cash retainer in NASDAQ OMX common stock. All shares owned outright and unvested restricted stock units are taken into consideration in determining compliance with these stock ownership

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guidelines. Exceptions to this policy may be necessary or appropriate in individual situations, and the board of directors may approve such exceptions from time to time. New directors have until four years after their initial election to the board to obtain the minimum ownership level. All of the directors who were required to be in compliance with the guidelines on December 31, 2011 were in compliance with the guidelines as of that date.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by NASDAQ OMX to our non-employee directors for services rendered during the fiscal year ended December 31, 2011.

2011 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)(4)(5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)

Urban Bäckström	$130,997		$115,000	—	—	—	—	$245,997
H. Furlong Baldwin	$50,500		$270,009	—	—	—	—	$320,509
Steven D. Black	$6,667		—	—	—	—	—	$6,667
Michael Casey	$155,997		$115,000	—	—	—	—	$270,997
Börje Ekholm	$59,676		$195,016	—	—	—	—	$254,692
Lon Gorman	$142,497		$115,000	—	—	—	—	$257,497
Glenn H. Hutchins	$73,997	(7)	$195,016	—	—	—	—	$269,013
Birgitta Kantola	$125,349	(8)	$115,000	—	—	—	—	$240,349
Essa Kazim	$116,997		$115,000	—	—	—	—	$231,997
John D. Markese	$200,997	(9)	$155,008	—	—	—	—	$356,005
Hans Munk Nielsen	$120,497		$115,000	—	—	—	—	$235,497
Thomas F. O’Neill	$130,497		$115,000	—	—	—	—	$245,497
James S. Riepe	$102,497		$155,008	—	—	—	—	$257,505
Michael R. Splinter	$39,000		$195,016	—	—	—	—	$234,016
Lars Wedenborn	$65,481	(10)	$195,016	—	—	—	—	$260,497
Deborah L. Wince-Smith	$84,999		$195,016	—	—	—	—	$280,015

(1)	Robert Greifeld, our Chief Executive Officer, is not included in this table as he is an employee of NASDAQ OMX and thus receives no compensation for his service as a director. For information on the compensation received by Mr. Greifeld as an employee of the company, see “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	The differences in fees earned or paid in cash reported in this column largely reflect differences in each individual director’s election to receive the annual retainer in cash, restricted stock or a combination of cash and restricted stock. This election is made at the beginning of the board compensation year in May and applies throughout the year. In addition, the difference in fees earned or paid also reflects committee service and meeting attendance.

(3)

The amounts reported in this column reflect the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Stock Compensation” (FASB ASC Topic 718). The assumptions used in the calculation of these amounts are included in footnote 11 to the company’s audited financial statements for the fiscal year

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ended December 31, 2011 included in our Form 10-K. The differences in the amounts reported among non-employee directors reflect differences in each individual director’s election to receive a portion of the annual retainer in cash or restricted stock.

(4)	These stock awards, which were awarded on May 26, 2011, represent the annual equity award and any portion of the annual retainer that the director elected to receive in equity. Each non-employee director received the annual equity award, which consisted of 4,717 units of restricted stock with a grant date fair value of $115,000. Messrs. Ekholm, Hutchins, Splinter and Wedenborn and Ms. Wince-Smith elected to receive all of their annual retainers in equity, so they each received an additional 3,282 units of restricted stock with a grant date fair value of $80,016 for a total grant date fair value of $195,016. Messrs. Markese and Riepe elected to receive one-half of their annual retainer in equity, so they received an additional 1,641 units of restricted stock with a grant date fair value of $40,008 for a total grant date fair value of $155,008. Mr. Baldwin elected to receive all of the annual retainer for the board chairman in equity, so he received an additional 6,358 units of restricted stock with a grant date fair value of $155,009 for a total grant date fair value of $270,009.

(5)	The aggregate number of unvested and vested shares and units of restricted stock held by each non-employee director as of December 31, 2011 is summarized in the following table:

Director	Number of Unvested Restricted Shares and Units	Number of Vested Restricted Shares and Units

Urban Bäckström	8,678	9,351
H. Furlong Baldwin	21,639	34,058
Steven D. Black	—	—
Michael Casey	8,678	27,986
Börje Ekholm	7,999	—
Lon Gorman	8,678	9,571
Glenn H. Hutchins(A)	11,960	12,603
Birgitta Kantola	8,678	6,473
Essa Kazim	8,678	6,473
John D. Markese	10,319	22,596
Hans Munk Nielsen	8,678	6,473
Thomas F. O’Neill	8,678	11,883
James S. Riepe	10,319	12,592
Michael R. Splinter	15,921	8,573
Lars Wedenborn	15,921	12,946
Deborah L. Wince-Smith	13,940	18,557

(A)	Under Mr. Hutchins’ arrangements with Silver Lake or its affiliates with respect to director compensation, 16,564 shares or proceeds therefrom are expected to be assigned to Silver Lake or its affiliates. Mr. Hutchins disclaims beneficial ownership of any NASDAQ OMX securities that may be held by Silver Lake or its affiliates, except to the extent of any pecuniary interest he may have therein.

For further information on our non-employee directors’ security ownership, see “Security Ownership of Certain Beneficial Owners and Management.”

(6)	No perquisites were paid to non-employee directors in the fiscal year ended December 31, 2011. Directors are reimbursed for business expenses and reasonable travel expenses for attending NASDAQ OMX board and committee meetings.

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(7)	Under Mr. Hutchins’ arrangements with Silver Lake or its affiliates with respect to director compensation, $12,231 of the fees earned by Mr. Hutchins were paid to Silver Lake or its affiliates.

(8)	Fees earned by Ms. Kantola include $7,852 (€6,000) for her service as chair of the surveillance committees of NASDAQ OMX Copenhagen A/S, NASDAQ OMX Helsinki Ltd and NASDAQ OMX Stockholm AB. This amount was converted to U.S. dollars from euros based on an average exchange rate for 2011 of 1.3086.

(9)	Fees earned by Dr. Markese include $70,000 for his service as a director of our U.S. exchange subsidiaries The NASDAQ Stock Market LLC, NASDAQ OMX BX, Inc. and NASDAQ OMX PHLX LLC.

(10)	Fees earned by Mr. Wedenborn include $27,481 (€21,000) for his service as chairman of the board of NASDAQ OMX Nordic Ltd. This amount was converted to U.S. dollars from euros based on an average exchange rate for 2011 of 1.3086.

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Proposal II

Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for fiscal year 2012. We are asking the stockholders to ratify the audit committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2012. In the event the stockholders fail to ratify the selection of Ernst & Young LLP, the audit committee will reconsider this selection. Even if the selection of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the company’s and its stockholders’ best interests.

Ernst & Young LLP has audited NASDAQ OMX’s financial statements since fiscal year 1986. Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The table below shows the amount of fees NASDAQ OMX paid to Ernst & Young LLP for fiscal years 2011 and 2010 (including expenses), which totaled $6,814,170 and $6,301,863 respectively. Details of the fees are based on the categories provided by the SEC auditor independence rules that became effective in 2003.

	2011	2010
Audit fees(1)	$6,445,095	$5,800,863
Audit-related fees(2)	95,000	215,000

Audit and audit-related fees	6,540,095	6,015,863
Tax fees	3,450	—
All other fees(3)	270,625	286,000

Total(4)	$6,814,170	$6,301,863

(1)	Audit services were provided globally in 2011 and 2010, and the fees related to the audits of international subsidiaries are translated into U.S. dollars at the date of the pre-approval.

(2)	The 2011 and 2010 audit-related fees primarily include due diligence on strategic initiatives, including mergers and acquisitions.

(3)	The 2011 and 2010 other fees primarily relate to Swedish Financial Supervisory Authority listing requirements for companies applying for a listing on NASDAQ OMX Stockholm AB. The validation of the company is required to be performed by an external accounting firm. The fees are collected from the listing company by NASDAQ OMX and paid to Ernst & Young LLP on behalf of the listing company.

(4)	Fees exclude services provided to NASDAQ OMX’s non-profit entities and services provided in relation to NASDAQ OMX’s role as the Securities Information Processor under the Unlisted Trading Privileges Plan.

Audit fees primarily represent fees for the audit of NASDAQ OMX’s annual financial statements included in our annual report on Form 10-K, the review of NASDAQ OMX’s quarterly reports on Form 10-Q, statutory audits of subsidiaries as required by statutes and regulations, accounting consultations on matters addressed during the audit or interim reviews, comfort letters and consents, and internal control attestation and reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees primarily represent fees for consultations associated with strategic initiatives, including mergers and acquisitions.

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Under the Sarbanes-Oxley Act, the audit committee is responsible for the appointment, compensation and oversight of the services provided by NASDAQ OMX’s independent registered public accounting firm. The audit committee is required to pre-approve both audit and non-audit services performed by the independent registered public accounting firm, and NASDAQ OMX’s audit committee pre-approved all such services in 2011 and 2010. See also “Audit Committee Report.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NASDAQ OMX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2012.

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Audit Committee Report

In accordance with its written charter, the audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of NASDAQ OMX’s accounting, auditing, financial reporting practices and risk management. The audit committee also oversees the effectiveness of controls over NASDAQ OMX’s regulatory and Enterprise Risk Management (ERM) programs including risk governance structure, metrics, risk assessment and strategy as it relates to key risks, including financial reporting, regulatory, credit, operational and technology. The audit committee also oversees NASDAQ OMX’s global ethics program and confidential whistleblower process. The audit committee charter complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The complete text of the charter is available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm.

Each of the audit committee members meets the independence criteria prescribed by applicable law and the rules of the SEC and is an “independent director” as defined in the rules of The NASDAQ Stock Market. Each of the audit committee members meets the financial knowledge requirements of The NASDAQ Stock Market, and Mr. Casey and Dr. Markese have been designated by the board of directors as “audit committee financial experts” under SEC rules.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and NASDAQ OMX that might bear on the firm’s independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board. The audit committee discussed with the independent registered public accounting firm any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the firm’s independence. The audit committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The audit committee also discussed the results of the internal audit examinations and ERM program results. The audit committee approved all audit and allowable non-audit services.

The audit committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of NASDAQ OMX’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The audit committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks. In addition, the audit committee reviewed and approved all related party transactions.

The audit committee reviewed and discussed NASDAQ OMX’s audited financial statements as of and for the fiscal year ended December 31, 2011, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of NASDAQ OMX’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Also, the audit committee completed its oversight of the global ethics program and confidential whistleblower process.

Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in NASDAQ OMX’s annual report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. The audit committee also recommended the reappointment, subject to stockholder ratification, of the independent registered public accounting firm and the board of directors concurred in such recommendation.

The Audit Committee

John D. Markese, Chair

Michael Casey

Lon Gorman

Hans Munk Nielsen

Deborah L. Wince-Smith

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Proposal III

Approval of The Company’s Executive Compensation on an Advisory Basis

At our 2011 annual meeting, a majority of our stockholders voted in favor of an annual stockholder advisory vote on a resolution to approve the compensation of our named executive officers. Consistent with this vote, we are asking stockholders to approve, on an advisory basis, the company’s executive compensation as reported in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 30 of this proxy statement, as well as the executive compensation tables and narrative beginning on page 52. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our management compensation committee in 2011 in more detail and the compensation tables provide detailed information on the compensation of our named executive officers. The board of directors and the management compensation committee believe that the compensation program for our named executive officers has been effective in meeting the core principles described in the Compensation Discussion and Analysis in this proxy statement, and has contributed to the company’s long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2012 annual meeting of stockholders:

RESOLVED, that the stockholders of The NASDAQ OMX Group, Inc. approve, on an advisory basis, the compensation of NASDAQ OMX’s named executive officers, as disclosed in the proxy statement for NASDAQ OMX’s 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and other related tables and narrative disclosure.

This advisory vote is not binding on the board of directors and the management compensation committee. Although non-binding, the board of directors and the management compensation committee will review and consider the outcome of the vote when making future decisions regarding our executive compensation program.

The board of directors has adopted a policy providing for annual advisory votes to approve the company’s executive compensation. The next advisory vote to approve executive compensation will occur at the 2013 annual meeting of stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION ON AN ADVISORY BASIS.

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Compensation Discussion and Analysis

OVERVIEW

This Compensation Discussion and Analysis describes the compensation program for the year ended December 31, 2011 for our named executive officers:

•	Robert Greifeld, Chief Executive Officer;

•	Lee Shavel, Chief Financial Officer and Executive Vice President, Corporate Strategy;

•	Ronald Hassen, Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer;

•	Adena T. Friedman, Former Chief Financial Officer and Executive Vice President, Corporate Strategy;

•	Anna M. Ewing, Executive Vice President, Global Technology and Market Technology and Chief Information Officer;

•	Edward S. Knight, Executive Vice President, General Counsel and Chief Regulatory Officer; and

•	Eric W. Noll, Executive Vice President, Transaction Services U.S and U.K.

The independent members of NASDAQ OMX’s board of directors are responsible for overseeing our executive compensation program, and the board has delegated to its management compensation committee the primary responsibility for administering the program. Among other things, the management compensation committee is responsible for establishing the principles that underlie our executive compensation program, approving compensation for executive and senior officers and, in conjunction with the board, evaluating the performance and determining the compensation of our CEO. For additional information on the committee and its members, see “Proposal I: Election of Directors – Board Committees.” The committee’s charter can be found on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm.

EXECUTIVE SUMMARY

2011 – Business Highlights

NASDAQ OMX achieved many financial and operational successes during 2011. The table below summarizes key NASDAQ OMX financial results for the fiscal year ended December 31, 2011 when compared with the same period in 2010. For additional information on the economic and market considerations that influenced the management compensation committee’s decisions relating to 2011 executive compensation, please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K.

	Year Ended December 31,

	2011	2010	Percentage Change

	(in millions, except per share amounts)
Revenues less transaction rebates, brokerage, clearance and exchange fees	$1,690	$1,522	11.0%
Operating income	696	631	10.3%
Diluted earnings per share	2.15	1.91	12.6%
Stock price per share(1)	$24.51	$23.73	3.3%

(1)	Represents the closing market price of our common stock on the last trading day of each year.

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We closed three acquisitions and completed share repurchases totaling $100 million, or 3.98 million shares, during 2011. We also refinanced our credit facility and purchased $335 million of the aggregate principal amount of our 2.5% convertible senior notes due 2013 through a tender offer, thereby reducing overall borrowing costs, extending the maturity profile of debt obligations, increasing revolver borrowing capacity and generating positive earnings per share returns. In our Market Services segment, we migrated The NASDAQ Options Market to the NASDAQ OMX PHLX technology architecture, creating one of the fastest options match engines in the industry. In our Issuer Services segment, we attracted significant listing transfers, announcing that companies with more than $80 billion in market capitalization, including Texas Instruments Incorporated and Viacom Inc., intended to switch their listing to The NASDAQ Stock Market. In our Market Technology segment, the Singapore Stock Exchange and the Australian Stock Exchange each went live with NASDAQ OMX’s Genium INET technology, and BM&FBOVESPA, the largest stock exchange in Latin America, and Bovespa Market Supervision, the Brazilian self-regulatory organization, announced that they will use NASDAQ OMX’s SMARTS Integrity market surveillance platform to monitor trading across their equities and commodities platforms.

2011 – Executive Compensation Highlights

The successes described above occurred against a backdrop of investors’ cautious outlook about the pace of global economic recovery and governments’ ability to fund their sovereign debt. In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers for 2011 reflected our strong financial results despite a difficult economic environment. In addition, we continued to award a significant portion of compensation in equity, which rewards the named executive officers only for successful long-term company performance.

Annual Base Salaries. With two exceptions to recognize exceptional performance during 2010, base salaries of the named executive officers for 2011 remained at the same levels as for 2010.

Annual Performance-Based Cash Incentive Awards. In 2011, the annual performance-based cash incentive awards for our named executive officers were tied to two corporate performance measures, operating income (pre-tax run rate) and net revenue, as well as individual performance measures and the results of a “business effectiveness survey.” NASDAQ OMX’s corporate operating income (pre-tax run rate) exceeded the maximum performance level for this goal. Our 2011 net revenue exceeded the target range, but fell below the maximum performance level, for this goal. These results influenced final payouts for each of our named executive officers under our annual performance-based cash incentive awards. These final payouts ranged from 161% to 193% of target.

Long-Term Stock-Based Compensation. Because the company exceeded the maximum performance level for EPS growth over a three-year performance period from January 1, 2009 through December 31, 2011, Mr. Greifeld received a 150% payout of the target amount of performance share units (PSUs) included in his March 2009 PSU grant. Because the company exceeded the maximum performance level for operating income (pre-tax run rate) over a one-year performance period from January 1, 2011 through December 31, 2011, each of the other named executive officers (other than Ms. Friedman, who departed the company in 2011) received a 150% payout of the target amount of PSUs included in his or her 2011 PSU grant.

2012 – Significant Executive Compensation Events

As described further below, on February 22, 2012, NASDAQ OMX entered into a new employment agreement with Robert Greifeld, our CEO, and an amendment to the employment agreement with Edward S. Knight, our Executive Vice President, General Counsel and Chief Regulatory Officer. Both the agreement and the amendment have a fixed term of five years, with no automatic renewals thereafter. In addition, both the agreement and the amendment eliminate prior provisions that provided for a modified excise tax reimbursement with a gross-up payment for Messrs. Greifeld and Knight in limited circumstances.

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On March 16, 2012, the committee approved a new performance-based long-term incentive program for our CEO, executive vice presidents and senior vice presidents that will focus on total shareholder return (TSR). Consistent with our pay for performance philosophy, this program will represent 100% of our CEO and executive vice presidents’ long-term stock-based compensation and 50% of our senior vice presidents’ long-term stock-based compensation. Under the program, each individual will receive PSUs with a three-year cumulative performance period beginning in 2012. Performance will be determined by comparing NASDAQ OMX’s TSR to two peer groups, each weighted 50%. The first peer group consists of 13 exchange companies, and the second peer group consists of all S&P 500 companies. NASDAQ OMX’s relative performance ranking against each of these groups will determine the final number of shares delivered to each individual under the program. The maximum payout will be 200% of the number of PSUs granted if NASDAQ OMX ranks at the 85th percentile of both peer groups. However, if NASDAQ OMX’s TSR is negative for the three-year performance period, regardless of TSR ranking, the payout will not exceed 100% of the number of PSUs granted.

On March 27, 2012, the committee amended and restated Section 4(a) of the NASDAQ OMX Equity Incentive Plan (Equity Plan) to eliminate a share recycling provision applicable to shares deliverable to participants but withheld by the company, by “net settlement” or otherwise, for the payment of taxes or exercise costs. As a result, shares used to pay taxes or exercise costs, whether by net settlement or otherwise, will no longer be returned to the available shares for grant under the Equity Plan.

Executive Compensation Best Practices

Over the past several years, we have implemented several best practices to align with emerging market practices and stockholder expectations. Our executive compensation program is detailed over the next few pages; however, the following executive compensation practices are key aspects of our program.

•

Pay for Performance Philosophy. The primary focus of NASDAQ OMX’s executive compensation program is on pay for performance. As a result, a significant portion of compensation is performance-based and varies based on overall NASDAQ OMX performance.

•

Elimination of Share Recycling Provision. As discussed above, the committee eliminated from the Equity Plan a share recycling provision. This change ensures that our stockholders are asked to approve the available shares for grant under the Equity Plan more frequently.

•

Stock Ownership Guidelines. To align our executives with our stockholders, we have in place stock ownership guidelines. All of the named executive officers met or exceeded the guidelines as of December 31, 2011.

•

Stock Holding Requirement. Our stock ownership guidelines encourage the CEO, CFO, executive vice presidents and senior vice presidents to hold specified dollar amounts of stock grants until the stock ownership guidelines are met. Further, the guidelines require that these executives hold the specified dollar amounts of stock through the end of their employment with NASDAQ OMX.

•	Prohibition on Short Selling. Consistent with Section 16(c) of the Exchange Act, NASDAQ OMX prohibits short sales of NASDAQ OMX’s equity securities by a director or Section 16 officer.

•

Frozen Pension Plan and SERP. We do not accrue supplemental retirement benefits for our named executive officers. Our tax-qualified defined benefit pension plan (Pension Plan) and non-qualified supplemental executive retirement plan (SERP) have been frozen since 2007. Since then, no new participants may enter the Pension Plan or SERP, and no additional benefits may accrue under the Pension Plan or SERP.

•

Limited Severance Arrangements. We are not obligated to pay severance or other enhanced benefits to any named executive officer upon termination of his or her employment, except as described below in the case of a change in control of the company and in certain circumstances under the employment agreements with Messrs. Greifeld and Knight.

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•

“Double Trigger” Change In Control Agreements. We do not pay severance benefits solely upon the occurrence of a change in control of the company. Rather, severance benefits are payable only upon a “double trigger,” which occurs if a named executive officer incurs a qualifying termination of employment following a change in control of the company.

•	Elimination of Tax Gross-Up Payments on Severance Arrangements. We do not provide any tax gross-up payments on severance arrangements, and we do not intend to do so in the future.

•

Limited Perquisites. Our executive compensation program includes very few perquisites for our executives. Notably, the management compensation committee eliminated the provision of tax gross-ups on perquisites, effective January 1, 2010.

•

Incentive Recoupment Policy. We maintain an incentive recoupment or “clawback” policy that allows the company to recoup incentive payments to the executive officers in certain circumstances. In addition, Mr. Greifeld’s employment agreement contains an incentive recoupment provision.

•

Limited Employment Agreements. We typically provide an offer letter to executive officers upon hire or promotion noting that the executive is employed “at will.” Of our named executive officers, only Messrs. Greifeld and Knight have employment agreements.

•

Engagement of Independent Compensation Consultant. The management compensation committee engages an independent compensation consultant to assist the committee, as requested, in fulfilling various aspects of the committee’s charter. The independent compensation consultant reports directly to the committee, and not to management.

•

Extensive Risk Assessment of Compensation Programs. We monitor the risks associated with our compensation programs on an ongoing basis. In addition, on an annual basis, the audit and management compensation committees of our board of directors are presented with the results of an assessment of our employee compensation programs, including the performance goals set under the annual performance-based cash incentive plans, in order to evaluate the risks arising from our compensation policies and practices.

Approval of the Company’s Executive Compensation on an Advisory Basis

At our most recent annual meeting of stockholders, held on May 26, 2011, NASDAQ OMX conducted an advisory vote to approve the company’s executive compensation for the year ended December 31, 2010. Stockholders expressed substantial support for the compensation of our named executive officers, with approximately 95% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve the advisory vote. The committee took into account the results of this advisory vote when making compensation decisions through the remainder of 2011 and into early 2012. The committee also considered many other factors in evaluating our executive compensation programs, including the company’s pay for performance philosophy and a competitive market analysis of peer companies. While each of these factors bore on the committee’s decisions regarding our named executive officers’ compensation in 2011, the committee did not make any changes to our executive compensation program, policies and decisions as a result of the advisory vote at our most recent annual meeting of stockholders.

NASDAQ OMX also conducted an advisory vote on the frequency of future advisory votes to approve the company’s executive compensation. NASDAQ OMX’s stockholders indicated their preference for future advisory votes to be held annually. Consistent with the stockholders’ vote on this matter, NASDAQ OMX’s board of directors has adopted a policy providing for annual advisory votes to approve the company’s executive compensation.

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Opportunity for Stockholder Feedback

The committee carefully considers feedback from NASDAQ OMX’s regular engagement with our stockholders on executive compensation, corporate governance and other issues. The committee welcomes input from our stockholders on NASDAQ OMX’s compensation program through the communication process discussed in “Stockholder Communication With Directors.”

COMPENSATION PHILOSOPHY

The management compensation committee recognizes its important responsibilities to our stockholders. The committee has endeavored to create a performance-based compensation program that meets the needs of our global company and its stockholders.

On an annual basis, the committee reviews NASDAQ OMX’s compensation philosophy, programs and practices. The following core principles reflect the committee’s current compensation philosophy.

•	The compensation program creates long-term stockholder value by fostering an ownership culture.

•	All employees are eligible to participate in NASDAQ OMX’s equity programs.

•	Programs support an ownership culture that is focused on integrity and the key drivers of stockholder value.

•	Ownership guidelines applicable to the CEO, CFO, executive vice presidents and senior vice presidents are used to encourage executive stock ownership.

•	The compensation program supports a high-performance environment via performance-based rewards.

•	Variable pay is emphasized over fixed pay through participation in annual and long-term incentive plans.

•

A significant portion of compensation is performance-based and varies based on NASDAQ OMX performance, which enables participation in the short- and long-term growth and financial success of the company.

•	The program reinforces the importance of meeting and/or exceeding performance targets through superior awards for superior performance and through differentiated awards based on performance achieved.

•	Goal setting and achievement tracking are highly structured and measurable, with few discretionary adjustments.

•	Select employee benefits are performance-based.

•	Compensation plans and arrangements do not encourage excessive risk-taking by management.

•	The compensation program focuses on key business goals.

•	The program encourages decision-making to align the business strategy with goals set to drive industry-leading performance.

•	Goal setting at NASDAQ OMX is based on a continuous improvement philosophy.

•	Management is rewarded for maintaining a premier regulatory, compliance and ethics program.

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•	The compensation program enables NASDAQ OMX to compete effectively for talent.

•	The program is designed to attract, motivate and retain talented, high-performing individuals who are willing to commit to NASDAQ OMX’s success and to build long-term stockholder value.

•

The compensation program at NASDAQ OMX is reflective of industry practices and competitive global markets while remaining responsive to local market conditions, offering both competitive programs and compensation opportunities, while balancing the need for talent with the need to maintain reasonable compensation costs.

•	NASDAQ OMX communicates its compensation objectives and program clearly.

•	Ongoing employee educational programs ensure that the compensation objectives and program are well understood and serve as an effective motivational tool.

•	The value of total rewards is emphasized, versus only specific components of pay.

•	NASDAQ OMX ensures that its compensation program is straightforward and transparent so it is clear how organizational and individual actions translate into NASDAQ OMX performance and rewards.

•	NASDAQ OMX uses structured goal setting and achievement tracking.

DETERMINING EXECUTIVE COMPENSATION

Elements of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	annual base salaries;

•	annual performance-based cash incentive awards;

•	long-term stock-based compensation (i.e., equity awards);

•	retirement savings plans;

•	limited severance arrangements;

•	health and welfare benefits; and

•	limited perquisites.

Role of Our CEO

Mr. Greifeld, our CEO, regularly attends management compensation committee meetings at the invitation of the committee. Mr. Greifeld provides his perspective to the committee regarding executive compensation matters generally and the specific performance of the executives reporting to him, as discussed above.

However, in accordance with the listing rules of The NASDAQ Stock Market, Mr. Greifeld does not vote on executive compensation matters or attend executive sessions of the committee, and Mr. Greifeld is not present when his own compensation is being discussed or approved.

Mr. Essa Kazim, NASDAQ OMX’s other director who has been deemed by the board of directors not to be independent, also does not vote on executive compensation matters when such matters are considered by the board.

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Role of Compensation Consultants

The management compensation committee engages Frederic W. Cook & Co., Inc. (Cook & Co.), an outside, independent compensation consultant, to assist the committee, as requested, in fulfilling various aspects of the committee’s charter. When requested by the committee, Cook & Co. reviews committee materials and attends committee meetings and executive sessions. Cook & Co. is independent from NASDAQ OMX, has not provided any services to NASDAQ OMX other than to the committee, and receives compensation from NASDAQ OMX, as approved by the committee chair, only for services provided to the committee. Cook & Co. reports directly to the committee, and not to management.

NASDAQ OMX’s human resources department engages Meridian Compensation Partners to assist staff in gathering data, reviewing best practices and making recommendations to the committee about our executive compensation program. At the invitation of management, Meridian Compensation Partners occasionally attends committee meetings and reviews committee materials.

NASDAQ OMX’s human resources department also engages Watson Wyatt to collect, tabulate and analyze the “business effectiveness survey,” which compiles feedback and other data from employees on a wide range of issues that impact the company’s effectiveness as an organization. As discussed below, the results of this survey impact each named executive officer’s annual performance-based cash incentive award.

Compensation of Our CEO

Consistent with his employment agreement, our CEO’s compensation is determined on an annual basis by the board of directors and the management compensation committee. On a semiannual basis, the board and committee review Mr. Greifeld’s performance in executive session as part of the deliberative process to evaluate CEO performance against corporate goals and determine appropriate CEO compensation. The factors considered by the board and the committee include Mr. Greifeld’s performance against his annual performance objectives, the performance of the company, the quality and development of the management team and the management of the CEO and executive succession plan. The semiannual review process is led by the chairman of the board of directors and the chair of the management compensation committee.

Compensation of Our Other Named Executive Officers

Our CEO and NASDAQ OMX’s human resources department develop compensation recommendations for each of the executive vice presidents for consideration by the management compensation committee and the board of directors. As part of this process, our CEO meets individually with each executive to discuss his or her performance against pre-established objectives determined during the previous year, as well as performance objectives and development plans for the coming year. This meeting gives each executive an opportunity to present his or her perspective of his or her performance and potential objectives and challenges for the upcoming year. Our CEO presents the results of the meetings with each executive to the management compensation committee for their review and consideration as part of the committee’s deliberation process. For senior vice presidents like Mr. Hassen, compensation recommendations are developed by the executive vice president in charge of the relevant business unit, in consultation with NASDAQ OMX’s human resources department.

Tally Sheets

When recommending compensation for the CEO and approving compensation for the other named executive officers, the committee reviews a peer group analysis, which is discussed further below, and tally sheets that detail the various elements of compensation, including equity compensation, for each executive. The committee uses these tally sheets to evaluate the appropriateness of the total compensation package, to compare each executive’s total compensation opportunity with his or her actual payout and to ensure that the compensation appropriately reflects the compensation program’s focus on pay for performance.

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General Principles of the Committee When Determining Executive Compensation

To determine the amounts and mix of compensation elements, the management compensation committee considers the following general principles.

•

Pay for Performance. The primary focus of NASDAQ OMX’s executive compensation program is on pay for performance. Therefore, the committee considers the executive’s contribution to our short- and long-term financial performance, as well as his or her performance on other critical aspects of management that are qualitative in nature and may not be easily quantified into dollars (such as building our brand, employee development and regulatory excellence).

•

Retention. In addition to rewarding employees through a pay for performance philosophy, the executive compensation program also focuses on retaining employees, particularly those in roles critical to the company’s long-term success. To this end, all equity grants have performance-based and/or time-based vesting features to ensure that an employee must remain with the company for a period of time to receive value from the grant.

•

Competitive Market Analysis. The committee identifies compensation amounts that peers/competitors within the industry are paying to executives with similar positions and levels of experience, skills, education and responsibilities. The committee also considers industry and general economic conditions in assessing market competitiveness. However, while the committee uses this analysis as one of several tools in making executive compensation decisions, the committee does not set the compensation levels of our executives based solely upon this analysis.

•

Internal Equity. Our executives’ compensation generally increases with position and responsibility. The committee believes that compensation amounts should reflect the different levels of responsibilities and performance among our executives and between our CEO, who is responsible for the entire organization, and our other executives, who are responsible for a functional area or a line of business.

•

Collateral Implications. The committee designs our total compensation mix to encourage our executives to take appropriate risks aimed at improving the company’s performance and building long-term stockholder value. In addition, to mitigate any incentive to take inappropriate risks, each of our named executive officers is subject to the stock ownership guidelines and incentive recoupment policy discussed further below. The committee also considers the tax and accounting impact of the compensation program, as well as any regulatory compliance issues. Furthermore, the compensation program is subject to a comprehensive risk assessment process that is intended to identify any areas of the compensation structure that may unintentionally encourage inappropriate risk-taking.

The committee considers all of these principles in structuring compensation packages to reward the individual executive. Each individual component of compensation is considered independently and is not based on a formula; however, each component is intended to be complementary to the overall compensation package awarded to the executive.

Pay for Performance

The management compensation committee believes the compensation for NASDAQ OMX’s executives should be performance-based. Therefore, there were no guaranteed cash incentive awards for any named executive officer in 2011, other than the special assignment cash bonus for Mr. Hassen, which is discussed further below.

The management compensation committee sets target compensation levels for the performance-based elements of the compensation program. With respect to cash compensation, the allocation between base salary and annual cash incentives is determined based on the amount of cash compensation that the committee wishes to place “at risk.” “At risk” means that the executive will not realize any economic benefit unless the applicable objectives, most of which are tied to our overall company or business unit financial performance, are met or exceeded.

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Consistent with our compensation philosophy, our annual performance-based cash incentive plans are structured to ensure that a significant portion of each executive’s total cash compensation is contingent on performance and continued employment and, therefore, “at risk.”

Competitive Market Analysis

To evaluate the external competitiveness of our executive compensation program, the management compensation committee compares certain elements of the program to similar elements used by peer companies. Prior to 2011, the committee used two distinct peer groups, consisting of 37 companies in the aggregate, for competitive market analysis of the compensation program for our named executive officers. In 2011, the committee consolidated the two peer groups into one comprehensive peer group, consisting of 20 companies, to streamline the comparison data and reflect NASDAQ OMX’s industry size and global complexity. The committee believes that the usage and disclosure of a peer group supports good governance and provides valuable input to compensation design and amount decisions.

In selecting the comprehensive peer group, the committee considered potential peers among both direct industry competitors and companies in related industries with similar talent needs. After identifying potential peers on this basis, the committee used the following seven screening criteria to select appropriate peer companies:

•	revenue size;

•	market capitalization size;

•	financial performance;

•	direct exchange competitors;

•	financial services companies;

•	technology-dependent companies; and

•	companies with global complexity.

Each of these factors was initially weighted equally to develop a more refined list of companies for consideration. The committee then further reviewed each remaining company to determine its appropriateness for our final peer group with a particular focus on identifying meaningful talent peers. Certain companies were eliminated because of factors such as a significantly different market capitalization, their limited competitive position for executive talent and their limited global complexity relative to NASDAQ OMX.

The final peer group consists of the following 20 companies.

•   Automatic Data Processing, Inc.

•   CBOE Holdings, Inc.

•   Deutsche Börse AG

•   DST Systems, Inc.

•   Fidelity National Information Services, Inc.

•   IntercontinentalExchange, Inc.

•   Legg Mason, Inc.

•   MasterCard Incorporated

•   TD Ameritrade Holding Corporation

•   TMX Group Inc.

•   BGC Partners Inc.

•   CME Group Inc.

•   Discover Financial Services

•   E*TRADE Financial Corporation

•   Fiserv, Inc.

•   Invesco Ltd.

•   London Stock Exchange Group plc

•   NYSE Euronext

•   The Charles Schwab Corporation

•   Visa Inc.

The median 2010 revenue of this peer group was $3.0 billion, which is comparable to NASDAQ OMX’s revenue size.

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In addition, the committee takes into account that NASDAQ OMX faces competition for talent from private firms, such as high frequency and other small trading firms and private equity funds, for which public compensation data is not available.

Peer group data serves as only one reference point that the committee considers in evaluating our executive compensation program. The committee uses this data to see how various elements of our executive compensation program compare to other companies. However, the committee does not set the compensation of our executives based on this data or target NASDAQ OMX’s executive compensation to a specific percentile of the compensation set by our competitors. Instead, the comparison is conducted solely to determine if the compensation is competitive to the market, as represented by the peer group. Therefore, each executive is evaluated individually based on skills, knowledge, performance, development potential and, in the committee’s business judgment, the value he or she brings to the organization and NASDAQ OMX’s retention risk.

ANALYSIS OF 2011 EXECUTIVE COMPENSATION ELEMENTS

Annual Base Salaries

The management compensation committee normally reviews base salaries on an annual basis before the beginning of each year so that any changes will be effective on January 1. Occasionally, the committee may adjust base salaries during the year in response to significant changes in an executive’s responsibilities or events that would impact the long-term retention of a key executive. The committee establishes salaries at levels commensurate with each executive’s title, position and experience, recognizing that each executive is managing a component of a complex global company.

Under the terms of Mr. Greifeld’s employment agreement, his base salary for 2011 was $1 million, which has remained unchanged since 2006. The management compensation committee decided that leaving his salary unchanged for 2011 was consistent with the terms of his employment agreement and the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), that limit to $1 million the amount of non-performance-based compensation paid to the CEO that the company may deduct for federal income tax purposes.

Following its compensation review at the end of 2010, the committee increased the base salary for Mr. Knight from $475,000 to $500,000 to reward him for his exceptional performance and regulatory leadership in 2010. The committee also noted that Mr. Knight’s base salary had remained unchanged for the preceding two years. The committee increased the base salary for Mr. Hassen from $350,000 to $360,000 to recognize his exceptional work performance and the value he brings to NASDAQ OMX. Both salary increases were effective January 1, 2011. The base salaries for the other named executive officers remained unchanged.

The following table shows each named executive officer’s base salary at December 31, 2011 and 2010.

Named Executive Officer	Base Salary at December 31, 2011	Base Salary at December 31, 2010

Robert Greifeld	$1,000,000	$1,000,000
Lee Shavel(1)	$500,000	—
Ronald Hassen	$360,000	$350,000
Adena T. Friedman(2)	—	$500,000
Anna M. Ewing	$500,000	$500,000
Edward S. Knight	$500,000	$475,000
Eric W. Noll	$500,000	$500,000

(1)	Mr. Shavel began employment at NASDAQ OMX effective May 23, 2011.

(2)	Ms. Friedman resigned from her position at NASDAQ OMX effective March 4, 2011.

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Special Assignment Cash Bonus for Mr. Hassen

When Ms. Friedman resigned from her position at NASDAQ OMX effective March 4, 2011, Mr. Hassen agreed to serve as Interim Chief Financial Officer until a replacement could be hired and then to assist with the subsequent transition. The committee approved a special assignment cash bonus of $150,000 per quarter to compensate Mr. Hassen for the significant increase in his responsibilities during the interim period and the subsequent transition. Mr. Hassen received a prorated amount of $296,014 under this arrangement. All of Mr. Hassen’s other compensation, including his base salary and target incentive award, remained unchanged.

Annual Performance-Based Cash Incentive Awards

Annual performance-based cash incentives are an integral part of our executive compensation program. Mr. Greifeld and all of NASDAQ OMX’s executive vice presidents receive such awards through our stockholder-approved Executive Corporate Incentive Plan (ECIP). Mr. Hassen and all other NASDAQ OMX employees receive such awards through our Corporate Incentive Plan (CIP).

Plan-Based Target Award Opportunities

At the beginning of each year, the management compensation committee establishes the target annual cash incentive award opportunity for our named executive officers. As provided under his employment agreement, Mr. Greifeld’s target annual cash incentive award opportunity for 2011 was 200% of base salary. For 2011, the committee set the target annual cash incentive award opportunity for each of the other named executive officers at amounts ranging from 100% to 150% of base salary, based on its assessment of each officer’s position and responsibilities, the competitive market analysis and the company’s retention objectives.

Performance Goals

The annual cash incentive award payments for our executives are based on the achievement of pre-established corporate and individual performance goals. The CEO selects and recommends goals for each executive vice president based on their areas of responsibility and on input from each executive. The management compensation committee and the board of directors review and consider our CEO’s recommendations and approve the goals for the coming year after identifying the objectives most critical to our future growth and most likely to hold executives accountable for the operations for which they are responsible. For senior vice presidents like Mr. Hassen, the goals are set in consultation with the executive vice president in charge of the relevant business unit based on the particular area of responsibility.

For 2011, the target annual cash incentive award opportunity for our CEO was tied primarily to two corporate performance measures: operating income (pre-tax run rate) and net revenue. For 2011, the target annual cash incentive award opportunities for the other named executive officers involved the two corporate performance measures, as well as individual strategic measures tied largely to the business units and operations for which each officer is responsible. The committee chose the two corporate performance measures because these are key financial metrics that drive both short-term performance and long-term value. The committee set the individual strategic measures to reflect the key responsibilities of each executive and incent focus on particular objectives in 2011. The individual strategic measures are described below.

•

Mr. Shavel’s individual strategic measures related to the success of five strategic initiatives in the areas of clearing and OTC derivatives, geographic opportunities, access/broker/post-trade services, corporate solutions and deal analysis; and the achievement of three objectives in the areas of return on investment capital analysis, analysis of the NASDAQ OMX cost structure and investor conferences.

•

Mr. Hassen’s individual strategic measures related to the corporate expense budget; the success of five strategic initiatives in the areas of clearing and OTC derivatives, geographic opportunities, access/broker/post-trade services, corporate solutions and deal analysis; and the implementation of a redesign of NASDAQ OMX’s financial processes and systems.

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•

Ms. Ewing’s individual strategic measures related to run rate expenses for the Global Technology Services business unit; systems reliability; information security compliance; revenues from the Market Technology business unit; and the profits and losses of the Market Technology business unit.

•

Mr. Knight’s individual strategic measures related to regulatory leadership and integrity; effective legal/business partnerships, including regulatory approvals efficiency; deal support; initiatives in the intellectual property area; initiatives in the corporate governance, ethics and board support areas; public policy effectiveness; and expense management for the Office of General Counsel.

•

Mr. Noll’s individual strategic measures related to profits and losses for the Transaction Services U.S. business unit; revenues from the Transaction Services U.S. business unit; U.S. equities market share; U.S. options market share; and the operating margin of the FTEN business unit.

In addition, for 2011, 10% of each named executive officer’s target annual cash incentive award opportunity was based on the results of a “business effectiveness survey” conducted near the end of the year. This survey compiled feedback and other data from employees on a wide range of issues that impact the company’s effectiveness as an organization. Management uses the “business effectiveness survey” on an annual basis to assess past decisions and provide an opportunity for employees to voice their views on how management is doing and how improvements to the organization can be made. This goal was measured on a sliding scale of 1 to 100 based on survey goals. A score of 50 or lower resulted in 0% payout, a score of 67 to 72 resulted in a 100% payout and a score of 90 or higher resulted in a 200% payout. We retain Watson Wyatt, a national human resources consulting firm, to collect, tabulate and analyze the survey.

The following table shows each named executive officer’s performance objectives for 2011 and the relative weighting of these objectives. Since Ms. Friedman left the company in early 2011, no performance objectives were established for her, and she did not receive any incentive compensation for 2011.

Named Executive Officer	Target Incentive Compensation Opportunity	Corporate Performance Goals		Business Effectiveness Survey	Individual Strategic Measures
		Operating Income (Pre-Tax Run Rate)	Corporate Net Revenue

Robert Greifeld	$2,000,000	55%	35%	10%	—
Lee Shavel	$750,000	40%	20%	10%	30%
Ronald Hassen	$360,000	20%	10%	10%	60%
Anna M. Ewing	$750,000	20%	20%	10%	50%
Edward S. Knight	$600,000	20%	—	10%	70%
Eric W. Noll	$750,000	10%	10%	10%	70%

Award Payouts

The management compensation committee and the board of directors approved the performance goals in early 2011 and received periodic progress updates during the course of the year. In early 2012, the committee received a final report on the level of achievement on each goal, and on the basis of this report, it approved payouts for

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2011. With respect to the corporate performance goals, the minimum, target and maximum performance levels, NASDAQ OMX’s actual performance for 2011 and the resultant payout percentage of the target incentive award amounts were as follows:

Corporate Performance Goal	Minimum	Target		Maximum (for 200% payout)	NASDAQ OMX’s Results for 2011 as Measured for Compensation Purposes	Payout Percentage of Target Incentive Award Amount

Operating Income (Pre-Tax Run Rate)(1)	$690.0 million		$721.4 million - $741.4 million	$770.0 million	$780.2 million	200%
Net Revenue(1)	$1,560.0 million	$ $	1,603.3 million - 1,633.3 million	$1,675.0 million	$1,659.5 million	163%

(1)	For these purposes, operating income (pre-tax run rate) and net revenue exclude the effects of foreign exchange and extraordinary transactions. Operating income (pre-tax run rate) also excludes certain non-recurring expense items, such as charges relating to debt restructuring and share repurchases, severance, real estate reserves, deal expenses and other expenses. As a result, these calculations differ from the GAAP calculations of operating income and revenues less transaction rebates, brokerage, clearance and exchange fees reported in our Form 10-K.

With respect to the individual strategic measures for certain of the named executive officers, the management compensation committee set the targets for these goals at levels where the maximum payout would be difficult to achieve and beyond budget assumptions. For the 2011 individual strategic measures applied to the named executive officers, two measures were scored between 0% and 100% payout, eight were scored between 100% and 200% payout and twelve were scored at 200% payout. To the extent that payouts were made at the 200% level, the awards were intended to reward superior performance with respect to the relevant measures and with respect to the company’s performance in the relevant areas. With respect to the business effectiveness survey goal, the named executive officers received a range of payouts from 100% to 175% of the target incentive award amounts allocated to this goal.

The actual annual cash incentive award payouts to the named executive officers for 2011 are set forth in the following table.

Named Executive Officer	ECIP or CIP Award Payout	Award Payout as a Percentage of Target

Robert Greifeld	$3,591,000	180%
Lee Shavel	$1,290,000	172%
Ronald Hassen	$681,480	189%
Anna M. Ewing	$1,210,500	161%
Edward S. Knight	$1,155,000	193%
Eric W. Noll	$1,300,000	173%

Payouts are determined by the management compensation committee after the end of the year and are based on the sum of (i) actual performance under each corporate performance metric, (ii) the results of the business effectiveness survey and (iii) where applicable, actual performance against an executive’s individual strategic measures. Each goal applicable to the named executive officers for 2011 had a minimum, target and maximum performance level.

Long-Term Stock-Based Compensation

Long-term incentive compensation consists entirely of equity awards. The management compensation committee believes that equity awards align the interests of our employees with those of our stockholders by rewarding outstanding performance and providing incentives to increase the value of our stockholders’ investments.

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Equity Awards to Our CEO in 2011

As described further below, the committee granted PSUs to Mr. Greifeld in March 2011. In February 2012, the committee approved the settlement of a PSU grant made to Mr. Greifeld in March 2009.

March 2011 PSU Grants. In March 2011, the committee approved Mr. Greifeld’s fifth annual grant of PSUs, which was similar in structure to prior grants made under his employment agreement. At the end of a three-year performance period, Mr. Greifeld may earn from 0% to 150% of the 100,000 units granted, depending upon the attainment of performance goals established by the management compensation committee. The committee regularly monitors Mr. Greifeld’s performance and progress toward achieving the goals that have been established for the annual PSU grants.

The committee set the performance target for the March 2011 PSU grant as fully diluted non-GAAP earnings per share (EPS) growth compounded annually over the three-year performance period. Non-GAAP EPS growth was selected as the performance target because the committee believed it was the primary overall driver of stockholder value.

Non-GAAP EPS growth will be determined based upon the amount by which our adjusted non-GAAP EPS, as reported by the company, for the fiscal year ending December 31, 2013, exceeds our reported non-GAAP EPS for the fiscal year ended December 31, 2010, which has been determined to be $1.99. The target growth rate was set higher than the rate used for Mr. Greifeld’s 2010 PSU grant in recognition of an improved economic outlook, as well as a desire to set more difficult goals from year to year. Non-GAAP EPS is calculated by adjusting our reported GAAP EPS for significant non-recurring charges or gains (and their related income tax effects) that are not related to our core business. The non-GAAP EPS for the fiscal year ending December 31, 2013 also will be adjusted for certain stock and assets acquisitions that occur during the performance period. The committee will rely on the company’s audited financial statements, non-GAAP reconciliations and related information for purposes of determining the amount, if any, of non-GAAP EPS growth.

The following table sets forth the number of shares that Mr. Greifeld will receive at settlement of the March 2011 PSU grant at varying non-GAAP EPS growth performance levels.

	Minimum Performance	Target Performance	Maximum Performance
Non-GAAP EPS Growth (compounded annual increase over the Performance Period)	8% growth	16% growth	24% growth
Adjusted EPS Level	$2.51	$3.11	$3.79
Number of Shares Deliverable	50,000	100,000	150,000

For non-GAAP EPS growth below the minimum performance level, Mr. Greifeld will receive no shares. For non-GAAP EPS growth between the minimum and target performance levels or between the target and maximum performance levels, the number of shares deliverable will be interpolated by the committee to three decimal places.

Settlement of March 2009 PSU Grant. In February 2012, the management compensation committee determined the number of shares that Mr. Greifeld was entitled to receive upon vesting in connection with his March 2009 PSU grant, which had a target amount of 80,000 shares. These PSUs had a performance period from January 1, 2009 through December 31, 2011 and a performance target of EPS growth compounded annually over the three-year performance period. EPS growth was determined based upon the amount by which our adjusted EPS for the fiscal year ended December 31, 2011 exceeded our EPS for the fiscal year ended December 31, 2008, which had been determined to be $1.58.

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The following table sets forth the number of shares that Mr. Greifeld was entitled to receive at settlement of the March 2009 PSU grant at varying EPS growth performance levels.

	Minimum Performance	Target Performance	Maximum Performance

EPS Growth (compounded annual increase over the Performance Period)	5% growth	10% growth	15% growth
Adjusted EPS Level	$1.83	$2.10	$2.40
Number of Shares Deliverable	40,000	80,000	120,000

The committee determined that adjusted EPS growth exceeded the maximum performance level, and therefore, Mr. Greifeld was entitled to receive the maximum amount of 120,000 PSUs, which was 150% of target.

Equity Awards to the Other Named Executive Officers in 2011

As part of the annual all-employee equity grant, the committee granted stock options and PSUs to the other named executive officers (other than Ms. Friedman) in 2011. These grants reflect the committee’s intent to motivate performance and recognize performance-based achievement. Consistent with the prior year, the management compensation committee determined that the appropriate allocation of equity awards to the executive vice presidents should be 80% PSUs and 20% stock options. More than 50% of the shares awarded are on a performance basis. For senior vice presidents like Mr. Hassen, the allocation of awards was 50% PSUs and 50% stock options.

The committee determined that these allocations, which favor performance-based achievement:

•	reflect our pay for performance philosophy;

•	more closely align the executives’ long-term incentive awards with our CEO;

•	clearly articulate long-term performance expectations through minimum, target and maximum goals; and

•	are less dilutive than solely granting stock options (as PSUs require fewer shares than stock options to convey the same economic value).

Mr. Greifeld recommended the specific awards for each of the named executive officers, which varied among executives depending upon responsibilities and retention considerations. The executives responsible for our business units and technology, which are most critical to our future growth, generally received larger awards than other executives in support functions. The management compensation committee evaluated these recommendations and determined that the amount of each award reflected the individual’s contributions and was appropriate for retention purposes.

2011 Option Grants. For the stock option portion of the 2011 equity grant, the ultimate vesting schedule depended upon NASDAQ OMX’s achievement of the same corporate operating income (pre-tax run rate) goal discussed above under “Annual Performance-Based Cash Incentive Awards” during a one-year performance period running from January 1 through December 31, 2011. The committee believes that this key financial metric drives both short-term performance and long-term value. The vesting schedule is shown in the table below:

Operating Income (Pre-Tax Run Rate)(1)	Vesting Schedule for 100% of Options

< $721.4 million	Vest 5 years from date of grant
$721.4 million up to, but not including, $770.0 million	Vest 4 years from date of grant
≥ $770.0 million	Vest 3 years from date of grant

(1)	For these purposes, operating income (pre-tax run rate) excludes the effects of foreign exchange and extraordinary transactions, as well as certain non-recurring expense items, such as charges relating to debt restructuring and share repurchases, severance, real estate reserves, deal expenses and other expenses. As a result, this calculation differs from the GAAP calculation of operating income reported in our Form 10-K.

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Since NASDAQ OMX’s operating income (pre-tax run rate) of $780.2 million exceeded the maximum performance level, the stock options awarded in the 2011 equity grant will vest three years from the date of grant.

Consistent with all option grants under the Equity Plan, the stock options awarded in the 2011 equity grant have a term of ten years and an exercise price equal to the closing price of NASDAQ OMX’s common stock on The NASDAQ Stock Market on the date of grant. The amount of options awarded to each of the other named executive officers as part of the 2011 equity grant is set forth below.

Named Executive Officer	Option Amount

Lee Shavel	41,257
Ronald Hassen	14,165
Anna M. Ewing	39,661
Edward S. Knight	25,496
Eric W. Noll	33,995

2011 PSU Grants. For the PSU portion of the 2011 equity grant, the committee set a target value for each award. The actual number of shares the executives received varied based on NASDAQ OMX’s achievement of the same corporate operating income (pre-tax run rate) goal discussed above under “Annual Performance-Based Cash Incentive Awards” during a one-year performance period running from January 1, 2011 through December 31, 2011.

Following the performance period, the PSUs vest one-third per year over a three-year period as long as the executive remains employed by NASDAQ OMX. Consequently, executives who remain with NASDAQ OMX will be vested in one-third of the award on December 31, 2012, one-third of the award on December 31, 2013 and one-third of the award on December 31, 2014. The ultimate value of the PSU award depended on how NASDAQ OMX’s operating income (pre-tax run rate) in 2011 compared to the following levels:

	Minimum Performance	Target Performance	Maximum Performance

Operating Income (Pre-Tax Run Rate)(1)	$690.0 million	$721.4 million - $741.4 million	$770.0 million
Payout Percentage of Target Award	50%	100%	150%

(1)	For these purposes, operating income (pre-tax run rate) excludes the effects of foreign exchange and extraordinary transactions, as well as certain non-recurring expense items, such as charges relating to debt restructuring and share repurchases, severance, real estate reserves, deal expenses and other expenses. As a result, this calculation differs from the GAAP calculation of operating income reported in our Form 10-K.

Performance below the minimum performance level would result in no shares awarded. Performance between the minimum and the target and between the target and the maximum levels would result in incremental changes in payout on a straight-line basis.

In early 2012, the management compensation committee determined the number of shares that each of the other named executive officers was entitled to receive upon vesting in connection with the 2011 PSU grant. Since NASDAQ OMX’s operating income (pre-tax run rate) of $780.2 million exceeded the maximum performance level, each executive received 150% of his or her PSU grant’s target award value. The target amounts of the 2011 PSU grants and final number of shares awarded to the other named executive officers are set forth below.

Named Executive Officer	PSU Target Share Amount	Final Number of Shares Awarded

Lee Shavel	44,908	67,362
Ronald Hassen	3,956	5,934
Anna M. Ewing	44,304	66,456
Edward S. Knight	28,482	42,723
Eric W. Noll	37,975	56,963

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General Equity Award Grant Practices

The exercise price for stock options and the reference price for calculating the value of RSUs and PSUs is the closing market price of NASDAQ OMX’s common stock on the date of grant. The management compensation committee considers whether to make equity awards at a regularly scheduled meeting. Regular board and committee meetings are scheduled well in advance without regard to material news announcements by NASDAQ OMX. Existing equity ownership levels are not a factor in award determinations as we do not want to discourage the named executive officers from holding significant amounts of NASDAQ OMX’s common stock.

Throughout the performance period, the management compensation committee receives updates on the executives’ progress in achieving the applicable performance measures and monitors the compensation expense that the company is incurring for outstanding equity awards. The committee believes that the current and expected expense amounts are reasonable and justified in light of the committee’s goals of aligning the long-term interests of officers and employees with those of stockholders and retaining the current management team.

Rule 10b5-1 Plans

NASDAQ OMX permits all employees, including the named executive officers, to enter into plans established under Rule 10b5-1 of the Exchange Act to enable them to trade in our stock, including stock received through equity grants, during periods in which they might not otherwise be able to trade because material nonpublic information about NASDAQ OMX has not been publicly released. These plans include specific instructions to a broker to trade on behalf of the employee if our stock price reaches a specified level or if certain other events occur, and therefore, the employee no longer controls the decision to trade in our stock. As of December 31, 2011, two of our named executive officers had Rule 10b5-1 plans in place.

Stock Ownership Guidelines

We have long recognized the importance of stock ownership as an important means of closely aligning the interests of our executives with the interests of our stockholders. In addition to using equity awards as a primary long-term incentive compensation tool, we have in place stock ownership guidelines for our CEO, CFO, executive vice presidents and senior vice presidents. Under its charter, the management compensation committee is responsible for reviewing annually the stock ownership guidelines and verifying compliance thereunder.

Under the guidelines, our CEO, CFO, executive vice presidents and senior vice presidents are expected to own specified dollar amounts of NASDAQ OMX common stock based on a multiple of their base salary. The multiple is determined by officer level: our CEO must hold shares valued at a 6X multiple of base salary, our CFO must hold a 4X multiple, other executive vice presidents must hold a 3X multiple and senior vice presidents must hold a 1X multiple. Individual holdings, shares jointly owned with immediate family members or held in trust, shares of restricted stock (including vested and unvested), vested shares underlying PSUs and shares purchased or held through NASDAQ OMX’s plans, such as the NASDAQ OMX Employee Stock Purchase Plan (ESPP), count toward satisfying the guidelines. New executives and executives who incur a material change in their responsibilities are expected to meet the applicable level of ownership within four years of their start date or the date of the change in responsibilities. Senior vice presidents subject to these guidelines when the guidelines were amended in 2009 to cover this level of officer are expected to meet the applicable level of ownership by October 21, 2013. All of the named executive officers currently employed by the company were in compliance with the guidelines as of December 31, 2011.

Stock Holding Requirement

We encourage our CEO, CFO, executive vice presidents and senior vice presidents to retain equity grants until the applicable stock ownership level is reached. Under the guidelines, these officers must hold the specified dollar amounts of stock through the end of their employment with NASDAQ OMX. We feel that our stock

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ownership guidelines provide proper alignment of the interests of our management and our stockholders, and therefore, we do not have additional stock holding requirements beyond the stock ownership guidelines.

Prohibition on Short Selling

Consistent with Section 16(c) of the Exchange Act, NASDAQ OMX prohibits short sales of NASDAQ OMX’s equity securities by a director or Section 16 officer. Specifically, a director or Section 16 officer may not directly or indirectly sell NASDAQ OMX’s equity securities if the director or Section 16 officer (i) does not own the security sold or (ii) if owning the security, does not deliver it against a sale within 20 days thereafter or does not within five days after a sale deposit it in the mail or another delivery channel.

Retirement Savings Plans

NASDAQ OMX’s retirement savings plans are part of our overall compensation and benefits program. The management compensation committee considers appropriate retirement savings options to be a critical component of its package to retain employees at all levels. For more information about NASDAQ OMX’s retirement savings plans, see “Executive Compensation – Retirement Benefits.”

Limited Severance Arrangements

Except as described below in certain circumstances under the employment agreements with Messrs. Greifeld and Knight, under the employment offer letter with Mr. Shavel and in the case of a change in control of the company, we are not obligated to pay general severance or other enhanced benefits to any named executive officer upon termination of his or her employment. However, the management compensation committee has the discretion to pay severance plan benefits. Severance plan decisions do not influence the management compensation committee’s other decisions regarding compensation as these other decisions are focused on motivating our executives to remain with NASDAQ OMX and contribute to our future success.

Mr. Greifeld’s employment agreement contains provisions for the payment of severance benefits if the company terminates his employment without “cause” or Mr. Greifeld terminates his employment “for good reason.” There are separate provisions for severance benefits if such termination occurs (i) without regard to a change in control or (ii) within two years of a change in control. “Good reason” includes a reduction in Mr. Greifeld’s position, duties or authority, the company’s failure to secure agreement of any successor entity that he will continue in his position, relocation of Mr. Greifeld’s principal work location beyond a 50 mile radius of the current location or any other material breach of the employment agreement.

Mr. Knight’s employment agreement contains provisions for the payment of severance benefits that are triggered if the company terminates his employment without “cause” or Mr. Knight terminates his employment “for good reason.” “Good reason” includes a reduction in Mr. Knight’s position, duties or authority, the company’s failure to secure agreement of any successor entity that he will continue in his position or any other material breach of the employment agreement.

Mr. Shavel’s employment offer letter contains provisions for the payment of severance benefits in the event of a reduction-in-force or other involuntary termination of employment (other than a termination for “for cause” as defined in the Equity Plan or a change in control of the company) during the first three years of employment. Under these provisions, Mr. Shavel will be eligible for 15 months of severance pay at his then current base salary and any additional severance benefits (excluding severance pay) provided under the company’s then current in-practice severance policy.

When the company completed its transition to a public company and adopted an acquisition strategy, the management compensation committee and the board of directors approved change in control agreements in 2005 for each executive not previously covered by such an agreement (letter agreements). In structuring these letter

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agreements, the management compensation committee evaluated comparable change in control severance arrangements offered by other peer companies in the financial services industry and considered the size of the severance package the committee might approve in other contexts. These agreements are intended to provide management stability and to reduce any reluctance on the part of executives to pursue potential transactions that may enhance the value of our stockholders’ investments. The management compensation committee reviews these agreements on a regular basis to ensure that they remain appropriate for NASDAQ OMX’s executive compensation program.

The management compensation committee believes that the terms for triggering payment are reasonable and that some of the terms are more restrictive in several important ways than change in control agreements at many other companies. For example, under the letter agreements, a severance payment is available only if termination of employment (“other than for cause” if by NASDAQ OMX or for “good reason” if by the executive) occurs within one year following a “change in control” of the company or in certain situations within 180 days prior to a change in control. For Mr. Greifeld, a severance payment as a result of a change in control is available only if termination of employment occurs within two years following the change in control. The letter agreements and Mr. Greifeld’s employment agreement use what is known as a “double trigger,” meaning that a payment is activated only upon the occurrence of both a change in control of the company and a loss of employment. Benefits under these agreements will be provided only if NASDAQ OMX is the target organization. In addition, a change in control under these agreements is limited to situations where the acquirer obtains a majority of NASDAQ OMX’s voting securities or the current members of our board of directors (or their approved successors) cease to constitute a majority of the board. Finally, the agreements do not modify or otherwise change the treatment of the executive’s outstanding equity awards upon a “double trigger” termination in connection with a change in control without cause or for good reason.

For further information on NASDAQ OMX’s limited severance arrangements, see “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Health and Welfare Benefits

We provide a voluntary comprehensive health and welfare benefits program to our executives, including the named executive officers that mirrors the program offered to our other employees. Named executive officers also are allowed to participate in our ESPP on the same terms as other employees.

Limited Perquisites

Because our executive compensation program emphasizes pay for performance, it includes very few perquisites for our executives. In view of the demands of his position, we provide Mr. Greifeld with a company car and driver for use when conducting company business. Mr. Greifeld reports his use of the company car and driver for personal reasons in the Summary Compensation Table included below under “Executive Compensation.” In 2011, this amount was $40,267, which was the incremental cost of Mr. Greifeld’s personal use of the car (including commutation) based on an allocation of the cost of the driver, tolls, fuel and maintenance.

Officers at the level of senior vice president and above are eligible to receive basic financial planning services and executive health exams. Participation in each of these programs is voluntary. To be consistent with best practices regarding executive compensation, the committee eliminated the provision of a tax gross-up for the financial planning benefit and for any other benefit that may be offered to executives in the future, other than under employment agreements, effective January 1, 2010.

GLOBAL ETHICS PROGRAM, CODE OF ETHICS AND INCENTIVE RECOUPMENT POLICY

The NASDAQ OMX board annually reviews the company’s global ethics program, including the code of ethics and supporting policies. The NASDAQ OMX board will take action to remedy any fraudulent or intentional

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misconduct by an executive that is uncovered and will determine the appropriate disciplinary action against the executive. Discipline would vary depending on the facts and circumstances, and may include termination of employment or initiation of an action for breach of fiduciary duty under the company’s code of ethics. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The board and committee have adopted an incentive recoupment or “clawback” policy that is applicable to the named executive officers and other executive vice presidents. The policy provides that the company may recoup any cash or equity incentive payments predicated upon the achievement of financial results or operating metrics that were subsequently determined to be incorrect on account of material errors, material omissions, fraud or misconduct.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

The management compensation committee considers the income tax consequences of individual compensation elements when it is analyzing the overall level of compensation and the mix of compensation among individual elements.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code provides a limit of $1 million on the remuneration that may be deducted by a public company in any year in respect of the CEO and the three other most highly compensated executive officers (other than the principal financial officer), with an exception to this limitation for certain “performance-based compensation.” Although we consider deductibility under Section 162(m) when structuring our compensation arrangements for our named executive officers, depending upon the relevant circumstances at the time, the committee may determine to award compensation that may not be deductible. In making this determination, the committee balances the purposes and needs of our executive compensation program against potential tax cost.

Elimination of Tax Gross-Up Provisions

Mr. Greifeld’s new employment agreement and the third amendment to Mr. Knight’s employment agreement eliminate prior provisions that entitled Messrs. Greifeld and Knight to limited gross-up payments in the event of termination after a change in control to reimburse them for any excise tax imposed under Section 4999 of the Code, as well as any additional income and employment taxes resulting from such reimbursement.

Mr. Greifeld’s new employment agreement includes a “best net provision” for any amounts payable to Mr. Greifeld upon a “double trigger” termination in connection with a change in control without cause or for good reason. Under this provision, if any amounts payable to Mr. Greifeld would be characterized as excess parachute payments and due to that characterization, Mr. Greifeld would be subject to an excise tax under Section 4999 of the Code, the amounts will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Mr. Greifeld’s receipt on an after-tax basis of the greatest amount of termination and other benefits.

The change in control letter agreements with our other named executive officers do not provide for tax gross-ups or reimbursements of any excise or other taxes that may be payable by the executive under Section 4999 of the Code in connection with the change in control of the company. Rather, the agreements provide that, if any payments or benefits to an executive would be subject to an excise tax under Section 4999, payments and/or benefits to the executive will be reduced to an amount that does not trigger an excise tax.

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NEW EMPLOYMENT AGREEMENT WITH CEO

On February 22, 2012, NASDAQ OMX entered into a new employment agreement with Robert Greifeld, NASDAQ OMX’s CEO. The new employment agreement replaces NASDAQ OMX’s prior employment agreement with Mr. Greifeld, which was entered into effective January 1, 2007.

The management compensation committee and board of directors considered the following factors important in negotiating the new employment agreement:

•

During Mr. Greifeld’s tenure, NASDAQ OMX has transformed from a single U.S.-based cash equities exchange to a global company that operates 24 markets and 3 clearinghouses across multiple asset classes. In addition, our technology powers more than 70 exchanges, clearing organizations and central securities depositories in 50 countries;

•	continuity of leadership at the CEO level is important to continue building stockholder value, and it was therefore important to retain Mr. Greifeld for a fixed period of time;

•	consistent with the prior employment agreement, the new employment agreement should emphasize long-term pay for performance incentives; and

•	to the extent possible, the new employment agreement should reflect best practices in executive compensation and corporate governance.

The management compensation committee and Mr. Greifeld agreed that the terms of the prior employment agreement were sufficient in most respects (e.g., base salary, benefits and short-term incentives). Therefore, the terms of the new employment agreement with Mr. Greifeld are similar in most respects to the terms of his prior agreement.

Significantly, the new employment agreement has a term of five years, with no automatic renewals thereafter. The agreement guarantees the same base salary and target annual incentive compensation award as under the prior agreement. The agreement does not guarantee the grant of any equity awards, although Mr. Greifeld may be granted equity awards under the Equity Plan, based on the management compensation committee’s evaluation of the performance of NASDAQ OMX and Mr. Greifeld, peer group market data and internal equity and consistent with past practices with respect to the combined aggregate value of prior grants. Finally, the agreement sets forth the payments that Mr. Greifeld will receive under various termination scenarios and eliminates a provision from Mr. Greifeld’s prior employment agreement that provided for a modified excise tax reimbursement with a gross-up payment in limited circumstances.

In negotiating the new agreement, the committee utilized Cook & Co., its outside, independent compensation consultant, to advise on executive compensation and corporate governance matters. When requested by the committee, Cook & Co. provided independent advice, analyzed current market conditions and helped design a compensation package that would be both competitive and effective at driving long-term performance and increasing stockholder value.

For a further description of the key terms of Mr. Greifeld’s new employment agreement, see “Executive Compensation – Employment Agreements” and “Executive Compensation – Potential Payments upon Termination or Change in Control.”

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT WITH EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CHIEF REGULATORY OFFICER

At the same time NASDAQ OMX entered into the new employment agreement with Mr. Greifeld, it also entered into a third amendment to the employment agreement with Mr. Knight. In negotiating the amendment, the management compensation committee and board of directors wanted to retain Mr. Knight for a fixed period of time in recognition of the exemplary leadership that he brings NASDAQ OMX in the areas of legal services, government relations, listing qualifications and market regulation.

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The amendment extends Mr. Knight’s term of employment for five years, with no automatic renewals thereafter. The amendment also eliminates a provision from Mr. Knight’s employment agreement that provided for a modified excise tax reimbursement with a gross-up payment in limited circumstances.

For a further description of the key terms of Mr. Knight’s employment agreement, see “Executive Compensation – Employment Agreements” and “Executive Compensation – Potential Payments upon Termination or Change in Control.”

MANAGEMENT COMPENSATION COMMITTEE REPORT

The management compensation committee reviewed and discussed the Compensation Discussion and Analysis with our management. After such discussions, the committee recommended to NASDAQ OMX’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NASDAQ OMX’s Form 10-K.

The Management Compensation Committee

Michael Casey, Chair

Lon Gorman

Glenn H. Hutchins

Birgitta Kantola

Michael R. Splinter

Deborah L. Wince-Smith

MANAGEMENT COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the management compensation committee is an executive officer, employee or former officer of NASDAQ OMX. With the exception of Mr. Greifeld, none of NASDAQ OMX’s executive officers serves as a current member of the NASDAQ OMX board of directors. None of NASDAQ OMX’s executive officers serves as a director or a member of the compensation committee of any entity that has one or more executive officers serving on the NASDAQ OMX board or management compensation committee. One of the members of NASDAQ OMX’s management compensation committee, Glenn H. Hutchins, is a Co-Founder of Silver Lake. For information on transactions with Silver Lake, see “Certain Relationships and Related Transactions.”

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Executive Compensation

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation of each of the named executive officers for services rendered during the fiscal years ended December 31, 2011, 2010 and 2009.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Robert Greifeld	2011	$1,000,000	—	$2,528,000	—	$3,591,000	$355,729	$93,067	$7,567,796
Chief Executive Officer	2010	$1,000,000	—	$1,580,000	—	$2,627,000	$476,207	$130,427	$5,813,634
	2009	$1,038,461	—	$1,905,600	$6,707,700	$3,324,000	$766,257	$99,807	$13,841,825

Lee Shavel(8)	2011	$300,000	—	$6,120,027	$280,003	$1,290,000	—	$13,839	$8,003,869
Chief Financial Officer and Executive Vice President, Corporate Strategy

Ronald Hassen	2011	$360,000	$296,014	$100,008	$100,011	$681,480	$52,879	$27,200	$1,617,592
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer

Adena T. Friedman(9)	2011	$86,538	—	—	—	—	$157,039	$27,115	$270,692
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	2010	$500,000	—	$880,001	$219,999	$1,222,875	$217,237	$47,327	$3,087,439
	2009	$519,231	—	$3,196,500	—	$1,126,500	$340,479	$51,904	$5,234,614

Anna M. Ewing	2011	$500,000	—	$1,120,005	$280,023	$1,210,500	$71,038	$54,725	$3,236,291
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	2010	$500,000	—	$880,001	$219,999	$1,029,750	$96,494	$47,115	$2,773,359
	2009	$465,385	—	$3,196,500	—	$1,232,250	$155,058	$42,882	$5,092,075

Edward S. Knight	2011	$500,000	—	$1,220,013	$180,012	$1,155,000	$274,403	$57,725	$3,387,153
Executive Vice President, General Counsel and Chief Regulatory Officer	2010	$475,000	—	$559,992	$140,000	$971,400	$347,552	$45,480	$2,539,424
	2009	$493,269	—	$1,065,500	—	$1,094,700	$543,689	$50,335	$3,247,493

Eric W. Noll	2011	$500,000	—	$960,008	$240,018	$1,300,000	—	$19,800	$3,019,826
Executive Vice President, Transaction Services U.S. and U.K.	2010	$500,000	$178,625	$720,006	$180,002	$771,375	—	$22,125	$2,372,133

(1)	The salary amounts for 2009 reflect an extra bi-weekly pay period and mid-year base salary increases for some of the named executive officers.

(2)	The amount reported in this column for Mr. Hassen for 2011 reflects a special assignment cash bonus for his service as Interim Chief Financial Officer and during the subsequent transition.

(3) (a)	The amounts reported in this column reflect the grant date fair value of the stock awards, including PSUs and restricted stock, computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K. The table below presents separately the grant date fair value of the awards of PSUs, assuming that the target performance level will be achieved, and restricted stock for each year.

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Name and Principal Position	Year	PSUs ($)	Restricted Stock ($)	Total Stock Awards ($)
Robert Greifeld	2011	$2,528,000	—	$2,528,000
Chief Executive Officer	2010	$1,580,000	—	$1,580,000
	2009	$1,905,600	—	$1,905,600

Lee Shavel	2011	$1,120,006	$5,000,021	$6,120,027
Chief Financial Officer and Executive Vice President, Corporate Strategy

Ronald Hassen	2011	$100,008	—	$100,008
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer

Adena T. Friedman	2011	—	—	—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	2010	$880,001	—	$880,001
	2009	—	$3,196,500	$3,196,500

Anna M. Ewing	2011	$1,120,005		$1,120,005
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	2010	$880,001	—	$880,001
	2009	—	$3,196,500	$3,196,500

Edward S. Knight	2011	$720,025	$499,988	$1,220,013
Executive Vice President, General Counsel and Chief Regulatory Officer	2010	$559,992	—	$559,992
	2009	—	$1,065,500	$1,065,500

Eric W. Noll	2011	$960,008	—	$960,008
Executive Vice President, Transaction Services U.S. and U.K.	2010	$720,006	—	$720,006

(b)	Since the PSUs are subject to performance conditions, the grant date fair value reported for PSUs reflects the value at the grant date based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. The table below shows the grant date fair value of the PSU awards, assuming that the maximum performance level will be achieved or exceeded.

Name and Principal Position	Year	PSUs ($)
Robert Greifeld	2011	$3,792,000
Chief Executive Officer	2010	$2,370,000
	2009	$2,858,400

Lee Shavel	2011	$1,680,008
Chief Financial Officer and Executive Vice President, Corporate Strategy

Ronald Hassen	2011	$150,012
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer

Adena T. Friedman	2011	—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	2010	$1,320,001
	2009	—

Anna M. Ewing	2011	$1,680,008
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	2010	$1,320,001
	2009	—

Edward S. Knight	2011	$1,080,037
Executive Vice President, General Counsel and Chief Regulatory Officer	2010	$839,987
	2009	—

Eric W. Noll	2011	$1,440,025
Executive Vice President, Transaction Services U.S. and U.K.	2010	$1,080,009

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(4)	The amounts reported in this column reflect the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K.

(5)	The amounts reported in this column reflect the cash awards made to the named executive officers under the ECIP, CIP and other performance-based incentive compensation programs.

(6)	The amounts reported in this column reflect the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by NASDAQ OMX. Assumptions used in calculating the amounts include a 5.00% discount rate of as December 31, 2011, a 5.25% discount rate of as December 31, 2010, a 5.75% discount rate of as December 31, 2009, a 7.00% discount rate as of December 31, 2008, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used for financial reporting purposes under generally accepted accounting principles as described in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K. The named executive officers may not currently be entitled to receive benefits under the pension plans if such amounts are not vested. None of the named executive officers received above-market or preferential earnings on deferred compensation in 2011, 2010 or 2009.

(7)	(a) The following table sets forth the 2011 amounts reported in the “All Other Compensation” column by type.

Name and Principal Position	Incremental Cost of Personal Use of Company Car ($)	Cost of Executive Health Exam ($)	Cost of Financial Planning Services ($)	Matching Contribution to the 401(k) Plan ($)	Contribution to the Basic ERC ($)	Contribution to the Supplemental ERC ($)	Payment for Accrued Vacation upon Departure from the Company ($)	Total All Other Compensation ($)

Robert Greifeld	$40,267	$3,000	—	$9,800	$9,800	$30,200	—	$93,067
Chief Executive Officer

Lee Shavel	—	—	—	$7,877	$4,900	$1,062	—	$13,839
Chief Financial Officer and Executive Vice President, Corporate Strategy

Ronald Hassen	—	$3,000	—	$9,800	$9,800	$4,600	—	$27,200
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer

Adena T. Friedman	—	—	$2,485	$3,846	—	—	$20,784	$27,115
Former Chief Financial Officer and Executive Vice President, Corporate Strategy

Anna M. Ewing	—	—	$14,925	$9,800	$14,700	$15,300	—	$54,725
Executive Vice President, Global Technology and Market Technology and Chief Information Officer

Edward S. Knight	—	$3,000	$14,925	$9,800	$14,700	$15,300	—	$57,725
Executive Vice President, General Counsel and Chief Regulatory Officer

Eric W. Noll	—	—	—	$9,800	$4,900	$5,100	—	$19,800
Executive Vice President, Transaction Services U.S. and U.K.

(b)	The incremental cost of personal use of the company car (including commutation) is calculated based on an allocation of the cost of the driver, tolls, fuel and maintenance.

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(8)	Mr. Shavel began employment at NASDAQ OMX effective May 23, 2011.

(9)	Ms. Friedman resigned from her position at NASDAQ OMX effective March 4, 2011. Ms. Friedman’s unexercisable stock options, unvested performance share units and unvested restricted stock units were forfeited when she left the company. Under the Equity Plan, she had 90 days from her departure to exercise exercisable stock options.

EMPLOYMENT AGREEMENTS

NASDAQ OMX currently has employment agreements with two of its named executive officers, Messrs. Greifeld and Knight.

Robert Greifeld

On February 22, 2012, the NASDAQ OMX board of directors approved, and NASDAQ OMX entered into, a new employment agreement with Robert Greifeld, NASDAQ OMX’s CEO. The new employment agreement replaces NASDAQ OMX’s existing employment agreement with Mr. Greifeld, which was effective January 1, 2007. In addition to the new employment agreement, NASDAQ OMX and Mr. Greifeld entered into a confidentiality, non-solicitation and invention assignment agreement.

The new employment agreement with Mr. Greifeld has a term of five years, with no automatic renewals thereafter. The agreement provides for:

•	annual base salary of not less than $1,000,000; and

•

annual incentive compensation that is targeted at not less than 200% of base salary based on the achievement of one or more performance goals established for such year by the management compensation committee of NASDAQ OMX’s board of directors.

The agreement does not guarantee the grant of any equity awards to Mr. Greifeld. Mr. Greifeld may be granted equity awards under the Equity Plan, based on the management compensation committee’s evaluation of the performance of NASDAQ OMX and Mr. Greifeld, peer group market data and internal equity and consistent with past practices with respect to the combined aggregate value of prior grants.

The agreement prohibits Mr. Greifeld from rendering services to a competing entity for a period of two years following the date of termination of employment. To receive certain termination payments and benefits under the new employment agreement, Mr. Greifeld must execute a general release of claims against NASDAQ OMX. In addition, such termination payments and benefits are generally subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants in either the employment agreement or the confidentiality, non-solicitation and invention assignment agreement.

The agreement sets forth the payments that Mr. Greifeld will receive under various termination scenarios. For further information about these payments and benefits, see “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

Edward S. Knight

NASDAQ OMX also has an employment agreement with Edward S. Knight, our Executive Vice President, General Counsel and Chief Regulatory Officer. On February 22, 2012, the NASDAQ OMX board of directors approved, and NASDAQ OMX entered into, a third amendment to this employment agreement. In addition to the third amendment, NASDAQ OMX and Mr. Knight entered into a confidentiality, non-solicitation and invention assignment agreement.

THE NASDAQ OMX GROUP, INC.         55

Under the third amendment, the agreement was renewed for a term of five years, commencing February 22, 2012, with no automatic renewals thereafter. The agreement provides for:

•	an annual base salary at a rate not less than the rate of base salary in effect on the date of the initial agreement; and

•	incentive compensation for each calendar year during the term as the management compensation committee may award in its discretion.

Under the agreement, the management compensation committee may grant Mr. Knight equity awards under the Equity Plan.

The agreement prohibits Mr. Knight from soliciting NASDAQ OMX employees or rendering services to a competing entity for a period of twelve months following the date of termination of employment. The agreement sets forth the severance payments that Mr. Knight will receive under various termination scenarios. For further information about these payments and benefits, see “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

THE NASDAQ OMX GROUP, INC.         56

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the plan-based awards granted to each of the named executive officers during the fiscal year ended December 31, 2011.

2011 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Robert Greifeld	2/23/2011	$0	$2,000,000	$4,000,000	(6)	—	—	—	—	—	—	—
Chief Executive Officer	3/28/2011	—	—	—		0	100,000	150,000	—	—	—	$2,528,000(7)

Lee Shavel	8/2/2011	$0	$750,000	$1,500,000		—	—	—	—	—	—	—
Chief Financial Officer and Executive Vice President, Corporate Strategy	5/23/2011	—	—	—		0	44,908	67,362	—	—	—	$1,120,006
	5/23/2011	—	—	—		—	—	—	200,482	—	—	$5,000,021
	5/23/2011	—	—	—		—	—	—	—	41,257	$24.94	$280,003

Ronald Hassen	2/23/2011	$0	$360,000	$720,000		—	—	—	—	—	—	—
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer	3/28/2011	—	—	—		0	3,956	5,934	—	—	—	$100,008
	3/28/2011	—	—	—		—	—	—	—	14,165	$25.28	$100,011

Adena T. Friedman	—	—	—	—		—	—	—	—	—	—	—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy

Anna M. Ewing	2/23/2011	$0	$750,000	$1,500,000		—	—	—	—	—	—	—
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	3/28/2011	—	—	—		0	44,304	66,456	—	—	—	$1,120,005
	3/28/2011	—	—	—		—	—	—	—	39,661	$25.28	$280,023

Edward S. Knight	2/23/2011	$0	$600,000	$1,200,000		—	—	—	—	—	—	—
Executive Vice President, General Counsel and Chief Regulatory Officer	3/28/2011	—	—	—		0	28,482	42,723	—	—	—	$720,025
	3/28/2011	—	—	—		—	—	—	19,778	—	—	$499,988
	3/28/2011	—	—	—		—	—	—	—	25,496	$25.28	$180,012

Eric W. Noll	2/23/2011	$0	$750,000	$1,500,000		—	—	—	—	—	—	—
Executive Vice President and Transaction Services U.S. and U.K.	3/28/2011	—	—	—		0	37,975	56,963	—	—	—	$960,008
	3/28/2011	—	—	—		—	—	—	—	33,995	$25.28	$240,018

(1)	The amounts reported in these columns represent the possible range of payments under the ECIP, CIP or other performance-based incentive compensation programs. For information about the amounts actually earned by each named executive officer under the ECIP, CIP or other performance-based incentive compensation programs, see “Executive Compensation – Summary Compensation Table.” Amounts are considered earned in fiscal year 2011 although they were not paid until 2012.

(2)

The amounts reported in these columns represent the possible range of performance share units that each named executive officer may earn under the Equity Plan, depending on his or her achievement of performance goals established by the

THE NASDAQ OMX GROUP, INC.         57

management compensation committee. For information about the performance share units actually earned by each named executive officer, see “Executive Compensation – 2011 Outstanding Equity Awards at Fiscal Year-End Table.”

(3)	The amounts reported in this column reflect the number of shares of common stock underlying stock options granted to each named executive officer under the Equity Plan.

(4)	The amounts reported in this column represent the exercise price of the stock options reported in the previous column and are equal to the closing market price of our common stock on the date of grant.

(5)	The amounts reported in this column represent the grant date fair value of the full equity awards reported in the previous columns calculated pursuant to FASB ASC Topic 718 based upon the assumptions discussed in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K.

(6)	Under the ECIP, the maximum award payable to any named executive officer for any plan year may not exceed the greater of $3 million or 3% of the company’s before-tax net income.

(7)	The amount reported reflects the grant date fair value of Mr. Greifeld’s 2011 PSU award based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. Assuming that the maximum performance level will be achieved or exceeded, the grant date fair value of the award would be $3,792,000.

THE NASDAQ OMX GROUP, INC.         58

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of December 31, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert Greifeld	700,000	—		—	$5.28	04/15/2013	—		—	—		—
Chief Executive Officer	1,000,000	—		—	$6.30	06/11/2013	—		—	—		—
	880,000	80,000	(2)	—	$35.92	12/13/2016	—		—	—		—
	450,000	450,000	(3)	—	$21.31	06/30/2019	—		—	—		—
	—	—		—	—	—	—		—	80,000	(19)	$1,960,800
	—	—		—	—	—	—		—	100,000	(20)	$2,451,000

Lee Shavel	—	41,257	(4)	—	$24.94	05/23/2021	—		—	—		—
Chief Financial Officer and Executive Vice President, Corporate Strategy	—	—		—	—	—	200,482	(10)	$4,913,814	—		—
	—	—		—	—	—	67,362	(11)	$1,651,043	—		—

Ronald Hassen	25,000	—		—	$8.50	07/29/2013	—		—	—		—
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer	25,000	—		—	$9.15	02/18/2014	—		—	—		—
	50,000	—		—	$7.35	11/15/2014	—		—	—		—
	4,234	8,473	(5)	—	$20.04	08/03/2017	—		—	—		—
	—	15,176	(6)	—	$25.07	12/17/2018	—		—	—		—
	—	13,787	(7)	—	$19.75	03/04/2020	—		—	—		—
	—	14,165	(8)	—	$25.28	03/28/2021	—		—	—		—
	—	—		—	—	—	50,000	(12)	$1,225,500	—		—
	—	—		—	—	—	7,379	(13)	$180,859	—		—
	—	—		—	—	—	3,663	(14)	$89,780	—		—
	—	—		—	—	—	5,934	(11)	$145,442	—		—

Adena T. Friedman(1)	—	—		—	—	—	—		—	—		—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy

Anna M. Ewing	30,063	—		—	$7.35	11/15/2014	—		—	—		—
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	32,558	—		—	$35.92	12/13/2016	—		—	—		—
	22,564	—		—	$45.38	12/12/2017	—		—	—		—
	—	45,528	(6)	—	$25.07	12/17/2018	—		—	—		—
	—	34,664	(7)	—	$19.75	03/04/2020	—		—	—		—
	—	39,661	(8)	—	$25.28	03/28/2021	—		—	—		—
	—	—		—	—	—	105,000	(15)	$2,573,550	—		—
	—	—		—	—	—	22,138	(13)	$542,602	—		—
	—	—		—	—	—	29,705	(14)	$728,070	—		—
	—	—		—	—	—	66,456	(11)	$1,628,837	—		—

THE NASDAQ OMX GROUP, INC.         59

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward S. Knight	75,000	—		—	$9.15	02/18/2014	—		—	—	—
Executive Vice President, General Counsel and Chief Regulatory Officer	150,000	—		—	$7.35	11/15/2014	—		—	—	—
	28,801	—		—	$35.92	12/13/2016	—		—	—	—
	19,555	—		—	$45.38	12/12/2017	—		—	—	—
	—	39,458	(6)	—	$25.07	12/17/2018	—		—	—	—
	—	22,059	(7)	—	$19.75	03/04/2020	—		—	—	—
	—	25,496	(8)	—	$25.28	03/28/2021	—		—	—	—
	—	—		—	—	—	35,000	(15)	$857,850	—	—
	—	—		—	—	—	19,187	(13)	$470,273	—	—
	—	—		—	—	—	23,440	(14)	$574,514	—	—
	—	—		—	—	—	19,778	(16)	$484,759	—	—
	—	—		—	—	—	42,723	(11)	$1,047,141	—	—

Eric W. Noll	—	72,319	(9)	—	$19.50	07/22/2019	—		—	—	—
Executive Vice President, Transaction Services U.S. and U.K.	—	28,362	(7)	—	$19.75	03/04/2020	—		—	—	—
	—	33,995	(8)	—	$25.28	03/28/2021	—		—	—	—
	—	—		—	—	—	17,500	(17)	$428,925	—	—
	—	—		—	—	—	12,649	(18)	$310,027	—	—
	—	—		—	—	—	24,304	(14)	$595,691	—	—
	—	—		—	—	—	56,963	(11)	$1,396,163	—	—

(1)	Ms. Friedman’s unexercisable stock options, unvested performance share units and unvested restricted stock units were forfeited when she left the company. Under the Equity Plan, she had 90 days from her departure to exercise exercisable stock options.

(2)	These unexercisable stock options vest in full on December 13, 2012.

(3)	These unexercisable stock options vest in full on December 31, 2012.

(4)	These unexercisable stock options vest in full on May 23, 2014.

(5)	These unexercisable stock options vest as to 50% on each of August 3, 2012 and August 3, 2013.

(6)	These unexercisable stock options vest in full on December 17, 2012.

(7)	These unexercisable stock options vest in full on March 4, 2014.

(8)	These unexercisable stock options vest in full on March 28, 2014.

(9)	These unexercisable stock options vest in full on July 22, 2013.

(10)	These restricted stock units vest as to 25% on each of May 23, 2012, May 23, 2013, May 23, 2014 and May 23, 2015.

(11)	These performance share units were subject to a one-year performance period ending on December 31, 2011, and these shares will vest as to one-third on each of December 31, 2012, December 31, 2013 and December 31, 2014. Each named executive officer with this grant was awarded 200% of the target amount of performance share units as the performance exceeded the maximum level.

(12)	These restricted stock units vested in full on March 31, 2012.

(13)	These performance share units were subject to a one-year performance period ending on December 31, 2009, and these shares will vest three years after the end of the performance period on December 31, 2012. Each named executive officer with this grant was awarded 148% of the target amount of performance share units as performance fell between the target and maximum performance levels.

THE NASDAQ OMX GROUP, INC.         60

(14)	These performance share units were subject to a one-year performance period ending on December 31, 2010, and the remaining unvested shares will vest as to one-half on each of December 31, 2012 and December 31, 2013. Messrs. Hassen and Knight were awarded 124% of the target amount of performance share units as their performance fell between the target and maximum performance levels. Each remaining named executive officer with this grant was awarded 100% of the target amount of performance share units as performance achieved the target level.

(15)	These restricted stock units vest in full on June 30, 2012.

(16)	These restricted stock units vested as to 50% on March 28, 2012 and will vest as to 50% on March 28, 2013.

(17)	These restricted stock units vest in full on July 22, 2012.

(18)	These performance share unit awards were subject to a one-year performance period ending on December 31, 2009, and the remaining unvested shares will vest in full on December 31, 2012. Each named executive officer with this grant was awarded 148% of the target amount of performance share units as performance fell between the target and maximum performance levels.

(19)	This performance share unit award is subject to a three-year performance period ending on December 31, 2012. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 150% of the target amount of 80,000 shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee.

(20)	This performance share unit award is subject to a three-year performance period ending on December 31, 2013. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 150% of the target amount of 100,000 shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee.

THE NASDAQ OMX GROUP, INC.         61

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the options exercised by and restricted stock awards that vested for the named executive officers during the fiscal year ended December 31, 2011.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Greifeld	—	—	120,000(3)	$2,941,200
Chief Executive Officer

Lee Shavel	—	—	—	—
Chief Financial Officer and Executive Vice President, Corporate Strategy

Ronald Hassen	—	—	1,830(4)	$45,677
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer

Adena T. Friedman	295,000	$5,699,380	—	—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy

Anna M. Ewing	19,937	$412,307	72,248(5)	$1,818,610
Executive Vice President, Global Technology and Market Technology and Chief Information Officer

Edward S. Knight	7,200	$93,529	37,462(6)	$940,152
Executive Vice President, General Counsel and Chief Regulatory Officer

Eric W. Noll	—	—	32,302(7)	$800,558
Executive Vice President, Transaction Services U.S. and U.K.

(1)	The amounts reported in this column are calculated by multiplying the number of shares received upon exercise by the difference between the closing market price of our common stock on the date of exercise and the exercise price of the option.

(2)	The amounts reported in this column are calculated by multiplying the number of shares of stock that vested by the closing market price of our common stock on the later of the vesting date or the delivery date.

(3)	The amount reported includes 52,619 shares that were withheld to pay taxes in connection with the vesting of PSUs.

(4)	The amount reported includes 683 shares that were withheld to pay taxes in connection with the vesting of PSUs.

(5)	The amount reported includes 27,319 shares that were withheld to pay taxes in connection with the vesting of PSUs and RSUs.

(6)	The amount reported includes 10,313 shares that were withheld to pay taxes in connection with the vesting of PSUs.

(7)	The amount reported includes 11,882 shares that were withheld to pay taxes in connection with the vesting of PSUs and RSUs.

THE NASDAQ OMX GROUP, INC.         62

RETIREMENT BENEFITS

401(k) Plan

NASDAQ OMX provides a tax-qualified Section 401(k) savings plan (401(k) Plan) for eligible employees. As of December 31, 2011, all of the named executive officers currently employed by the company participated in the 401(k) Plan. NASDAQ OMX matches employee contributions to this plan during the year up to 4% of base salary, not to exceed the Internal Revenue Service (IRS) annual limits. For the year ended December 31, 2011, NASDAQ OMX also provided true-up matching to ensure that employees who contributed 4% of base salary to the 401(k) Plan in 2011 would receive the maximum company match for 2011, regardless of the timing of employee contributions.

Frozen Pension Plan and SERP

Effective May 1, 2007, the Pension Plan and SERP were fully frozen for all employees, and new retirement benefits were implemented on July 1, 2007. As a result, the eligible named executive officers have accrued Pension Plan and SERP benefits only through April 30, 2007. As of that date, the plan participants no longer accrue additional benefits from future salary earnings and years of service with NASDAQ OMX.

Employer Retirement Contributions (ERCs)

Retirement benefits available for service after May 1, 2007 include two features. The first part of the retirement benefits, which is provided through the existing 401(k) Plan, is available to eligible employees, including the named executive officers, on the same terms. Under the plan, NASDAQ OMX:

•	matches an employee’s contributions to the 401(k) Plan up to 4% of base salary;

•	makes discretionary tax-qualified contributions to the 401(k) Plan, called the Basic Employer Retirement Contributions (Basic ERC), within specified guidelines based on years of service; and

•

makes discretionary additional tax-qualified contributions, called Enhanced Employer Retirement Contributions (Enhanced ERC), for employees age 45 or older with at least 10 years of service as of December 31, 2006.

The second part of NASDAQ OMX’s retirement program is a non-qualified plan called the Supplemental Employer Retirement Contributions (Supplemental ERC). The Supplemental ERC is available to officers and non-officers whose base salaries exceed the IRS compensation limit of $245,000 (for 2011) or whose total employee and NASDAQ OMX contributions to qualified plans exceed the IRS total annual contribution limit, generally $49,000 (for 2011). For years in which an ERC is contributed to the 401(k) Plan, a Supplemental ERC will be contributed for those employees for whom the ERC must be reduced by operation of these IRS limits. The Supplemental ERC is equal to the difference between the ERC that would have been contributed for the employee had the IRS limits not applied, and the actual ERC contributed to the 401(k) Plan.

Employees may direct investment of Basic ERC and Enhanced ERC contributions among the various mutual funds available through our 401(k) Plan. Supplemental ERC contributions receive interest at a rate set forth in the plan document. Unlike the Pension Plan and SERP, the ERC benefits allow for immediate vesting.

Most employees outside of the U.S. are covered by local retirement plans or by applicable social laws.

THE NASDAQ OMX GROUP, INC.         63

PENSION BENEFITS TABLE

The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Pension Plan and the SERP as of December 31, 2011.

2011 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Robert Greifeld	Pension Plan	8.67	$113,736	—
Chief Executive Officer	SERP	8.67	$3,771,456	—

Lee Shavel(2)	Pension Plan	—	—	—
Chief Financial Officer and Executive Vice President, Corporate Strategy	SERP	—	—	—

Ronald Hassen	Pension Plan	9.83	$194,601	—
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer	SERP	9.83	$451,478	—

Adena T. Friedman	Pension Plan	17.75	$211,226	—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	SERP	17.75	$1,138,453	—

Anna M. Ewing	Pension Plan	11.25	$156,454	—
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	SERP	11.25	$567,074	—

Edward S. Knight	Pension Plan	12.50	$314,870	—
Executive Vice President, General Counsel and Chief Regulatory Officer	SERP	12.50	$3,120,947	—

Eric W. Noll(2)	Pension Plan	—	—	—
Executive Vice President, Transactions Services U.S. and U.K.	SERP	—	—	—

(1)	The amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2011. Assumptions used in calculating the amounts include a 5.00% discount rate as of December 31, 2011, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used for financial statement reporting purposes under generally accepted accounting principles as described in footnote 10 to the company’s audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K.

(2)	Messrs. Noll and Shavel are not participants in the Pension Plan or SERP. Messrs. Noll and Shavel joined NASDAQ OMX after the Pension Plan and SERP were frozen and are not eligible to participate in these plans.

Generally, participants in the Pension Plan become vested in retirement benefits under the plan after five years of service from the participant’s date of hire. As of December 31, 2011, all of the named executive officers, other than Messrs. Noll and Shavel, were vested in benefits payable under the Pension Plan. Participants in the SERP generally become vested in retirement benefits under the SERP after reaching age 55 and completing 10 years of service. Under the provisions of their employment agreements, Messrs. Greifeld and Knight are vested in benefits payable under the SERP. None of the other named executive officers are vested in benefits payable under the SERP as of December 31, 2011.

THE NASDAQ OMX GROUP, INC.         64

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS

As of December 31, 2011, the only nonqualified defined contribution plan in which our named executive officers participated was the Supplemental ERC. The table below shows the amounts contributed to this plan by, or on behalf of, our named executive officers during the fiscal year ended December 31, 2011 and other information.

2011 Nonqualified Deferred Compensation Table

Name	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)(1)	Aggregate Earnings in last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at last FYE ($)(3)
Robert Greifeld	—	$30,200	$6,658	—		$121,268
Chief Executive Officer

Lee Shavel	—	$1,062	—	—		—
Chief Financial Officer and Executive Vice President, Corporate Strategy

Ronald Hassen	—	$4,600	$1,097	—		$19,886
Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer

Adena T. Friedman	—	—	$2,333	$62,377	(4)	—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy

Anna M. Ewing	—	$15,300	$2,217	—		$40,960
Executive Vice President, Global Technology and Market Technology and Chief Information Officer

Edward S. Knight	—	$15,300	$2,840	—		$51,826
Executive Vice President, General Counsel and Chief Regulatory Officer

Eric W. Noll	—	$5,100	$272	—		$5,372
Executive Vice President, Transaction Services U.S. and U.K.

(1)	The amounts reported in this column reflect contributions by the company to the named executive officers under the Supplemental ERC for the fiscal year ended December 31, 2011 which were paid in February 2012. For each named executive officer, these amounts are reported in the column “All Other Compensation” in the “Summary Compensation Table.”

(2)	The amounts reported in this column represent interest earned during 2011 on account balances. Interest is paid at an annual rate of 7% (which is the 10-year U.S. Treasury securities rate on the effective date of the Supplemental ERC program plus an additional 1%).

(3)	The amounts reported in this column represent account balances at December 31, 2011. These amounts include contributions that the company has made to the named executive officers under the Supplemental ERC and interest earned on account balances. To the extent that the named executive officers were considered named executive officers in prior years’ proxy statements, the Supplemental ERC contributions for prior years were reported in the column “All Other Compensation” in the “Summary Compensation Table” found in our proxy statement for the annual meeting of stockholders.

(4)	Following Ms. Friedman’s departure from the company, she received a distribution consisting of her then-outstanding balance in the Supplemental ERC.

THE NASDAQ OMX GROUP, INC.         65

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Agreements

Messrs. Greifeld’s and Knight’s employment agreements provide for limited payments and benefits in the event of termination of employment following a change in control of the company. In addition, we have entered into letter agreements with the other named executive officers (other than Mr. Hassen) providing limited payments and benefits to them if their employment is terminated in connection with a change in control of the company. Payments and benefits under these agreements are subject to a “double trigger,” meaning that payments are payable only upon the occurrence of both a change in control of the company and a loss of employment.

Under Mr. Greifeld’s employment agreement and the agreements with the other named executive officers (other than Messrs. Knight and Hassen), a change in control generally consists of the first to occur of the following:

•	any person becomes the beneficial owner, directly or indirectly, of more than 50% of the company’s voting securities (except in limited circumstances);

•	a majority of the directors on the board are replaced by directors not endorsed by at least two-thirds of the members of the board before the date of appointment or election;

•

the consummation of a merger or consolidation, unless (1) the company’s voting securities prior to the transaction continue to represent more than 50% of the voting securities of the surviving entity (either by remaining outstanding or being converted into voting securities of the surviving entity) or (2) the transaction effectuates a recapitalization of the company in which no person directly or indirectly acquires more than 50% of the company’s then outstanding voting securities (other than acquisitions directly from the company); or

•	the sale or disposition by the company of all or substantially all of its assets.

We also have provisions in our Equity Plan that provide for the accelerated vesting of outstanding unvested equity awards in the event of a termination due to a change in control of the company.

Robert Greifeld

Under Mr. Greifeld’s employment agreement, if his employment is terminated within two years after a change in control either by the company without cause or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•

a cash payment for unpaid base salary through the date of termination, accrued but unpaid vacation through the date of termination and any earned but unpaid incentive compensation for the calendar year prior to the date of termination (Base Obligations);

•

a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the target bonus amount for the calendar year in which the termination occurs and (iii) any pro rata target bonus with respect to the calendar year in which the termination occurs;

•

a taxable monthly cash payment equal to the Consolidated Omnibus Budget Reconciliation Act (COBRA) premium for the highest level of coverage available under the company’s group health plans, reduced by the monthly amount that Mr. Greifeld would pay for such coverage if he was an active employee, until the earlier of 24 months or the date he is eligible for coverage under the health care plans of a subsequent employer; and

•	continued life insurance and accidental death and dismemberment insurance benefits for 24 months for the same period as the continued health coverage payments.

Under a “best net provision,” if any amounts payable to Mr. Greifeld due to a change in control would be characterized as excess parachute payments and due to that characterization, Mr. Greifeld would be subject to an

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excise tax under the Code, the amounts will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Mr. Greifeld’s receipt on an after-tax basis of the greatest amount of termination and other benefits.

Mr. Greifeld’s right to these amounts is subject to his compliance with several restrictive covenants in his employment agreement and confidentiality, non-solicitation and invention assignment agreement, including covenants that require him to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. Mr. Greifeld also is prohibited from soliciting the company’s employees or rendering services for a competing entity for a period of two years following the date of termination. Further, to receive payments and benefits upon a change in control, Mr. Greifeld must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants.

In addition to the payments described above, under a change in control, Mr. Greifeld would be entitled to any vested Pension Plan and SERP benefits.

Edward S. Knight

Pursuant to Mr. Knight’s employment agreement, if his employment is terminated by the company without cause or if Mr. Knight terminates his employment for good reason, whether or not associated with a change in control, the company is obligated to make certain payments to him. For detailed information on these payments, see “Payments upon Termination (other than for Cause or Change in Control) – Edward Knight” below. “Good reason” includes a reduction in Mr. Knight’s position, duties or authority, the company’s failure to secure agreement of any successor entity that he will continue in his position or any other material breach of the employment agreement.

Mr. Knight also has agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

In addition to the payments described above, under a change in control, Mr. Knight would be entitled to any vested Pension Plan and SERP benefits.

Certain Other Named Executive Officers

Under the letter agreements with the named executive officers (other than Messrs. Greifeld, Knight and Hassen and Ms. Friedman), if the executive’s employment is terminated by the company without cause or by the executive for good reason, either (x) during the 180 day period immediately prior to a change in control of the company (if the executive can reasonably demonstrate that the termination or good reason event was at the request of a third party that effects the change in control) or (y) during the one year period immediately following the change in control, then he or she will be entitled to the following severance payments and benefits from the company:

•	cash payments equal to 24 months of annual base salary;

•	100% of the annual target incentive award for the year in which termination occurs plus any earned but unpaid cash incentive award for a completed plan year;

•

payment of COBRA premiums for continued medical and dental benefits until the earlier of (1) termination of the executive’s COBRA continuation period; (2) 24 months following termination; or (3) the date the executive secures subsequent employment with comparable medical and dental coverage;

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•	continued life insurance and accidental death and dismemberment insurance benefits for 24 months;

•	any vested accrued benefits under the Pension Plan or SERP; and

•	outplacement services for a period of 12 months or, if earlier, until the executive’s first acceptance of an employment offer.

An executive is not entitled to benefits under the letter agreements if his or her termination of employment is on account of his or her death or disability.

In addition, the letter agreements do not provide for indemnification of any “golden parachute” excise taxes that may be payable by an executive under Section 4999 of the Code in connection with the change in control of the company. Rather, the agreements provide, if any payments or benefits to an executive would be subject to an excise tax under Section 4999, payments and/or benefits to the executive would be reduced to an amount that would not trigger such excise tax.

The letter agreements contain restrictive covenants, which, among other things, require the executive to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. The executive is also prohibited from soliciting the company’s employees or rendering services to a competing entity for a period of one year following termination in connection with a change in control. Further, to receive the payments and benefits, the executive must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event an executive breaches the restrictive covenants.

Equity Plan

With respect to a change in control, the employment agreements of Messrs. Greifeld and Knight and the letter agreements of the other specified named executive officers do not change the terms of existing equity awards, which continue to be governed by the Equity Plan and the relevant terms and conditions of the individual award agreements. Under the Equity Plan, if an employee, including a named executive officer, is terminated by the company other than for cause within a one year period after a change in control of the company, the vesting of all outstanding unvested equity awards will accelerate to the date of termination.

Payments upon Termination (other than for Cause or Change in Control)

Robert Greifeld

Under Mr. Greifeld’s employment agreement, if his employment is terminated by the company without cause, or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•	the Base Obligations;

•

a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the target bonus amount for the calendar year in which the termination occurs and (iii) any pro rata target bonus with respect to the calendar year in which the termination occurs;

•

a taxable monthly cash payment equal to the COBRA premium for the highest level of coverage available under the company’s group health plans, reduced by the monthly amount that Mr. Greifeld would pay for such coverage if he was an active employee, until the earlier of 24 months or the date he is eligible for coverage under the health care plans of a subsequent employer.

In addition, Mr. Greifeld would be entitled to any vested Pension Plan and SERP benefits. Mr. Greifeld’s vested stock options would remain exercisable for 36 months, his unvested options, if any, would continue to vest for 30 months subject to restrictive covenants and any performance share units would continue to vest subject to the satisfaction of the related performance objectives and continued compliance with the restrictive covenants.

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Mr. Greifeld also may terminate his employment by providing the company with at least 270 days prior written notice. If Mr. Greifeld’s employment is terminated due to delivery of such notice, he will be entitled to the following payments and benefits:

•	the Base Obligations;

•	a cash payment equal to any pro rata target bonus with respect to the calendar year in which the termination occurs; and

•	continued vesting of all outstanding equity awards, based on actual performance during the relevant performance period.

Edward S. Knight

Under Mr. Knight’s employment agreement, if his employment is terminated by the company without cause or if Mr. Knight terminates his employment for good reason, the company is obligated to pay to Mr. Knight a pro rata portion of the incentive compensation for the year of termination, and a lump sum cash payment equivalent to continuation of base salary and incentive compensation, if any, until the later of (x) the end of the term of the agreement or (y) 24 months following the date of such termination of employment. The company also will continue to provide Mr. Knight with health coverage at its expense for such period.

In the event that Mr. Knight terminates his employment without good reason, he shall be entitled to his salary through the date of termination and shall have no further rights to any compensation or any other benefits under the agreement.

Lee Shavel

Under the terms of Mr. Shavel’s employment offer letter, in the event of a reduction-in-force or other involuntary termination of employment (other than a termination for “for cause” as defined in the Equity Plan or a change in control of the company) during the first three years of employment, Mr. Shavel will be eligible for 15 months of severance pay at his then current base salary and any additional severance benefits (excluding severance pay) provided under the company’s then current in-practice severance policy.

Other Named Executive Officers

Other than Messrs. Greifeld, Knight and Shavel, none of the other named executive officers has an agreement with the company providing for severance payments and benefits in the event of termination of employment for reasons other than a change in control. According to predetermined NASDAQ OMX guidelines regarding post-termination payments, in the event of a reduction-in-force or other involuntary termination of employment (other than a “for cause” termination), the other named executives are entitled to receive base salary continuation for either 12 or 15 months depending upon position, eligibility to purchase COBRA health benefits for 18 months and up to nine months of outplacement services. Any severance payments and benefits would be made at the sole discretion of the company.

Under the ECIP, in the event an eligible named executive officer’s employment is terminated for any reason other than death, disability or retirement, the executive’s right to a non-equity incentive plan compensation award for the calendar year of termination is forfeited. The management compensation committee, in its sole discretion, may pay a pro rata non-equity incentive plan compensation award to the executive for the calendar year of termination. However, in the case of retirement, no such pro-rata award shall be paid unless the performance goals associated with the award have been met.

In addition, upon termination of employment, the named executive officers would receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans.

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Payments upon Death, Disability or Retirement

Upon termination of employment on account of death or disability, the named executive officers receive payments pursuant to life insurance or disability insurance purchased by the executive and available to employees generally. Under the ECIP, an eligible named executive officer may, in the discretion of the management compensation committee, receive a pro rata portion of his or her non-equity incentive plan compensation award in the event of death, disability or retirement (provided that, in the case of retirement, the performance goals associated with the award have been met). Under Mr. Greifeld’s employment agreement, in the event of death or disability, he is entitled to a pro rata target bonus with respect to the calendar year in which the date of termination occurs and accelerated vesting of all unvested stock option awards. With respect to the other named executive officers, under the relevant terms and conditions Equity Plan and the individual equity award agreements, all stock option or restricted stock awards that would have vested within one year from the date of death or disability will immediately vest and all vested options may be exercised until the earlier of one year from the date of death or disability or their expiration date. Under Mr. Greifeld’s existing PSU award agreements, his unvested PSU awards will continue to vest at the end of the performance period(s) for such awards. Under the PSU award agreements for the other named executive officers, in the event of disability, unvested PSU awards will be forfeited. In the event of death, unvested PSU awards will vest at the earlier of the date of death or the completion of the performance period(s) for such awards.

Upon retirement, the named executive officers receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans. Under the term and conditions of the Equity Plan and the equity award agreements, all stock option and restricted stock awards that would have vested within one year from the date of retirement will immediately vest and all vested options may be exercised until the earlier of one year from the date of retirement or their expiration date. Under Mr. Greifeld’s existing PSU award agreements, his unvested PSU awards will continue to vest at the end of the performance period(s) for such awards. Under the PSU award agreements for the other named executive officers, in the event of retirement, unvested PSU awards will be forfeited.

Estimated Change in Control or Termination Payments and Benefits at the End of 2011

The tables below reflect the payments and benefits payable to each of the named executive officers in the event of a termination of the executive’s employment under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2011, given the executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the named executive officers in each situation. The amounts in the table below for Messrs. Greifeld and Knight assume that their new and amended employment agreements, which were entered into on February 22, 2012, would have been in effect at the time of termination. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the company. Factors that may affect the nature and amount of payments made on termination of employment, among others, include the timing of the event, compensation level, the market price of the company’s common stock and the executive’s age.

The tables do not include payments or benefits payable to Ms. Friedman, who resigned from her position at NASDAQ OMX effective March 4, 2011. For information about all compensation received by Ms. Friedman in 2011, see “Executive Compensation – Summary Compensation Table.”

The reported value of the accelerated vesting of outstanding equity awards is based on the intrinsic value of these awards (the value based upon the market price of the company’s common stock on December 30, 2011, the last trading day of 2011, reduced in the case of stock options, by the option exercise price). In the case of performance share unit awards for which the performance period has not been completed, the number of shares with accelerated vesting is assumed to be at the target level and at the closing market price on December 30, 2011. The amounts reported for Pension Plan and SERP benefits represent the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2011.

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Assumptions used in calculating the amounts include a 5.00% discount rate as of December 31, 2011, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used for financial reporting purposes under generally accepted accounting principles as described in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Form 10-K. Under the Pension Plan and SERP, none of the named executive officers was eligible to retire and receive unreduced benefits as of December 31, 2011.

Robert Greifeld	Involuntary For Cause or Voluntary Without Good Reason	Involuntary Not For Cause or Voluntary With Good Reason	Death/Disability	Non-Continuation Notice	Termination Due To Change in Control (“Double Trigger”)

Severance and Other	$0	$6,000,000	$2,000,000	$2,000,000	$6,000,000
Non-Equity Incentive Compensation	$0	$0	$0	$0	$0
Stock Option Vesting	$0	Vesting continues for 30 months	$1,440,000	Vesting continues as scheduled	$1,440,000
Restricted Stock Vesting	$0	$0	$0	$0	$0
Performance Share Unit Vesting	$0	Vesting continues until performance period end	Vesting continues until performance period end	Vesting continues until performance period end	$2,124,184
Retirement Plan Benefits	$3,885,192	$3,885,192	$3,885,192	$3,885,192	$3,885,192
Health & Welfare Benefits	$0	$47,458	$0	$0	$52,354
Outplacement Services	$0	$0	$0	$0	$0

Total	$3,885,192	$9,932,650	$7,325,192	$5,885,192	$13,501,730

Lee Shavel	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$625,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$1,290,000	$1,290,000	$1,290,000	$2,040,000
Stock Option Vesting	$0	$0	$0	$0	$0
Restricted Stock Vesting	$0	$0	$1,228,441	$1,228,441	$4,913,814
Performance Share Unit Vesting	$0	$0	$1,651,043	$0	$1,651,043
Retirement Plan Benefits	$0	$0	$0	$0	$0
Health & Welfare Benefits	$0	$0	$0	$0	$50,410
Outplacement Services	$0	$22,500	$0	$0	$30,000

Total	$0	$1,937,500	$4,169,484	$2,518,441	$9,685,267

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Ronald Hassen	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$360,000	$0	$0	$360,000
Non-Equity Incentive Compensation	$0	$681,480	$681,480	$681,480	$681,480
Stock Option Vesting	$0	$0	$18,935	$18,935	$103,500
Restricted Stock Vesting	$0	$0	$1,225,500	$1,225,500	$1,225,000
Performance Share Unit Vesting	$0	$0	$416,082	$0	$416,082
Retirement Plan Benefits	$194,601	$194,601	$194,601	$194,601	$194,601
Health & Welfare Benefits	$0	$0	$0	$0	$0
Outplacement Services	$0	$22,500	$0	$0	$22,500

Total	$194,601	$1,258,581	$2,536,598	$2,120,516	$3,003,163

Anna M. Ewing	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$625,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$1,210,500	$1,210,500	$1,210,000	$1,960,500
Stock Option Vesting	$0	$0	$0	$0	$165,001
Restricted Stock Vesting	$0	$0	$2,573,550	$2,573,550	$2,573,550
Performance Share Unit Vesting	$0	$0	$2,899,508	$0	$2,899,508
Retirement Plan Benefits	$156,454	$156,454	$156,454	$156,454	$156,454
Health & Welfare Benefits	$0	$0	$0	$0	$3,839
Outplacement Services	$0	$22,500	$0	$0	$30,000

Total	$156,454	$2,014,454	$6,840,012	$3,940,004	$8,788,852

Edward S. Knight	Involuntary For Cause or Voluntary Without Good Reason	Involuntary Not For Cause or Voluntary With Good Reason	Death	Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$2,200,000	$0	$0	$2,200,000
Non-Equity Incentive Compensation	$0	$1,155,000	$1,155,000	$1,155,000	$1,155,000
Stock Option Vesting	$0	$0	$0	$0	$105,001
Restricted Stock Vesting	$0	$0	$1,100,229	$1,100,229	$1,342,609
Performance Share Unit Vesting	$0	$0	$2,091,929	$0	$2,091,929
Retirement Plan Benefits	$3,435,817	$3,435,817	$3,435,817	$3,435,817	$3,435,817
Health & Welfare Benefits	$0	$45,784	$0	$0	$45,784
Outplacement Services	$0	$0	$0	$0	$0

Total	$3,435,817	$6,836,601	$7,782,975	$5,691,046	$10,376,140

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Eric W. Noll	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$625,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$1,300,000	$1,300,000	$1,300,000	$2,050,000
Stock Option Vesting	$0	$0	$0	$0	$497,321
Restricted Stock Vesting	$0	$0	$428,925	$428,925	$428,925
Performance Share Unit Vesting	$0	$0	$2,301,881	$0	$2,301,881
Retirement Plan Benefits	$0	$0	$0	$0	$0
Health & Welfare Benefits	$0	$0	$0	$0	$50,410
Outplacement Services	$0	$22,500	$0	$0	$30,000

Total	$0	$1,947,500	$4,030,806	$1,728,925	$6,358,537

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Proposal IV

Stockholder Proposal – Adoption of a Simple Majority Vote

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, owner of no less than 500 shares of NASDAQ OMX common stock, has informed NASDAQ OMX that he plans to introduce the following proposal at the annual meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent. Our board of directors has recommended a vote against the proposal for the reasons set forth following the proposal.

STOCKHOLDER PROPOSAL AND SUPPORTING STATEMENT

“4 – Adopt Simple Majority Vote

Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Source: “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and James McRitchie.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm, said our executives’ pay was not sufficiently linked to company performance. Michael Splinter was a CEO on our executive pay committee. John Markese, had our highest tenure – 15 years which is an independence concern and he was on our audit and nomination committees. Furlong Baldwin, our Chairman, was age 79.

Börje Ekholm received by far our highest negative votes – 26% negative. This compared to less than 1% in negative votes for some of our directors. Our board had 16 directors – unwieldy board concern. Our board was the only significant directorship for 9 of our directors. This could indicate a significant lack of current transferable director experience for more than half of our directors.

Please encourage our board to respond positively to this proposal to initiate improved governance and increase our competitiveness: Adopt Simple Majority Vote – Yes on 4.”

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The board of directors has given careful consideration to the stockholder proposal and believes that eliminating existing voting standards under our certificate of incorporation and by-laws that require a greater than majority

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vote is not in the best interests of NASDAQ OMX and it stockholders. The board believes that the existing voting standards under our certificate of incorporation and by-laws are appropriate and necessary and protect the long-term interests of the company and its stockholders. These voting provisions have been previously approved by our board of directors, stockholders and the SEC, and are intended to maximize value for all stockholders.

The company’s certificate of incorporation and by-laws currently provide that certain actions to be taken by stockholders require the approval of a majority of the votes cast or a majority of the votes outstanding, with certain exceptions. The principal actions that require more than a majority vote are set forth below. These matters, which require a stockholder vote of at least 66 2/3% of the voting power of the outstanding shares entitled to vote on the matter, are:

•	removal of directors;

•	stockholder amendment of the by-laws; and

•	certain amendments to the certificate of incorporation including amendments relating to:

•	voting by certain noteholders;
•	the board of directors;
•	the prohibition on stockholders taking action by written consent;
•	the stockholder vote required to amend the by-laws; and
•	the stockholder vote required to amend the certificate of incorporation.

The board of directors believes that the existing limited voting requirements that require a stockholder vote of at least 66 2/3% of the voting power of the outstanding shares entitled to vote on the matter are consistent with good corporate governance. These requirements protect NASDAQ OMX stockholders against coercive takeover tactics by requiring the broad approval of stockholders for significant corporate matters. Delaware law permits these voting requirements and many other publicly traded companies have adopted these provisions to preserve and maximize value for all stockholders.

In addition, the existing voting standards under our certificate of incorporation and by-laws have been reviewed and approved by our regulators. NASDAQ OMX operates securities exchanges and other regulated businesses in the United States and in Europe. In connection with our operation of national securities exchanges in the United States, we are subject to SEC oversight, as prescribed by the Exchange Act. Under the Exchange Act, our exchanges must submit to the SEC proposed changes to any of the exchanges’ rules, practices and procedures, including amendments to provisions of our certificate of incorporation and by-laws that are deemed to constitute rules. In connection with this oversight role, the SEC has focused in the past on matters relating to corporate governance and stockholder ownership and voting issues.

Amending our certificate of incorporation and by-laws as suggested by this stockholder proposal would require the affirmative vote of 66 2/3% of the voting power of the then outstanding shares entitled to vote on the matter at a stockholder meeting. In addition, if the proposal was duly adopted by the stockholders and the board of directors determined in its judgment to act consistent with the proposal, any action by the company would be subject to required regulatory review and approval as described above. We are not able to predict whether such approval could be obtained or all regulatory requirements could be satisfied.

Accordingly, while the board of directors encourages and considers stockholder input relating to the company’s corporate governance practices, the board believes that the amendment of the existing voting provisions in the certificate of incorporation and by-laws would not promote the long-term interest of our stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL IV.

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Proposal V

Stockholder Proposal – Special Shareowner Meetings

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of no less than 500 shares of NASDAQ OMX common stock, has informed NASDAQ OMX that he plans to introduce the following proposal at the annual meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, which are presented below as received from the proponent. Our board of directors has recommended a vote against the proposal for the reasons set forth following the proposal.

STOCKHOLDER PROPOSAL AND SUPPORTING STATEMENT

“5 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to enable one or more shareholders, holding not less than one-tenth* of the voting power of the Corporation, to call a special meeting. *Or the lowest percentage of our outstanding common stock permitted by state law.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law).

Adoption of this proposal can probably best be accomplished in a simple and straight-forward manner with clear and concise text.

This proposal topic won more than 60% support at CVS, Sprint and Safeway. This proposal does not impact our board’s current power to call a special meeting.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm, said our executive pay was not sufficiently linked to performance. For example, our executive pay committee had the authority to give our senior executives discretionary cash bonuses outside of the annual incentive plan’s typical purview. In fiscal 2010, our Executive Vice President received a discretionary bonus of $178,000. Discretionary incentive pay can undermine the integrity of pay-for-performance.

All our Named Executive Officers but our CEO received options that simply vested after time. However, our CEO received a mega-grant of 900,000 options in 2009. Equity pay should have performance-vesting features in order to assure full alignment with shareholder interests. Market-priced stock options can provide lucrative financial rewards due to a rising market alone, regardless of an executive’s performance.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and make our company more competitive:

Special Shareowner Meetings – Yes on 5.”

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BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The board of directors has given careful consideration to the stockholder proposal and believes that allowing holders of only 10% of our common stock (or the lowest percentage of outstanding common stock permitted by Delaware law) to call a special meeting is not in the best interests of NASDAQ OMX and its stockholders.

The board does not believe it is appropriate to enable a small minority of stockholders to have an unlimited ability to call special meetings for any purpose at any time. The low ownership threshold for the right to call a special meeting contemplated by the proposal could subject NASDAQ OMX to disruption from special interest stockholders, who have no fiduciary duties to other stockholders and who may have an agenda that is not in the best interests of NASDAQ OMX or the majority of stockholders. For example, hedge funds could use special meetings to disrupt NASDAQ OMX’s business, or to facilitate their own short-term exit strategies. Also, would-be acquirers could use special meetings to avoid negotiating with the board of directors in attempted takeover situations. If this proposal is implemented, stockholders meeting the specified ownership threshold could call a special meeting in their sole discretion, in their own self-interest, at any time, for any reason.

Further, the language of the proposal is not clear as to what ownership threshold the board could adopt in order to satisfy the proposal’s request that NASDAQ OMX enable stockholders holding not less than one-tenth of the voting power, or the lowest percentage of outstanding common stock permitted by state law, to call a special meeting. NASDAQ OMX is incorporated under Delaware law, and Delaware law does not specify a minimum percentage of ownership for stockholders to be able to call a special meeting; rather the relevant statutory provision states that a special meeting of stockholders may be called by such person or persons as may be authorized by the certificate of incorporation or by-laws of a company. As a result, the proposal could be interpreted to permit an investor with a single share to exercise the right to call a special meeting, which could be extremely disruptive to NASDAQ OMX and our business.

For a company as large and complex as NASDAQ OMX, a special meeting of stockholders is a significant undertaking that requires considerable expense, including the legal costs of preparing required disclosure documents and the related printing and mailing costs. Additionally, preparing for stockholder meetings requires significant time and attention of the board of directors, members of senior management and significant employees, diverting their attention away from their primary function, which is to operate the business of NASDAQ OMX in the best interests of our stockholders. Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings of stockholders should be extraordinary events that occur only when fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

Under Delaware law and the rules of The NASDAQ Stock Market, on which we are listed, we are required to obtain stockholder approval for a variety of significant matters. For example, charter amendments, mergers, a sale of all or substantially all of our assets, increases in the number of authorized shares and the adoption of equity-based compensation plans all require a stockholder vote.

In addition, we believe that the proposal should be evaluated in the context of our overall corporate governance. We have implemented a number of governance practices and policies that enable our stockholders to express their concerns on important corporate matters. Each of our directors serves a one-year term and stands for re-election at the annual meeting. Our by-laws provide for majority voting for directors in uncontested elections and set forth a process by which a stockholder may nominate directors to our board or submit proposals to be voted on at our annual meetings. As described elsewhere in this proxy statement, stockholders also may communicate directly with the board of directors on important matters pertaining to NASDAQ OMX’s business.

Finally, NASDAQ OMX is subject to SEC oversight, as prescribed by the Exchange Act, in connection with our operation of national securities exchanges in the United States. Under the Exchange Act, our exchanges must submit to the SEC proposed changes to any of the exchanges’ rules, practices and procedures, including

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amendments to provisions of our certificate of incorporation and by-laws that are deemed to constitute rules. In connection with this oversight role, the SEC has focused in the past on matters relating to corporate governance and stockholder ownership and voting issues. We are not able to predict the SEC’s potential reaction to the stockholder proposal to enable stockholders to call a special meeting.

Accordingly, the board of directors believes that our current charter, by-laws and corporate governance ensure accountability to stockholders and enable the board of directors and management to operate NASDAQ OMX effectively.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL V.

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Other Business

The NASDAQ OMX board knows of no business other than the matters described in this proxy statement that will be presented at the annual meeting. To the extent that matters not known at this time may properly come before the annual meeting, absent instructions thereon to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters as may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such other matters.

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Executive Officers of NASDAQ OMX

The executive officers of NASDAQ OMX are as follows:

Name	Age	Position

Robert Greifeld	54	Chief Executive Officer
Bruce E. Aust	48	Executive Vice President, Global Corporate Client Group
Anna M. Ewing	51	Executive Vice President, Global Technology and Market Technology and Chief Information Officer
Ronald Hassen	60	Senior Vice President, Controller, Principal Accounting Officer and Former Interim Chief Financial Officer
John L. Jacobs	53	Executive Vice President, Global Index Group and Global Marketing Group and Chief Marketing Officer
Hans-Ole Jochumsen	54	Executive Vice President, Transaction Services Nordic and Global Data Products
Edward S. Knight	61	Executive Vice President, General Counsel and Chief Regulatory Officer
Eric W. Noll	50	Executive Vice President, Transaction Services U.S. and U.K.
Lee Shavel	45	Chief Financial Officer and Executive Vice President, Corporate Strategy

Robert Greifeld, a member of our board of directors, has served as Chief Executive Officer since May 2003. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 to 1999, Mr. Greifeld was the President and Chief Operating Officer.

Bruce E. Aust has served as Executive Vice President of the Global Corporate Client Group since July 2003. Mr. Aust also has responsibility for NASDAQ OMX’s Corporate Services unit. Previously, Mr. Aust served as Executive Director and Vice President of the Corporate Client Group. Prior to joining NASDAQ OMX in 1998, Mr. Aust spent 12 years at Fidelity Investments in a variety of sales, trading, and management positions in Dallas, Boston, Los Angeles, and San Francisco.

Anna M. Ewing has served as Executive Vice President and Chief Information Officer since December 2005. Ms. Ewing also is head of Global Technology and Market Technology. Previously, she served as Senior Vice President of Technology Services in our Operations & Technology Group since October 2000. Before joining NASDAQ OMX, Ms. Ewing was Managing Director, Electronic Commerce at CIBC World Markets in New York and Toronto, where she served as Managing Director of Global Applications Services and as a founding member of CIBC.com. Before that, Ms. Ewing served as Vice President at Merrill Lynch, where she held various leadership positions within the Corporate and Institutional Client Group Technology Division, including Global Head of Institutional Client Technology, Global Head of Financial Futures and Options Technology, Global Head of Prime Brokerage Technology and Regional Head of Technology at Merrill Lynch Canada.

Ronald Hassen has served as Senior Vice President and Controller since March 2002 and Principal Accounting Officer since May 2002. Mr. Hassen also served as Interim Chief Financial Officer from March 2011 to May 2011. Previously, Mr. Hassen served as Treasurer from November 2002 through January 2007. Prior to joining NASDAQ OMX, Mr. Hassen served as Controller of Deutsche Bank North America from June 1999, after its acquisition of Bankers Trust Company. Mr. Hassen joined Bankers Trust in 1989, serving as Principal Accounting Officer from 1997 until the company’s acquisition by Deutsche Bank.

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John L. Jacobs has served as Executive Vice President of the Global Marketing Group and Chief Marketing Officer since July 2003 and Executive Vice President of the Global Index Group since July 2002. Previously, Mr. Jacobs served as Senior Vice President of Worldwide Marketing and Financial Products from January 2000 until July 2002 and as Vice President of Investor Services and Worldwide Marketing from January 1997 until January 2000. Mr. Jacobs joined NASDAQ OMX in 1983.

Hans-Ole Jochumsen has served as Executive Vice President of Transaction Services Nordic since February 2008. Mr. Jochumsen also has responsibility for NASDAQ OMX’s Global Data Products unit. Previously, Mr. Jochumsen was the President of Information Services & New Markets for OMX. Prior to that, he served as President and CEO of the Copenhagen Stock Exchange (now called NASDAQ OMX Copenhagen A/S) and FUTOP Clearingcentralen Ltd. Prior to joining OMX in 1998, Mr. Jochumsen served as President and member of the Executive Management of BG Bank from 1996 to 1998 and as President and member of the Executive Management of Girobank from 1994 to 1996. From 1990 to 1994, he was a President and member of the Executive Management of BRFkredit (mortgage bank).

Edward S. Knight has served as Executive Vice President and General Counsel since October 2000 and Chief Regulatory Officer since January 2006. Previously, Mr. Knight served as Executive Vice President and Chief Legal Officer of FINRA from July 1999 to October 2000. Prior to joining FINRA, Mr. Knight served as General Counsel of the U.S. Department of the Treasury from September 1994 to June 1999. Mr. Knight also serves as a director of NASDAQ Dubai.

Eric W. Noll has served as Executive Vice President of Transaction Services U.S. and U.K. since July 2009. From March 1994 to July 2009, Mr. Noll served as the Managing Director of Susquehanna Financial Group, LLLP and Associate Director of Susquehanna International Group, LLP. Prior to this, Mr. Noll worked at the Philadelphia Stock Exchange from March 1993 to March 1994 as the Assistant Vice President, New Market Development, Strategic Planning and Marketing. Mr. Noll also worked at the Chicago Board Options Exchange from 1990 to 1993 in various roles as an Associate and Manager of Strategic Planning.

Lee Shavel has served as Chief Financial Officer and Executive Vice President, Corporate Strategy since May 2011. Before joining NASDAQ OMX, Mr. Shavel was Americas Head of Financial Institutions Investment Banking at Bank of America Merrill Lynch. Previously, he was Head of Finance, Securities and Technology and Global Chief Operating Officer for the Financial Institutions Group at Merrill Lynch. Mr. Shavel joined Merrill Lynch in 1993 as an Associate, coming from Citicorp where he worked as an Associate in the Financial Institutions Group.

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Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of April 2, 2012 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director and nominee for director;

•	each named executive officer; and

•	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying convertible notes, options or warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the convertible notes, options or warrants for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Holders of restricted stock awards granted under the Equity Plan have the right to direct the voting of both vested and unvested restricted shares. Holders of restricted stock units granted under the Equity Plan have the right to direct the voting of only vested restricted shares. As of April 2, 2012, 171,856,785 shares of common stock were outstanding (including shares of unvested restricted common stock entitled to vote at the annual meeting).

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Borse Dubai Limited(1) Level 7, Precinct Building 5, Gate District DIFC Dubai UAE	29,780,515	17.3%
Investor AB(2) Patricia Holding AB Arsenalsgatan 8C, S-103 32 Stockholm, Sweden V7	18,954,142	11.0%
BlackRock Inc.(3) 40 East 52nd Street New York, NY 10022	12,609,338	7.3%
Urban Bäckström(4)	9,351	*
H. Furlong Baldwin(5)	39,058	*
Steven D. Black	—	—
Michael Casey(6)	47,986	*
Börje Ekholm(7)	10,000	*
Lon Gorman(8)	9,571	*
Glenn H. Hutchins(9)	253,903	*
Birgitta Kantola(10)	6,473	*
Essa Kazim(11)	6,473	*
John D. Markese(12)	39,020	*
Ellyn A. McColgan	—	—
Hans Munk Nielsen(13)	14,973	*
Thomas F. O’Neill	—	—

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Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

James S. Riepe(14)	12,592	*
Michael R. Splinter(15)	8,573	*
Lars Wedenborn(16)	32,946	*
Deborah L. Wince-Smith(17)	18,557	*
Robert Greifeld(18)	3,703,055	2.1%
Anna M. Ewing(19)	194,271	*
Adena T. Friedman	79,570	*
Ronald Hassen(20)	140,841	*
Edward S. Knight(21)	332,398	*
Eric W. Noll(22)	25,722	*
Lee Shavel	—	—
All directors and executive officers of NASDAQ OMX as a group (25 persons)	5,439,516	3.1%

*	Represents less than 1%.

(1)	As of March 21, 2012, based solely on information included in an amendment to Schedule 13D, filed March 27, 2012, Borse Dubai had shared voting and dispositive power over 29,780,515 shares. Borse Dubai is a majority-owned subsidiary of Investment Corporation of Dubai, and therefore, each of Borse Dubai and Investment Corporation of Dubai may be deemed to be the beneficial owner of the 29,780,515 shares held by Borse Dubai. Borse Dubai is entitled to the number of votes equal to the number of shares of common stock that it holds, subject to the 5% voting limitation contained in our certificate of incorporation. All of the shares held by Borse Dubai are pledged as security for outstanding indebtedness.

(2)	As of December 31, 2011, based solely on information included in an amendment to Schedule 13D, filed March 10, 2011, and in Form 4’s, filed August 4, 2011, August 9, 2011 and August 11, 2011, Patricia Holding AB had sole voting and dispositive power over 18,954,142 shares. Patricia Holding AB is 100% owned and controlled by Investor AB, and therefore, each of Patricia Holding AB and Investor AB may be deemed to be the beneficial owner of the 18,954,142 shares held by Patricia Holding AB. Patricia Holding AB is entitled to the number of votes equal to the number of shares of common stock that it holds, subject to the 5% voting limitation contained in our certificate of incorporation.

(3)	As of December 30, 2011, based solely on information included in an amendment to Schedule 13G, filed February 10, 2012, BlackRock Inc. had sole voting and dispositive power over 12,609,338 shares as a result of being a parent company or control person of the following subsidiaries: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock Asset Management Ireland Limited. BlackRock Inc. is entitled to the number of votes equal to the number of shares of common stock that it holds, subject to the 5% voting limitation contained in our certificate of incorporation.

(4)	Represents 9,351 vested shares of restricted stock granted under the Equity Plan.

(5)	Represents (i) 5,000 shares of stock acquired upon exercise of vested stock options and (ii) 34,058 vested shares of restricted stock granted under the Equity Plan.

(6)	Represents (i) 5,000 shares of stock acquired upon exercise of vested stock options, (ii) 27,986 vested shares of restricted stock granted under the Equity Plan and (iii) 15,000 shares acquired through open-market purchases. Mr. Casey holds 31,823 of these shares jointly with his spouse. Excludes shares of NASDAQ OMX common stock owned by Starbucks Corporation, of which Mr. Casey is an advisor to the Chief Executive Officer and Chief Financial Officer. Mr. Casey disclaims beneficial ownership of such shares.

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(7)	Represents 10,000 shares acquired through open-market purchases. Excludes shares of NASDAQ OMX common stock owned by Patricia Holding AB. Patricia Holding AB is a wholly owned subsidiary of Investor AB, of which Mr. Ekholm is President and Chief Executive Officer. Mr. Ekholm disclaims beneficial ownership of such shares.

(8)	Represents 9,571 vested shares of restricted stock granted under the Equity Plan.

(9)	Represents 12,603 vested shared of restricted stock granted under the Equity Plan. Under Mr. Hutchins’ arrangements with Silver Lake or its affiliates with respect to director compensation, these shares or proceeds therefrom are expected to be assigned to Silver Lake or its affiliates. Mr. Hutchins disclaims beneficial ownership of any NASDAQ OMX securities that may be held by Silver Lake or its affiliates, except to the extent of any pecuniary interest he may have therein. Also includes 241,300 shares held by the Hutchins Family Foundation, a private charitable foundation. Mr. Hutchins serves as chairman of the Hutchins Family Foundation and as such may be deemed to beneficially own such shares, which he disclaims.

(10)	Represents 6,473 vested shares of restricted stock granted under the Equity Plan.

(11)	Represents 6,473 vested shares of restricted stock granted under the Equity Plan. Excludes shares of NASDAQ OMX common stock owned by Borse Dubai. Mr. Kazim, who is Chairman of Borse Dubai, disclaims beneficial ownership of such shares.

(12)	Represents (i) 1,424 shares of stock acquired upon exercise of vested stock options and (ii) 37,596 vested shares of restricted stock granted under the Equity Plan. Of these shares, 24,927 are held by the John D. Markese Trust September 2, 1999, of which Mr. Markese is a trustee and beneficiary.

(13)	Represents (i) 6,473 vested shares of restricted stock granted under the Equity Plan and (ii) 8,500 shares acquired through open-market purchases.

(14)	Represents 12,592 vested shares of restricted stock granted under the Equity Plan. Excludes shares of common stock owned by T. Rowe Price Group, Inc. and its affiliates, of which Mr. Riepe is Senior Advisor. Mr. Riepe disclaims beneficial ownership of such shares.

(15)	Represents 8,573 vested shares of restricted stock granted under the Equity Plan.

(16)	Represents (i) 12,946 vested shares of restricted stock granted under the Equity Plan and (ii) 20,000 shares acquired through open-market purchases by a pension insurance fund in the name of Foundation Asset Management, which is Mr. Wedenborn’s employer.

(17)	Represents 18,557 vested shares of restricted stock granted under the Equity Plan.

(18)	Represents (i) 300,000 shares of stock acquired upon exercise of vested stock options, (ii) 3,030,000 vested options to purchase stock, (iii) 209,383 vested shares of restricted stock and (iv) 163,672 vested shares underlying PSUs granted under the Equity Plan. Mr. Greifeld maintains margin securities accounts at brokerage firms, and as a standard feature of these accounts, shares held in these accounts are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At April 2, 2012, Mr. Greifeld held approximately 673,055 NASDAQ OMX shares in such accounts.

(19)	Represents (i) 7,000 shares of stock acquired upon exercise of vested stock options, (ii) 75,185 vested options to purchase stock granted under the Equity Plan, (iii) 78,935 vested shares of restricted stock granted under the Equity Plan, (iv) 17,198 vested shares underlying PSUs granted under the Equity Plan and (v) 15,953 shares of stock purchased pursuant to the ESPP.

(20)	Represents (i) 101,854 vested options to purchase stock granted under the Equity Plan, (ii) 34,659 vested shares of restricted stock granted under the Equity Plan, (iii) 1,147 vested shares underlying PSUs granted under the Equity Plan and (iv) 3,181 shares of stock purchased pursuant to the ESPP.

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(21)	Represents (i) 7,878 shares of stock acquired upon exercise of vested stock options, (ii) 273,356 vested options to purchase stock granted under the Equity Plan, (iii) 25,279 vested shares of restricted stock granted under the Equity Plan, (iv) 9,587 vested shares underlying PSUs granted under the Equity Plan and (v) 16,298 shares of stock purchased pursuant to the ESPP.

(22)	Represents (i) 4,783 vested shares of restricted stock granted under the Equity Plan and (ii) 20,939 vested shares underlying PSUs granted under the Equity Plan.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities collectively, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by NASDAQ OMX, or on written representations from reporting persons that no other reports were required for such persons, we believe that during 2011, our executive officers, directors and 10% stockholders complied with all of the Section 16(a) filing requirements, except on March 7, 2011, Eric W. Noll filed a late Form 4 covering one transaction. This late Form 4 was due to the failure by an outside vendor to reflect the transaction properly. In addition, on March 27, 2012, Borse Dubai and Investment Corporation of Dubai jointly filed a late Form 5 covering one transaction that should have been reported during 2011 on a Form 4.

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Certain Relationships and Related Transactions

The audit committee of our board of directors has adopted a written policy regarding related party transactions. For purposes of the policy, a “related party” generally includes directors, director nominees, executive officers, greater than 5% stockholders, immediate family members of any of the foregoing, entities that are affiliated with any of the foregoing and our independent auditing firm. Under the policy, all transactions with related parties are subject to ongoing review and approval or ratification by the audit committee.

In determining whether to approve or ratify a related party transaction, the audit committee considers, among other things, the following factors:

•	whether the terms of the related party transaction are fair to NASDAQ OMX and whether such terms would be on the same basis if the transaction did not involve a related party;

•	whether there are business reasons for NASDAQ OMX to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director;

•	whether the related party transaction would present a conflict of interest for any director or executive officer of NASDAQ OMX, taking into account:

•	the size of the transaction;

•	the overall financial position of the director or executive officer;

•	the direct or indirect nature of the director’s or executive officer’s interest in the transaction;

•	the ongoing nature of any proposed relationship; and

•	any other factors deemed relevant;

•	whether the related party transaction is material, taking into account:

•	the importance of the interest to the related party;

•	the relationship of the related party to the transaction and of related parties to each other;

•	the dollar amount involved; and

•	the significance of the transaction to NASDAQ OMX investors in light of all the circumstances.

Under the policy, related party transactions that are conducted in the ordinary course of NASDAQ OMX’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to NASDAQ OMX’s employees on a broad basis are considered pre-approved by the audit committee.

The following section describes transactions since the beginning of the fiscal year ended December 31, 2011, in which NASDAQ OMX or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer or a security holder known to own more than five percent of our common stock had, or will have, a direct or indirect material interest. In accordance with our policy on related party transactions, all of the transactions discussed below, other than those that received pre-approval as discussed above, have been approved or ratified by the audit committee of our board of directors.

BORSE DUBAI, DFM AND NASDAQ DUBAI

As of the record date, Borse Dubai owned approximately 17.3% of NASDAQ OMX’s common stock. NASDAQ OMX is obligated by the terms of a stockholders’ agreement with Borse Dubai to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one director designated by Borse Dubai, subject to certain conditions. Essa Kazim, the Chairman of Borse Dubai, has been designated by Borse Dubai as its

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nominee with respect to the 2012 annual meeting. During the fiscal year ended December 31, 2011, Borse Dubai paid NASDAQ OMX approximately $0.8 million for technology services in the ordinary course of business.

NASDAQ OMX owns a 1% equity interest in DFM, of which Mr. Kazim is Managing Director and Chief Executive Officer. DFM is a publicly-traded company controlled by Borse Dubai. DFM and Borse Dubai own NASDAQ Dubai, an international stock exchange between Western Europe and East Asia. Both Mr. Kazim and Edward S. Knight, our Executive Vice President, General Counsel and Chief Regulatory Officer, serve as members of NASDAQ Dubai’s board of directors. During the fiscal year ended December 31, 2011, NASDAQ Dubai paid NASDAQ OMX approximately $0.3 million for technology services in the ordinary course of business.

INVESTOR AB

As of the record date, Investor AB owned approximately 11.0% of NASDAQ OMX’s common stock. NASDAQ OMX is obligated by the terms of a stockholders’ agreement with Investor AB to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one director designated by Investor AB, subject to certain conditions. Börje Ekholm, the President and Chief Executive Officer of Investor AB, has been designated by Investor AB as its nominee with respect to the 2012 annual meeting. During the fiscal year ended December 31, 2011, Investor AB paid NASDAQ OMX approximately $0.6 million for market data and issuer services in the ordinary course of business.

Investor AB is an industrial holding company that invests in other companies in the ordinary course of business. One of Investor AB’s portfolio companies is Skandinaviska Enskilda Banken AB (SEB), a financial services company, which is a lender under NASDAQ OMX’s credit facilities and a customer of NASDAQ OMX. During the fiscal year ended December 31, 2011, NASDAQ OMX paid SEB approximately $179.9 million in principal payments, interest payments and other fees under its credit facilities and approximately $1.8 million in fees relating to other financing transactions. During the fiscal year ended December 31, 2011, SEB paid NASDAQ OMX approximately $24.3 million for transaction, market data, issuer and index services in the ordinary course of business.

Investor AB’s portfolio companies also include certain companies that are listed on one or more of the exchanges that we operate. During the fiscal year ended December 31, 2011, these entities or their affiliates made the following approximate payments to NASDAQ OMX for issuer services in the ordinary course of business: ABB ($0.5 million), Achillion Pharmaceuticals ($0.2 million), AstraZeneca ($0.5 million), Atlas Copco ($0.6 million), Electrolux ($0.4 million), Ericsson ($0.5 million), Husqvarna ($0.2 million) and Saab ($0.2 million).

BLACKROCK INC.

As of the record date, BlackRock Inc. owned approximately 7.3% of NASDAQ OMX’s common stock. During the fiscal year ended December 31, 2011, NASDAQ OMX paid BlackRock Inc. or its affiliates approximately $0.3 million for risk reporting and advisory services, and BlackRock Inc. or its affiliates paid NASDAQ OMX approximately $1.3 million for market data, transaction, mutual fund and issuer services and financial products, all in the ordinary course of business.

SILVER LAKE

Glenn H. Hutchins, one of our directors, is a Co-Founder of Silver Lake. Silver Lake or its affiliates disposed of all of their shares in NASDAQ OMX in February 2011, other than shares received by Mr. Hutchins under NASDAQ OMX’s compensation policy for non-employee directors. Under Mr. Hutchins’ arrangements with Silver Lake or its affiliates with respect to director compensation, 16,564 of these shares or proceeds therefrom are expected to be assigned to Silver Lake or its affiliates.

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Silver Lake is a private investment firm that invests in other companies in the ordinary course of business. Silver Lake’s portfolio companies include Interactive Data Corporation, Power-One Inc., SunGard Data Systems Inc. and Virtu Financial. During the fiscal year ended December 31, 2011, Interactive Data Corporation or its affiliates paid us approximately $2.7 million for market data, transaction and issuer services and we paid Interactive Data Corporation or its affiliates approximately $0.2 million for data feed and other services, all in the ordinary course of business. Power-One Inc. or its affiliates paid us approximately $0.2 million for issuer services in the ordinary course of business. SunGard or its affiliates paid us approximately $6.1 million for market data, transaction and access services in the ordinary course of business during the fiscal year ended December 31, 2011. Finally, during the fiscal year ended December 31, 2011, Virtu Financial or its affiliates paid us approximately $13.1 million for market data and transaction services in the ordinary course of business.

OTHER TRANSACTIONS WITH ENTITIES AFFILIATED WITH OUR DIRECTORS

Michael Casey, one of our directors, is an advisor to the Chief Executive Officer and Chief Financial Officer of Starbucks, which is listed on The NASDAQ Stock Market. During the fiscal year ended December 31, 2011, Starbucks paid us approximately $0.2 million for issuer services in the ordinary course of business.

James S. Riepe, one of our directors, is a Senior Advisor at T. Rowe Price Group, Inc., which engages in trading and other commercial activities with us. During the fiscal year ended December 31, 2011, T. Rowe Price or its affiliates paid us approximately $0.2 million for market data, transaction, mutual fund and issuer services in the ordinary course of business.

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NASDAQ OMX Corporate Governance Guidelines And Code Of Ethics

CORPORATE GOVERNANCE GUIDELINES

The NASDAQ OMX board has adopted corporate governance guidelines that set forth a flexible framework within which the board of directors and its committees operate. These guidelines cover a number of areas including the selection, composition and functions of our board, committee assignments and rotation, executive sessions, director orientation and continuing education, stock ownership guidelines for directors, evaluation of senior management and succession planning. Additionally, the guidelines set forth procedures in the event one or more nominees to the company’s board do not receive the affirmative vote of a majority of the votes cast in an uncontested election.

If an incumbent director desires to become a nominee of the board, the incumbent director must submit an irrevocable resignation contingent on (i) the incumbent not receiving a majority of the votes cast in an uncontested election and (ii) acceptance of that resignation by the board. If the incumbent director does not receive the affirmative vote of a majority of the votes cast, the nominating & governance committee will consider the resignation and recommend acceptance or rejection of the resignation to the board. The board will act on the resignation, taking the nominating & governance committee’s recommendation into account, within 90 days following certification of the stockholder vote. A list of incumbent directors is located on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm.

Thereafter, the board will promptly disclose its decision whether to accept or reject the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release to be disseminated in the manner that NASDAQ OMX’s press releases typically are distributed.

Any incumbent director who fails to receive the votes required for re-election in an uncontested election and who tenders his or her resignation will remain active and engaged in board activities while the nominating & governance committee considers his or her resignation. However, the incumbent director is expected to voluntarily recuse himself or herself from participation in any proceedings or consideration by the nominating & governance committee or the board regarding the incumbent director.

CODE OF ETHICS

We also have adopted the NASDAQ OMX Code of Ethics, which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the controller and principal accounting officer (senior executive and financial officers). We have a separate NASDAQ OMX Code of Conduct for the Board of Directors, which contains provisions specifically applicable to directors. We post amendments to or waivers from the NASDAQ OMX Code of Ethics (to the extent applicable to the senior executive and financial officers) or to the NASDAQ OMX Code of Conduct for the Board of Directors on our website at the location listed below. We also disclose amendments or waivers to the codes in any manner otherwise required by the standards applicable to companies listed on The NASDAQ Stock Market.

The following materials related to our corporate governance are available publicly on our web site at http://ir.nasdaqomx.com/governance.cfm.

•	Corporate Governance Guidelines

•	NASDAQ OMX Code of Ethics

•	NASDAQ OMX Code of Conduct for the Board of Directors

•	Procedures to Report Concerns

•	Procedures for Communicating with the Board of Directors

Copies also may be obtained, free of charge, by writing to our corporate secretary at the address listed below under “Stockholder Communication With Directors.” Please specify the document that you would like to receive. Our charter, by-laws and committee charters also are online at the same web address.

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Stockholder Communication with Directors

We regularly engage with our stockholders to discuss executive compensation, corporate governance and other issues. Stockholders and other parties interested in communicating directly with the board of directors, the chairman of the board, other individual directors or particular NASDAQ OMX board committees may do so by addressing correspondence to the intended recipient at the following address.

Joan C. Conley

Senior Vice President and Corporate Secretary

The NASDAQ OMX Group, Inc.

One Liberty Plaza

New York, New York 10006

NASDAQ OMX’s corporate secretary regularly forwards all correspondence to the board, board members or committees. In addition, concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of NASDAQ OMX’s internal audit department and office of general counsel and handled in accordance with procedures established by the audit committee with respect to such matters.

Online Annual Report to Stockholders and Form 10-K

Our online annual report to stockholders is available at http://ir.nasdaqomx.com/annuals.cfm. Our Form 10-K is available at http://ir.nasdaqomx.com/annuals.cfm and www.proxyvote.com. Upon written request by any stockholder to the NASDAQ OMX Investor Relations Department, Attention: John Sweeney, One Liberty Plaza, New York, New York 10006, we will furnish, without charge, a copy of the Form 10-K, including the financial statements and financial statement schedules.

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Stockholder Proposals and Nominations of Directors

Holders of NASDAQ OMX voting securities who wish to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for NASDAQ OMX’s 2013 annual meeting must submit them on or before December 13, 2012 to NASDAQ OMX’s corporate secretary, Joan C. Conley, The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006 and must otherwise comply with the requirements of Rule 14a-8.

A stockholder who wishes to nominate a person for election as director at an annual or special meeting, or to introduce an item of business at an annual meeting, must also comply with the procedures specified in NASDAQ OMX’s by-laws. Under these procedures, a stockholder must submit the proposed nominee or proposed item of business by delivering a notice to be received by NASDAQ OMX’s corporate secretary at the above address in accordance with the following time frames.

•

In the case of a nomination or proposed item of business for an annual meeting, the notice must normally be delivered not more than 120 nor less than 90 days prior to the first anniversary of the prior year’s meeting. Assuming the 2013 annual meeting is held according to this year’s schedule, the notice must be delivered on or prior to the close of business on February 21, 2013, but no earlier than January 22, 2013.

•

However, if NASDAQ OMX holds its annual meeting on a date that is more than 30 days before or 70 days after such anniversary date, the notice must be delivered no earlier than 120 days prior to the date of the annual meeting nor later than the later of (i) the ninetieth day prior to the date of the annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by NASDAQ OMX.

•

If NASDAQ OMX holds a special meeting to elect directors, the notice with respect to the nomination of a person for election as director must be delivered no earlier than 120 days prior to the date of the special meeting nor later than the later of (i) the ninetieth day prior to the date of the special meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting and the nominees proposed by the NASDAQ OMX board is first made by NASDAQ OMX.

The notice required by our by-laws shall contain:

•

as to each person whom a stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under SEC rules and such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of the proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the by-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on NASDAQ OMX’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of NASDAQ OMX that are owned beneficially and of record by such stockholder and such beneficial owner;

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•

a representation that the stockholder is a holder of record of stock of NASDAQ OMX entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of NASDAQ OMX’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from holders of NASDAQ OMX voting securities in support of such proposal or nomination.

In addition, holders of NASDAQ OMX voting securities may recommend individuals for consideration by the nominating & governance committee for nomination to the NASDAQ OMX board. Holders should submit such recommendations in writing, together with any supporting documentation the holder deems appropriate, to NASDAQ OMX’s corporate secretary at the address set forth above prior to December 31, 2012.

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Corporate Sustainability

As the first electronic exchange in the world, NASDAQ OMX is a pioneer in the sustainability space, and we have renewed our commitment to sustainable principles. We constantly seek to improve the efficiency of our operations and make smart use of available resources. We also have a broad definition of sustainability, one that encompasses multiple areas of expertise including, but not limited to, ethics, energy, real estate, materials, supply chain, education, human resources and philanthropy. By leveraging technology to produce a more efficient market, we continue to reduce the resource burden, with untold benefits for the future of business. Key accomplishments include:

•	We are the first indexer to offer a complete family of indexes tracking the environmental and clean-energy sector, also known as Green Economy.

•	NASDAQ OMX Commodities offers power, natural gas and carbon emission markets and clearing services for global commodity markets.

•	Educational outreach programs—the NASDAQ OMX Educational Foundation and the NASDAQ OMX Nordic Foundation—promote responsible investment strategies and sustainable capital formation.

•	Our philanthropic foundations also supported disaster relief efforts in Japan and Australia.

•	Employees supported dozens of worthy causes through community volunteerism, including cleanup efforts in the Gulf Coast and a benefit for the Central Park Conservancy.

•	NASDAQ OMX made charitable contributions to more than twenty organizations, including the Women’s Venture Fund, MDA, UNICEF and the California League of Conservation Voters.

•	The Rockville office will soon become our first LEED certified space; offices in New York and elsewhere are being upgraded to LEED specifications.

•	Our Helsinki office became the first stock exchange in the world to introduce WWF’s Green Office environmental management system, and it will soon achieve complete carbon neutrality.

•	The Headquarters office space in New York now uses the Herman Miller Ethospace system, which allows spatial reconfiguration at a fraction of the usual cost.

•	We have implemented office-wide (or building-wide) recycling programs in almost every NASDAQ OMX location.

•	NASDAQ OMX will soon renovate its iconic MarketSite tower in Times Square, leveraging new media technology to significantly reduce overall energy consumption by as much as 60%.

THE NASDAQ OMX GROUP, INC.

April 12, 2012

THE NASDAQ OMX GROUP, INC.         94

ONE LIBERTY PLAZA 165 BROADWAY NEW YORK, NEW YORK 10006 ATTN: JOHN SWEENEY 49TH FLOOR

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M45102-P20942	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NASDAQ OMX GROUP, INC.
The Board of Directors recommends you vote FOR the following proposals:
1. Election of Directors	For	Against	Abstain			For	Against	Abstain
Nominees:
1a. Steven D. Black	☐	☐	☐	2.	RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

1b. Börje Ekholm	☐	☐	☐	3.	APPROVE THE COMPANY’S EXECUTIVE COMPENSATION ON AN ADVISORY BASIS.	☐	☐	☐

1c. Robert Greifeld	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposals:

1d. Glenn H. Hutchins	☐	☐	☐	4.	STOCKHOLDER PROPOSAL — ADOPTION OF A SIMPLE MAJORITY VOTE.	☐	☐	☐

1e. Essa Kazim	☐	☐	☐	5.	STOCKHOLDER PROPOSAL — SPECIAL SHAREOWNER MEETINGS.	☐	☐	☐

1f. John D. Markese	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1g. Ellyn A. McColgan	☐	☐	☐

1h. Thomas F. O’Neill	☐	☐	☐

1i. James S. Riepe	☐	☐	☐

1j. Michael R. Splinter	☐	☐	☐

1k. Lars Wedenborn	☐	☐	☐
.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45103-P20942

THE NASDAQ OMX GROUP, INC. Annual Meeting of Stockholders May 22, 2012 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Edward S. Knight and Joan C. Conley, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the voting securities of THE NASDAQ OMX GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, EDT on 5/22/2012, at the NASDAQ MarketSite, Four Times Square, New York, New York 10036 and any adjournment or postponement thereof. Directions: Available at http://ir.nasdaqomx.com/annuals.cfm.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side